Registration No.


      As filed with the Securities and Exchange Commission on January 10, 1996





                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                               FORM S-4
                         REGISTRATION STATEMENT
                                UNDER
                       THE SECURITIES ACT OF 1933


                     FIRST MICHIGAN BANK CORPORATION
          (Exact name of registrant as specified in its charter)

          Michigan                                     38-2024376
  (State or other jurisdiction             (I.R.S. Employer Identification No.)
   of incorporation or organization)

                                  6712
      (Primary Standard Industrial Classification Code Number)

        10717 Adams Street, Holland, Michigan 49423 (616) 355-9200 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                           DAVID M. ONDERSMA
                  Chairman and Chief Executive Officer
                    First Michigan Bank Corporation
                           10717 Adams Street
                        Holland, Michigan 49423
                          (616) 355-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

It is requested that copies of communications from the Securities and Exchange Commission be sent to:

  DONALD L. JOHNSON                          ERIC V. BROWN, JR.
  Varnum, Riddering, Schmidt &               Miller, Canfield, Paddock &
   Howlett LLP                                Stone, P.L.C.
  P.O. Box 352                               444 West Michigan Avenue
  Grand Rapids, Michigan 49501-0352          Kalamazoo, MI 49007-3751


Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

                 CALCULATION OF REGISTRATION FEE

                               Proposed Maximum         Proposed Maximum
Title of        Amount to be   Offering Price   Aggregate          Amount of
Securities to   Registered     Per Share(1)     Offering           Registration
be Registered                                   Price(1)           Fee
Common Stock    653,850 (2)    $10.18 (3)       $6,656,825 (4)     $2,295.46 (5)
($1.00 par
 value)


(1) Estimated solely for the purpose of computing the amount of the registration fee.

(2) Estimate of the maximum number of Registrant's shares of common stock that may be issued in the Merger considering the terms of the proposed exchange and the maximum number of outstanding shares of Arcadia
     Financial Corporation at the time of the Merger.

(3) Amount (rounded to the nearest cent) determined as described in Note (4) divided by the number of shares to be registered.

(4)  The aggregate book value of the common stock of Arcadia Financial
     Corporation at September 30, 1995.

(5) Calculated pursuant to Rule 457(f)(2) based upon amount determined as described in Note (4).


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                 First Michigan Bank Corporation

                      Cross Reference Sheet


     Form S-4                                    Location or Heading in
     Item Number and Caption                     Prospectus/Proxy Statement


1.  Forepart of Registration Statement and       Cover Page
       Outside Front Cover of Prospectus

2.  Inside Front and Outside Back Cover          Inside Front Cover Page; Table
       Pages of Prospectus                          of Contents

3.  Risk Factors, Ratio of Earnings to           Introduction; Risk Factors;
       Fixed Charges and Other Information          Summary

4.  Terms of the Transaction                     Introduction; Summary;
                                                    Proposed Merger;
                                                    Description of FMBC
                                                    Capital Stock

5.  Pro Forma Financial Information              Pro Forma Condensed Combined
                                                    Financial Statements

6.  Material Contracts with the Company          Proposed Merger
      Being Acquired

7.  Additional Information Required for          Not Applicable
      Reoffering by Persons and Parties
      Deemed to be Underwriters

8.  Interests of Named Experts and Counsel       Not Applicable

9.  Disclosure of Commission Position on         Not Applicable
      Indemnification for Securities Act
      Liabilities

10. Information with Respect to S-3              Not Applicable
      Registrants

11. Incorporation of Certain Information         Information Incorporated by
      by Reference                                 Reference

12. Information with Respect to S-2 or           Not Applicable
      S-3 Registrants

13. Incorporation of Certain Information         Not Applicable
      by Reference

14. Information with Respect to Registrants      Not Applicable
      Other than S-2 or S-3 Registrants

15. Information with Respect to S-3              Not Applicable
      Companies

16. Information with Respect to S-2 or S-3       Not Applicable
      Companies

17. Information with Respect to Companies        Arcadia Financial Corporation;
      Other Than S-2 or S-3 Companies              Arcadia Financial Corporation
                                                   Financial Statements;
                                                   Appendix B - Statistical
                                                   Information Regarding
                                                   Arcadia Financial Corporation

18. Information if Proxies, Consents or          Information Incorporated by
      Authorizations Are To Be Solicited           Reference; Introduction;
                                                   Summary; Meeting Informa-
                                                   tion; Proposed Merger

19. Information if Proxies, Consents or          Not Applicable
      Authorizations Are Not To Be
      Solicited in an Exchange Offer

                         PROSPECTUS/PROXY STATEMENT


First Michigan Bank Corporation                 Arcadia Financial Corporation
          Prospectus                                    Proxy Statement
In Connection with an Offering of                           for the
653,850 Shares of Common Stock,                Special Meeting of Shareholders
$1.00 Par Value                                   to be held March 6, 1996


    The Board of Directors of Arcadia Financial Corporation ("AFC") is furnishing this Prospectus/Proxy Statement to solicit proxies to vote at the Special Meeting of AFC's shareholders to be held on March 6, 1996, and at any adjournment thereof ("Special Meeting"). At the Special Meeting, AFC's shareholders will be asked to approve an Agreement and Plan of Merger between AFC and First Michigan Bank Corporation pursuant to which AFC will be merged into FMBC (the "Merger").

    This Prospectus/Proxy Statement is a prospectus of FMBC and pertains to shares of common stock of FMBC, $1.00 par value ("FMBC Common Stock"), to be issued in connection with the Merger. If the Merger is consummated, each outstanding share of common stock of AFC ("AFC Common Stock") will be automatically converted into 1.648 shares of FMBC Common Stock, subject to payment of cash for fractional shares. This offering is made only to the holders of AFC Common Stock. For a more complete description of the terms of the Merger, see "Proposed Merger."



    FMBC Common Stock is traded in the over-the-counter market and is quoted on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System under the symbol "FMBC". The closing sale
price of FMBC Common Stock on              , 1996 was $             per share.

    Your vote is important. Approval of the Merger requires the affirmative vote of a majority of the outstanding shares of AFC Common Stock. Whether or not you expect to attend the Special Meeting in person, please sign and date the enclosed Proxy and return it promptly in the enclosed envelope.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




   The Date of this Prospectus/Proxy Statement is                     , 1996.

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           To be Held March 6, 1996



To the Shareholders of Arcadia Financial Corporation:


    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Arcadia Financial Corporation will be held on March 6, 1996 at 4:30 p.m., local time, at the Kalamazoo Country Club, 1609 Whites Road, Kalamazoo, Michigan, for the following purposes:

    1. To consider and vote upon the approval of an Agreement and Plan of Merger (the "Plan of Merger") which provides for the merger of Arcadia Financial Corporation with and into First Michigan Bank Corporation; and

    2. To transact any and all other business that may properly come before the meeting, or any adjournments thereof.

    The Board of Directors has fixed the close of business on January 31, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.

                             By Order of the Board of Directors,




                             Ronald J. Bieke
                             President




Dated:                      , 1996
Kalamazoo, Michigan





APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF ARCADIA FINANCIAL CORPORATION. SHAREHOLDERS ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROSPECTUS/PROXY STATEMENT.

                            AVAILABLE INFORMATION


    FMBC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by FMBC with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth
Street N.W., Judiciary Plaza, Washington, D.C. 20549, and at its regional offices in New York (Room 1330, 7 World Trade Center, New York, New York 10048), and in Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison, Chicago, Illinois 60661-2511). Copies of such material can be obtained by mail from the Public Reference Section of the Commission, at 450 Fifth Street N.W., Washington D.C. 20549, at prescribed rates.

    FMBC has filed a Registration Statement on Form S-4 ("Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Commission covering the shares of FMBC Common Stock to be issued in connection with the Merger. As permitted by the rules and regulations of the Commission, this Prospectus/Proxy Statement omits certain information, exhibits and undertakings contained in the Registration Statement. For further information pertaining to the securities offered hereby and each company, reference is made to the Registration Statement, including the exhibits filed as a part thereof. Copies of the Registration Statement and the exhibits can be inspected, without charge, at the offices of the Commission, or obtained from the Public Reference Section of the Commission at prescribed rates.

              INFORMATION INCORPORATED BY REFERENCE

    THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE
WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM DAVID M. ONDERSMA, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, FIRST MICHIGAN BANK CORPORATION, 10717 ADAMS STREET, HOLLAND, MICHIGAN 49423 (616-355-9200). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 6, 1996.

    FMBC undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus/Proxy Statement is delivered, upon written or oral request, a copy of any and all information that has been incorporated by reference into this Prospectus/Proxy Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus/Proxy Statement incorporates).

    The following information previously filed with the Securities and Exchange Commission by FMBC is incorporated herein by reference: (a) the Annual Report of FMBC on Form 10-K for the year ended December 31, 1994; (b) all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange
Act of 1934, as amended ("Exchange Act") since December 31, 1994 and (c) the description of FMBC's Common Stock contained in FMBC's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating that description. All other reports FMBC files with the Securities and Exchange Commission subsequent to the date of this Prospectus/Proxy Statement, but prior to the date of the special meeting of Arcadia Financial Corporation's shareholders, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange
Act shall also be deemed to be incorporated by reference into this Prospectus/Proxy Statement.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

                     Arcadia Financial Corporation


                       PROSPECTUS/PROXY STATEMENT
                                 FOR
                    Special Meeting of Shareholders
                       To Be Held March 6, 1996


                             INTRODUCTION

    This Prospectus/Proxy Statement is furnished to the shareholders of record on January 31, 1996 of Arcadia Financial Corporation ("AFC") in connection with the solicitation of proxies by the Board of Directors of AFC for use at a Special Meeting of Shareholders to be held at the Kalamazoo Country Club, 1609 Whites Road, Kalamazoo, Michigan on March 6, 1996, at 4:30 p.m., local time, and at any adjournments of such meeting.

    At the Special Meeting, the shareholders of AFC will be asked to approve an Agreement and Plan of Merger (the "Plan of Merger") between AFC and First Michigan Bank Corporation ("FMBC") pursuant to which AFC would be merged with and into FMBC. A copy of the Plan of Merger is attached as Appendix A and is incorporated by reference in this Prospectus/Proxy Statement. For a description of the terms of the Plan of Merger, see the discussion under the caption "Proposed Merger."

    AFC's Board of Directors unanimously voted to adopt the Plan of Merger and determined that the consummation of the proposed Merger would be in the best interests of AFC and its shareholders. (See "Arcadia Financial Corporation-- Interests of Certain Persons.")

    The principal executive offices of FMBC are located at 10717 Adams Street, Holland, Michigan 49423, and its telephone number is (616) 355-9200. The principal executive offices of AFC are located at 251 East Michigan Avenue, Kalamazoo, Michigan 49007-6414, and its telephone number is (616) 349-0900.

    The Prospectus/Proxy Statement is being released for mailing to AFC's
shareholders on or about           , 1996.


    The Board of Directors of AFC recommends that the shareholders of AFC vote FOR approval of the Plan of Merger.

                             SUMMARY

    This summary is necessarily general and has been prepared to assist shareholders of AFC in their review of this Prospectus/Proxy Statement. This summary is not intended to be a complete explanation of the matters covered in this Prospectus/ Proxy Statement and is qualified in all respects by reference to the more detailed information contained in this Prospectus/Proxy Statement and the attached Appendices.

The Parties

    First Michigan Bank Corporation ("FMBC"). FMBC, a registered bank holding company, owns all of the outstanding stock of thirteen commercial banks, one bank engaged primarily in trust services, one insurance company, and one brokerage services company operating in the State of Michigan. Based on total consolidated assets at December 31, 1994, FMBC ranked approximately seventh in size among the bank holding companies located in Michigan. At September 30, 1995, FMBC had consolidated total assets of $3,027,736,000, total deposits of $2,628,009,000 and shareholders' equity of $238,704,000.

    Arcadia Financial Corporation ("AFC"). AFC, a one-bank holding company, owns all the outstanding stock of the Arcadia Bank & Trust Company, a Michigan banking corporation ("Bank"). At September 30, 1995, AFC had total assets of $100,324,000, total deposits of $92,239,000 and shareholders' equity of $6,657,000.

The Meeting

    AFC's Special Meeting of Shareholders ("Special Meeting") will be held on March 6, 1996 at 4:30 p.m., local time, at the Kalamazoo Country Club,
1609 Whites Road, Kalamazoo, Michigan. Only holders of record of AFC Common Stock at the close of business on January 31, 1996, will be entitled to vote at the Special Meeting and any adjournment thereof. At that date, there were outstanding and entitled to vote 371,004 shares of AFC Common Stock. Each share of AFC Common Stock is entitled to one vote. As of the record date, the directors and executive officers of AFC and their affiliates owned beneficially 143,766 shares, or approximately 37% of the out-standing shares of AFC Common Stock. See "Arcadia Financial Corporation--AFC Shareholders--Officers and Directors." It is expected that all directors and executive officers of AFC will vote in favor of the Merger. See "Meeting Information - Record Date;
Vote Required for Approval."

    At the Special Meeting, shareholders of AFC will be asked to approve the Plan of Merger. Please refer to the discussion under the caption "Proposed Merger" for more details concerning the Merger. The affirmative vote of the holders of not less than a majority of the outstanding shares of AFC Common Stock is required to approve the Merger. See the discussion under the caption "Meeting Information."

Terms of the Merger

    AFC and FMBC have entered into an Agreement and Plan of Merger, dated as of December 22, 1995 (the "Plan of Merger"), a copy of which is attached as Appendix A, which provides for the merger of AFC with and into FMBC. The
Plan of Merger sets forth the terms and conditions of the Merger and the basis upon which the Merger, if approved, will be effected. Following the Merger, the business of the Bank will be conducted as a wholly-owned subsidiary of FMBC. See generally "Proposed Merger" and "Proposed Merger-Conditions to the Merger."

    Upon consummation of the Merger, each outstanding share of AFC Common Stock will be converted into 1.648 shares of FMBC Common Stock. However, FMBC will not issue fractional shares of FMBC Common Stock in the Merger. An AFC shareholder who would otherwise be entitled to receive a fraction of a share of FMBC Common Stock in the Merger will receive instead an amount of cash determined by multiplying that fraction by the last reported sale price of FMBC Common Stock as of the close of business on the last trading date immediately preceding the date of Closing.

Recommendation of AFC Board of Directors

    The Board of Directors of AFC unanimously voted to adopt the Plan of Merger and determined that consummation of the Merger would be in the best interests of AFC and its shareholders. Accordingly, the Board of Directors of AFC recommends that the shareholders of AFC vote FOR approval of the Plan of Merger. Please refer to the discussion under the caption "Proposed Merger - Reasons for Approval of the Merger."

Conditions to the Merger

    The consummation of the Merger is subject to various conditions, including approval of the Plan of Merger by AFC's shareholders and the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), as well as the satisfaction of various other conditions specified in the Plan of Merger. An application requesting approval by the Federal Reserve Board has been submitted to the Federal Reserve Bank of Chicago and is pending approval. The Merger may be abandoned and the Plan of Merger terminated notwithstanding shareholder approval if certain specified events occur. In addition, either AFC or FMBC may terminate the Plan of Merger if the Merger has not been consummated on or before June 30, 1996. If Arcadia's shareholders fail to approve the Merger because of a competing proposal, Arcadia will be required to pay FMBC a fee of $250,000. See "Proposed Merger--Conditions to the Merger and Abandonment of Merger."

    The approval of the Merger by the Federal Reserve Board will reflect only its view that the Merger does not contravene applicable competitive standards imposed by law and that the Merger is consistent with regulatory policies.
The approval is not an opinion by the Federal Reserve Board that the proposed Merger is favorable to the shareholders from a financial point of view or that the Federal Reserve Board has considered the adequacy of the terms of the Merger. The Merger cannot be consummated for a waiting period of thirty
(30) days after receipt of the Federal Reserve Board's approval. During this thirty (30) day period, the United States Department of Justice may review the competitive effects of the Merger to determine whether it will take action to block the Merger. Under certain circumstances, the waiting period may be shortened but in no event may it be less than fifteen (15) days after the Federal Reserve Board's approval.

Certain Differences in Shareholders' Rights and Other Matters

    AFC and FMBC are both corporations organized under the laws of the State of Michigan. As a result, the shareholders of AFC and FMBC have the same rights as such under Michigan law. However, there are certain differences between AFC and FMBC with respect to certain shareholder rights and other matters. FMBC has a classified Board of Directors, a Shareholder Protection Rights Plan, and a provision in its Articles of Incorporation requiring a higher than normal shareholder vote on certain transactions. FMBC is also subject to the requirements of the Securities Exchange Act of 1934. See "Proposed Merger -- Certain Differences in Shareholder Rights and Other Matters."

Dissenters' Rights

    Because of the nature of the consideration to be received in the proposed Merger, shareholders of AFC will not have statutory dissenters' rights. See "Meeting Information--Rights of Dissenting Shareholders."

Federal Income Tax Consequences

    As a condition to the Merger, AFC and FMBC must receive an opinion of legal counsel to the effect, among other things, that the Merger, when consummated in accordance with the terms set forth in the Plan of Merger, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and, to the extent AFC Common Stock is exchanged solely for FMBC Common Stock, that such exchange will not give rise to taxable gain or loss to the shareholders of AFC. See "Proposed Merger--Federal Income Tax Consequences." DUE TO THE COMPLEXITIES OF FEDERAL, STATE AND LOCAL INCOME TAX LAWS, IT IS STRONGLY RECOMMENDED THAT SHAREHOLDERS OF AFC CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE MERGER AND THE IMPACT OF RECEIVING FMBC COMMON STOCK.

Accounting Treatment

    FMBC expects to account for the Merger under the pooling of interests method of accounting. See "Proposed Merger - Accounting Treatment."
























              [THIS SPACE INTENTIONALLY LEFT BLANK]

SELECTED FINANCIAL DATA

The following table sets forth selected audited and unaudited historical financial information for FMBC and AFC. The table also sets forth selected unaudited pro forma combined financial information for FMBC and AFC. The information presented below should be read in conjunction with other financial information included elsewhere or incorporated by reference in this Prospectus/Proxy Statement, the separate historical statements of FMBC and notes thereto, incorporated by reference herein, and the separate historical financial statements of AFC and notes thereto, included elsewhere herein.
The unaudited pro forma information has been prepared on the assumption that the Merger will be accounted for using the pooling-of-interests method of accounting. The pro forma results of operations are not necessarily indicative of the results that may be attained in the future or that would have actually occurred in the past if the transaction had been consummated at the beginning of the periods presented.

(in thousands)                        Nine Months
                             ----------Ended-----------
FMBC HISTORICAL (A)         9/30/95             9/30/94
Income Statement Data
 Net interest income        $92,185             $83,664
 Provision for loan
  losses                      5,614               4,622
 Income from
  continuing
  operations                 26,042              23,961
 Net Income                  26,042              23,961

Balance Sheet Data (period end)
 Total assets             3,027,736           2,756,584
 Securities                 689,420             720,197
 Loans                    2,080,864           1,826,814
 Deposits                 2,628,009           2,382,175
 Long term debt               6,575               7,453
 Shareholder's equity       238,704             215,388

Per Share Data
 Income from operations
  (fully diluted)            $ 1.42                1.30
 Net income
  (fully diluted)              1.42                1.30
 Cash Dividends                0.56                0.48

AFC HISTORICAL              (unaudited)        (unaudited)
Income Statement Data
 Net interest income       $ 3,109                2,452
Provision for loan losses      219                  151
 Income from
  continuing
  operations                 1,025                  711
 Net income                  1,025                  711

Balance Sheet Data (period end)
 Total assets             $100,324               85,246
 Securities                 13,688               12,983
 Loans                      78,490               64,873
 Deposits                   92,239               78,268
 Long term debt                550                1,300
 Shareholders' equity        6,657                4,869

Per Share Data
 Income from
  continuing
  operations               $ 2.76                 1.97
 Net income                  2.76                 1.97
 Cash dividends              0.00                 0.00

PRO FORMA COMBINED (B)   (unaudited)            (unaudited)
Income Statement Data
 Net interest income      $95,294               86,116
 Provision for loan
  losses                    5,833                4,773
 Income from continuing
  operations               27,067               24,672
 Net income                27,067               24,672

Balance Sheet Data (period end)
 Total assets          $3,128,343            2,841,830
 Securities               703,108              733,180
 Loans                  2,159,354            1,891,687
 Deposits               2,720,248            2,460,443
 Long term debt             7,125                8,753
 Shareholders' equity     245,644              220,257

Per Share Data
 Income from operations
  (fully diluted)          $ 1.42                1.29
 Net income
  (fully diluted)            1.42                1.29
 Cash dividends              0.54                0.45

(in thousands)         ----------------Year Ended December 31,----------------
                     1994         1993        1992         1991         1990
FMBC HISTORICAL (A)  (audited)    (audited)   (audited)   (audited)    (audited)
Income Statement Data
 Net interest income $113,733      $99,059      $93,769     $ 82,951    $ 71,706
 Provision for loan
  losses                6,459        5,262        6,497        5,571       4,875
 Income from
  continuing
  operations           32,380       29,477       25,676       21,395      18,973
 Net Income            32,380       29,477       25,676       21,395      18,973

Balance Sheet Data (period end)
 Total
  assets           $2,827,261   $2,520,818   $2,347,350   $2,146,406  $1,919,963

Securities            714,033      719,179      662,534      602,890     492,555
 Loans              1,891,480    1,616,269    1,444,716    1,360,701   1,239,741
 Deposits           2,404,669    2,172,333    2,023,184    1,859,075   1,664,967
 Long term debt         7,412        9,345       10,219       11,971       8,114
 Shareholder's equity 217,870      204,228      186,010      165,753     139,237

Per Share Data
 Income from operations
  (fully diluted)      $ 1.76       $ 1.59       $ 1.39       $ 1.20      $ 1.12
 Net income
  (fully diluted)        1.76         1.59         1.39         1.20        1.12
 Cash dividends          0.66         0.52         0.40         0.37        0.32

AFC HISTORICAL      (audited)    (audited)   (audited)    (audited)    (audited)
Income Statement Data
 Net interest income  $ 3,431      $ 2,533      $ 2,066      $ 1,766     $ 1,410
 Provision for loan
  losses                  211          126          154          283         128
 Income from continuing
  operations            1,347          535          355          194          95
 Net income             1,347          535          421          282         126

Balance Sheet Data (period end)
 Total assets        $ 90,431     $ 75,336     $ 59,935     $ 50,494    $ 41,470

 Securities            14,974       11,818        9,339        7,165       1,478
 Loans                 67,757       57,089       46,456       38,394      31,094
 Deposits              83,163       68,712       55,012       46,152      37,427
 Long term debt           650          550          650          750         850
 Shareholders' equity   5,581        4,186        3,650        3,229       2,927

Per Share Data
 Income from continuing
   operations          $ 3.72       $ 1.48       $ 0.98       $ 0.54     $ 0.26
 Net income              3.72         1.48         1.16         0.78       0.35
 Cash dividends          0.00         0.00         0.00         0.00       0.00

PRO FORMA COMBINED(B)(unaudited) (unaudited) (unaudited) (unaudited) (unaudited)
Income Statement Data
 Net interest
  income             $117,164     $101,592      $95,835      $84,717     $73,116
 Provision for
  loan losses           6,670        5,388        6,651        5,854       5,003
 Income from
  continuing
  operations           33,727       30,012       26,031       21,589      19,068
 Net income            33,727       30,012       26,097       21,677      19,099

Balance Sheet Data (period end)
 Total assets       2,917,962   $2,596,154   $2,407,285   $2,196,900  $1,961,433
 Securities           729,007      730,997      671,873      610,055     494,033
 Loans              1,959,237    1,673,358    1,491,172    1,399,095   1,270,835
 Deposits           2,487,832    2,241,045    2,078,196    1,905,227   1,702,394
 Long term debt         8,062        9,895       10,869       12,721       8,964
 Shareholders'
  equity              223,451      208,414      189,660      168,982     142,164

Per Share Data
 Income from operations (fully
   diluted)            $ 1.77       $ 1.57       $ 1.36       $ 1.17      $ 1.09
 Net income
  (fully diluted)        1.77         1.57         1.37         1.17        1.09
 Cash dividends          0.62         0.48         0.37         0.34        0.30


(A)  FMBC's financial data includes FMB-Maynard Allen Bank from December 31,
     1990, and FMB-Northwestern Bank from May 31, 1991, their respective dates of acquisition. FMBC's financial data has been restated to reflect the acquisitions of FMB-Old State Bank on June 20, 1994 and Superior
     Financial Corporation on March 10, 1995 as poolings-of-interests.

(B)  See the "Pro Forma Condensed Combined Balance Sheet" and the "Pro Forma
     Condensed Combined Statement of Earnings" appearing elsewhere herein.


COMPARATIVE PER SHARE DATA


The following table presents audited and unaudited historical FMBC and AFC per share data, unaudited pro forma combined FMBC per share data and unaudited equivalent pro forma combined AFC per share data. The information is based on the historical financial statements of FMBC and AFC and the pro forma combined financial statements. The pro forma data does not purport to be indicative of results of future operations or the mutual results that would have occurred had the Merger been consummated at the beginning of the periods presented. The pro forma data has been included as required by the rules of the Securities and Exchange Commission and is provided for comparative purposes only. The data presented below should be read in conjunction with other unaudited pro forma information included elsewhere in this Prospectus/Proxy Statement, the separate historical consolidated financial statements of FMBC and notes thereto, incorporated by reference herein, and the separate historical financial statements of AFC and notes thereto, included elsewhere herein.

FIRST MICHIGAN BANK CORPORATION


                     Nine Months
                    ---- Ended ----    -------Year Ended December 31,-------
                   9/30/95  9/30/94   1994     1993     1992     1991     1990
EARNINGS PER SHARE  (a)

HISTORICAL
Income from Continuing
   Operations:
  Primary. . . . .  $ 1.42   $ 1.30   $ 1.76   $ 1.59   $ 1.39   $ 1.20   $ 1.12
  Fully-diluted. .  $ 1.42   $ 1.30   $ 1.76   $ 1.59   $ 1.39   $ 1.20   $ 1.12

Net Income:
  Primary. . . . .  $ 1.42   $ 1.30   $ 1.76   $ 1.59   $ 1.39   $ 1.20   $ 1.12
  Fully-diluted. .  $ 1.42   $ 1.30   $ 1.76   $ 1.59   $ 1.39   $ 1.20   $ 1.12

PRO FORMA            (b)
Income from Continuing
   Operations:
  Primary. . . . .  $ 1.42   $ 1.29   $ 1.77   $ 1.57   $ 1.36   $ 1.17   $ 1.09
  Fully-diluted. .  $ 1.42   $ 1.29   $ 1.77   $ 1.57   $ 1.36   $ 1.17   $ 1.09

Net Income:
  Primary. . . . .  $ 1.42   $ 1.29   $ 1.77   $ 1.57   $ 1.37   $ 1.17   $ 1.09
  Fully-diluted. .  $ 1.42   $ 1.29   $ 1.77   $ 1.57   $ 1.37   $ 1.17   $ 1.09


CASH DIVIDENDS PER SHARE   (a)

HISTORICAL . . . .  $ 0.56   $ 0.48   $ 0.66   $ 0.52   $ 0.40   $ 0.37   $ 0.32

PRO FORMA (c). . .  $ 0.54   $ 0.45   $ 0.62   $ 0.48   $ 0.37   $ 0.34   $ 0.30


BOOK VALUE PER SHARE  (a)(d)

HISTORICAL . . . .  $13.12   $11.84    $12.03  $11.23   $10.11   $ 9.10   $ 8.14

PRO FORMA (e). . .  $13.04   $11.72    $11.93  $11.10   $ 9.98   $ 8.99   $ 8.04










                    [THIS SPACE INTENTIONALLY LEFT BLANK]


COMPARATIVE PER SHARE DATA (continued)


ARCADIA FINANCIAL CORPORATION
                     Nine Months
                   ---- Ended ----       ------Year Ended December 31,-------
                   9/30/95  9/30/94    1994      1993     1992     1991    1990
EARNINGS PER SHARE

HISTORICAL
Income from Continuing
   Operations: . .  $ 2.76   $ 1.97   $ 3.72   $ 1.48   $ 0.98   $ 0.54   $ 0.26
Net Income . . . .    2.76     1.97     3.72     1.48     1.16     0.78     0.35

EQUIVALENT PRO FORMA  (f)
Income from Continuing
   Operations:
  Primary. . . . .  $ 2.34   $ 2.13   $ 2.92   $ 2.59    $ 2.24  $ 1.93   $ 1.80
  Fully-diluted. .    2.34     2.13     2.92     2.59      2.24    1.93     1.80

Net Income:
  Primary. . . . .  $ 2.34   $ 2.13   $ 2.92   $ 2.59    $ 2.26  $ 1.93   $ 1.80
  Fully-diluted. .    2.34     2.13     2.92     2.59      2.26    1.93     1.80

CASH DIVIDENDS PER SHARE

HISTORICAL . . . .  $ 0.00   $ 0.00   $ 0.00   $ 0.00    $ 0.00  $ 0.00   $ 0.00

EQUIVALENT PRO
   FORMA (f) . . .  $ 0.89   $ 0.74   $ 1.02   $ 0.79    $ 0.61  $ 0.56   $ 0.49

BOOK VALUE PER SHARE  (d)

HISTORICAL . . . .  $17.94   $13.45   $15.04   $11.56    $10.08  $ 8.92   $ 8.09

EQUIVALENT PRO
    FORMA (f). . .  $21.49   $19.31   $19.66   $18.29    $16.45  $14.82   $13.25



Exchange Ratio - As determined in the Agreement and Plan of Merger, each share of AFC common stock outstanding shall be exchanged for 1.648 shares of FMBC common stock.

(a) The number of shares used in the computations has been adjusted to give retroactive effect to the stock dividends and splits paid by FMBC in each year and to reflect the acquisitions of FMB-Old State Bank on June 20, 1994 and Superior Financial Corporation on March 10, 1995 as poolings-of-interests.

(b) The pro forma combined earnings per share data of FMBC is computed by combining AFC's income with that of FMBC and dividing by the combined average number of shares outstanding, after multiplying AFC's average number of shares outstanding by the Exchange Ratio. AFC's shares outstanding as of September 30, 1995 have been adjusted for the pro forma exercise and issuance of 25,750 shares under option that are required to be exercised by the date of the merger.

(c) The pro forma combined cash dividends declared per share of FMBC are computed by combining AFC's cash dividends declared with those of FMBC and dividing by the combined number of shares outstanding, after multiplying AFC's number of shares outstanding by the Exchange Ratio. AFC's shares outstanding as of September 30, 1995 have been adjusted for the pro forma exercise and issuance of 25,750 shares under option that are required to be exercised by the date of the merger.

(d)  Book value per share is based on shares outstanding as of period end.

(e) The pro forma combined book value per share is computed by combining ending shareholders' equity of AFC with that of FMBC and dividing by the combined number of shares outstanding, after multiplying AFC's number of shares outstanding by the Exchange Ratio. AFC's ending shareholders' equity and shares outstanding as of September 30, 1995 have been adjusted for the pro forma exercise and issuance of 25,750 shares under option that are required to be exercised by the date of the merger.

(f) The equivalent pro forma combined per share information of AFC is computed by multiplying the pro forma combined per share data by the Exchange Ratio.

Market Value of Securities

 FMBC Common Stock is traded in the over-the-counter market and is quoted on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System under the symbol "FMBC." There is no public market for AFC Common Stock and AFC is not aware of any sales during calendar years 1993, 1994 and 1995. Sales of AFC's Common Stock are discussed under the caption "Arcadia Financial Corporation--Market for Common Stock and Related Shareholder Matters." The following table presents a comparison of the per share historical prices of FMBC's and the "equivalent" per share market value of Common Stock based on the conversion ratios explained in the notes following the table.


        FMBC                        AFC
     Historical                  Equivalent
       Basis                       Basis

     $ 27.00 (1)                $ 44.50 (2)

     $ 28.50 (3)                $ 46.97 (4)


 (1) Closing sale price per share as reported by NASDAQ at the close of business on the last trading day preceding the public announcement of the proposed Merger (October 23, 1995).

 (2) Calculated on the basis that one share of AFC Common Stock is equivalent to 1.648 shares of FMBC Common Stock.

 (3) Closing sale price per share as reported by NASDAQ at the close of business on January 8, 1996.

 (4) Calculated on the basis that one share of AFC Common Stock is equivalent to 1.648 shares of FMBC Common Stock.

 Approval of the Merger by the shareholders of AFC requires the affirmative vote of a majority of the outstanding shares of AFC Common Stock. As of January 31, 1996, AFC's directors, executive officers and their affiliates own approximately 37% of the outstanding shares of AFC Common Stock entitled to vote on the Merger. See "Arcadia Financial Corporation--AFC Shareholders-- Officers and Directors." Approval of the Merger by the shareholders of FMBC is not required.


                       MEETING INFORMATION

Record Date

 Shareholders of record of AFC Common Stock at the close of business on January 31, 1996, will be entitled to vote on the approval of the Merger and any other matter that may be brought before the Special Meeting on March 6, 1996 and any adjournment thereof. As of January 31, 1996, there were 371,004 shares of AFC Common Stock outstanding. Each share of AFC Common Stock is entitled to one vote.

Voting by Proxy; Revocability of Proxy

 If a proxy in the form distributed by AFC is properly executed and returned, the shares represented by that proxy will be voted at the Special Meeting and at any adjournment of that meeting. The shares represented by the proxy will be voted as specified in the proxy, or if no specification is made, the shares will be voted for approval of the Plan of Merger. AFC does not currently anticipate that any matter other than the proposed Merger will be presented at the Special Meeting. If other matters are presented, the shares represented by the proxy will be voted in accordance with the judgment of the persons named as proxies. A proxy may be revoked at any time prior to its exercise by written notice of revocation delivered to the President of AFC, executing and delivering a proxy at a later date or attending the meeting and voting in person. However, attendance at the meeting does not automatically serve to revoke a proxy.

Vote Required for Approval

 The affirmative vote of the holders of at least a majority of the shares of the outstanding AFC Common Stock is required for approval of the Plan of Merger. Any abstention from voting or failure to vote will effectively constitute a vote against the proposed Merger. Accordingly, if holders of one-half or more of the outstanding shares of AFC fail to vote or vote against the proposed Merger, the Merger will not take place. Directors and executive officers of AFC, who beneficially own approximately 37% of the outstanding shares of AFC Common Stock, have entered into agreements with FMBC, whereby such persons have agreed with FMBC to vote their respective shares in favor of the Merger. A more detailed description of stock ownership by these persons is set forth in the section entitled "Arcadia Financial Corporation--AFC Shareholders--Officer and Directors and --Interests of Certain Persons."

Solicitation of Proxies

 AFC and FMBC each will bear their respective expenses incurred in connection with the proposed Merger. Direct expenses in connection with the solicitation of proxies will be borne by AFC. In addition to solicitation by mail, further solicitation may be undertaken by telephone, telegraph or personal contact by directors, officers or regular employees of AFC who will receive no additional compensation for such efforts. Upon request, AFC will reimburse brokers, dealers, banks, trustees or other custodians, or their nominees, for their reasonable expenses incurred in forwarding copies of the proxy materials to, and obtaining instructions from, the beneficial owners of shares which such persons hold of record. Although it does not presently plan to do so, AFC's management may request that directors, officers and employees of FMBC and its subsidiaries assist in the proxy solicitation. If management makes such a request, such persons may also solicit proxies of AFC shareholders by mail, telephone and personal interview without additional compensation.

Rights of Dissenting Shareholders

 Under the Michigan Business Corporation Act a shareholder of a Michigan corporation may dissent from, and obtain payment of the fair value of his or her shares, as a result of a merger of the type proposed by AFC and FMBC, except in such transactions where shareholders receive cash or shares held of record by not less than 2,000 persons. As of September 30, 1995, shares of FMBC Common Stock were held of record by more than 8,000 persons. Accordingly, because the shareholders of AFC will receive FMBC Common Stock, shareholders of AFC are not entitled to statutory dissenters' rights.

Shareholder Proposals

 If the shareholders of AFC approve the Plan of Merger and AFC and FMBC consummate the Merger, AFC shareholders will become shareholders of FMBC. Proposals of FMBC shareholders intended to be presented at the annual FMBC shareholders' meeting to be held in 1997 must be received by FMBC for inclusion in its proxy statement and form of proxy relating to that meeting by November 10, 1996 or earlier. All such shareholders should make their proposals in accordance with Rule 14a-8 issued under the Securities Exchange Act of 1934, as amended.

                         PROPOSED MERGER

 The respective boards of directors of AFC and FMBC have adopted an Agreement and Plan of Merger dated as of December 22, 1995 ("Plan of Merger").

Background of Merger

 AFC was organized in 1987 for purposes of acquiring control of the Arcadia Bank & Trust Company ("Bank")(then known as Arcadia Bank). The Bank was a new bank organized by the same persons who organized AFC. The Bank and AFC became profitable in their eighteenth month of operation and have operated profitably since then. However, there has been little trading in AFC stock. When FMBC approached AFC about possible affiliation, the directors determined that if a satisfactory exchange ratio could be negotiated, AFC's shareholders would be given the alternative of having liquidity in this investment and of being able to realize the appreciation in value of their AFC stock.

 The AFC Board approved FMBC's proposal on October 19, 1995, after extensive deliberation and negotiation, and consultation with AFC's legal and financial advisers. After further discussions and negotiations, the parties entered into the Plan of Merger.

 The following discussion summarizes certain provisions of the Plan of Merger and aspects of the Merger. This summary discussion does not purport to be a complete description of the Merger and is qualified in its entirety by reference to the Plan of Merger, which is attached as Appendix A and incorporated by reference into this Prospectus/Proxy Statement.

The Agreement and Plan of Merger

 On December 22, 1995, AFC and FMBC executed the Plan of Merger. The Plan of Merger provides for the merger of AFC with and into FMBC. If the Plan of Merger is approved by AFC's shareholders, and if the other conditions to the Merger are satisfied, each share of AFC Common Stock that is outstanding immediately prior to the effective date of the Merger (the date the Merger is consummated) will be converted, in accordance with the conversion terms and procedures set forth in the Plan of Merger, into 1.648 shares of FMBC Common Stock. The number of shares of FMBC Common Stock into which shares of AFC Common Stock are to be converted is subject to upward or downward adjustment, as the case may be, to prevent dilution upon the occurrence of certain events specified in the Plan of Merger which result in changes in the number of shares of FMBC Common Stock.

 Following the effective date of the Merger, shareholders of AFC will be entitled to exchange their share certificates of AFC Common Stock for a new certificate evidencing shares of FMBC Common Stock. No fractional shares of FMBC Common Stock will be issued as a result of the Merger; in lieu thereof, cash will be paid in an amount equal to such fraction, multiplied by the market value of one share of FMBC Common Stock. On or before the third (3rd) business day following the effective date of the Merger, FMBC will send each AFC shareholder a notice and a transmittal form. The notice and transmittal form will describe the procedure for surrendering AFC Common Stock certificates in exchange for FMBC Common Stock certificates. Until so exchanged, the certificates formerly representing shares of AFC Common Stock will represent shares of FMBC Common Stock, based on the manner in which the shares of AFC Common Stock shall have been converted. No dividends, distributions or other payments will be made to persons entitled to receive certificates of FMBC Common Stock until such persons have surrendered their AFC Common Stock certificate(s). However, when a shareholder submits his or her AFC Common Stock certificate(s) for exchange, the shareholder will be paid, without interest, all dividends, distributions and other payments payable as of or subsequent to the effective date of the Merger on the FMBC Common Stock for which AFC Common Stock certificate(s) shall have been so exchanged, less the amount of any taxes which may have been imposed or paid by FMBC thereon.

 On the effective date of the Merger, AFC will be merged with and into FMBC. As a result of the Merger, the corporate existence of AFC will cease, and FMBC will own all of the stock of the Bank. It is contemplated that the name of the Bank following the effective date of the Merger will be "FMB-Arcadia Bank ." FMBC, as the surviving corporation of the Merger with AFC, will have all the rights and properties of AFC, and FMBC will be subject to all of the obligations of AFC. The directors and officers of the Bank are expected to continue in office after the consummation of the Merger, serving at the pleasure of FMBC, except that Merle J. Prins will become a director of the Bank.

 Assuming receipt of all requisite approvals and that all conditions precedent to the Merger are met, it is expected that the Merger will be consummated soon thereafter. It is anticipated that the Merger will be consummated early in the second quarter of 1996. Either AFC or FMBC may terminate and abandon the Merger if the effective date of the Merger shall not have occurred on or before June 30, 1996.

Determination of Exchange Ratio

 The terms of the proposed Merger were arrived at as a result of arm's length negotiations between the managements of FMBC and of AFC. The structure of the Merger and the exchange ratio of FMBC shares for AFC shares were based on the proposal of FMBC and negotiations between management of AFC and management of FMBC, which considered such factors as existing assets, operations and earnings of the Bank relative to FMBC, as well as consideration with respect to the prospects and future worth of AFC and the Bank as part of FMBC. It was concluded that the exchange ratio represented a fair and equitable method for accomplishing the Merger and for determining the basis upon which the equity interests of shareholders of AFC would be converted into equity interests in FMBC. Book values and the relationship of the past, current and estimated future earnings of each business and available market prices of FMBC Common Stock were the primary determinants used to establish the exchange ratio.

Reasons for Approval of the Merger

 AFC's Board of Directors unanimously determined that the Merger of AFC with FMBC and the resulting affiliation of the Bank with FMBC is in the best interests of AFC's shareholders. If the proposed Merger is consummated, the shareholders of AFC will have ownership interests in a larger and more diversified financial enterprise. FMBC has substantially more outstanding stock held by far more shareholders than AFC, and there has been significant trading in FMBC Common Stock compared with very little trading in AFC Common Stock. For these reasons, and because FMBC Common Stock is quoted on the NASDAQ National Market System, the shareholders of AFC, following their receipt of FMBC Common Stock, will have a much broader market for the shares they hold.

 In considering the proposed Merger, AFC's directors also gave great consideration to the business philosophies and practices of FMBC and the general impact of the Merger on AFC's employees, customers and the communities served by the Bank.

 In the opinion of AFC's directors, the Merger will give the Bank greater flexibility in responding to the expanding financial needs of its customers and in meeting the increased competition for the furnishing of financial services. The Bank, as a wholly-owned subsidiary of FMBC, will be able to respond more effectively to the financial needs of its customers through access to more diversified product lines and the opportunity to obtain the participation of other subsidiaries of FMBC in loan transactions. Also, because FMBC has broader access than AFC to capital markets, AFC will have greater availability of additional capital in the future. The effect of the Merger will also permit beneficial sharing of management and operational expertise with subsidiaries of FMBC.

 FOR THESE REASONS, THE DIRECTORS OF AFC ADOPTED AND RECOMMEND TO THE SHAREHOLDERS OF AFC THE APPROVAL OF THE PLAN OF MERGER.

Conditions to the Merger

 The Merger will not take effect unless and until certain conditions have been satisfied or waived, including, among others, each of the following:

     (a) The representations, warranties and covenants of AFC and FMBC, set forth in the Plan of Merger, must be true as of the Closing;

     (b) The Plan of Merger has been approved by the affirmative vote of the shareholders of AFC owning at least a majority of the outstanding shares of AFC;

     (c)  The Merger has received the approval of the Federal Reserve Board;

     (d) No proceeding is pending which challenges or seeks to prevent the consummation of the Merger or asserts liability against any director or officer of either party with respect to the Merger;

     (e) AFC and FMBC have delivered to each other certain opinions of counsel;

     (f) All actions required by the Securities Act of 1933, as amended, to register the shares of FMBC for issuance to AFC shareholders shall have been completed in accordance with the provisions of that statute and the regulations promulgated thereunder;

     (g) AFC and FMBC shall have each received an opinion from counsel to FMBC, concerning certain tax matters effected by the Merger described in "Proposed Merger--Federal Income Tax Consequences";

     (h) AFC shall have caused the Bank to have conducted its business and operations in the usual and ordinary course of business and in accordance with applicable banking laws and regulations, and the Bank shall have, at the effective date of the Merger, an allowance for loan losses in an amount not less than the greater of (1) 1.45% (without regard to the Bank's Capital Access Program) of its total loans or (2) an adequate level based on past practices and experiences and applicable industry, regulatory and accounting standards;

     (i) AFC shall not have engaged in certain activities or made any changes in its Articles of Incorporation or Bylaws;

     (j) All 25,750 options to purchase AFC Common Stock must have been exercised for cash consideration to AFC of not less than $282,999;

     (k) FMBC shall have received an opinion of BDO Seidman, LLP to the effect that the Merger will be accounted for as a "pooling of interests."

Abandonment of Merger

 The Merger may be abandoned at any time before the effective date of the
Merger by the mutual written consent of AFC and FMBC.   Either AFC or FMBC
may on its own action abandon the Merger if:

     (a)  The Merger has not become effective on or before June 30, 1996;

     (b) There has occurred any change in the business, business prospects, asset portfolio, financial condition, liabilities or management of the other party that is materially adverse;

     (c) Either AFC or FMBC discovers any warranty or representation made by the other party in the Plan of Merger to be false in any material respect and such breach is not cured within thirty (30) days; or

     (d) Either AFC or FMBC has materially breached any covenant of the Plan of Merger and such breach is not cured without material cost or damage within thirty (30) days.

 AFC also has the right to terminate and abandon the Merger if, prior to the effective date of the Merger, a change in control of FMBC occurs.

 If the Merger is abandoned because AFC's shareholders fail to approve it and if such failure is due in whole or in part to the existence of a competing proposal, AFC will be required to pay FMBC a $250,000 fee to reimburse FMBC for its efforts and expenses in connection with the Merger.

Certain Differences in Shareholders' Rights and Other Matters

 The rights of the shareholders of AFC, as well as the rights of the shareholders of FMBC, are governed by the laws of the State of Michigan and the Michigan Business Corporation Act ("MBCA"). Consequently, the shareholders of AFC and FMBC have the same rights as such under Michigan law. There are, however, certain differences between AFC and FMBC with respect to shareholder rights as those matters are governed by, among other things, the respective Articles of Incorporation and Bylaws of AFC and FMBC.

 Classified Board of Directors. FMBC has a classified board of directors with approximately one-third of the board elected each year to three year terms. AFC's entire board of directors is elected each year.

 Preemptive Rights of Holders of AFC Common Stock. Holders of FMBC Common Stock and holders of AFC Common Stock do not have preemptive rights with respect to the issuance or sale of any securities by FMBC or AFC. Accordingly, additional securities of FMBC may be issued in the future without offering such shares first to existing FMBC shareholders or to AFC shareholders who become shareholders of FMBC as a result of the Merger.

 Shareholder Rights Plan of FMBC. The Board of Directors of FMBC has adopted a Shareholder Protection Rights Plan, which is designed to protect the shareholders of FMBC against certain unsolicited acquisitions. AFC does not have such a plan. For a further description of the FMBC Shareholder Protection Rights Plan, see "Description of FMBC Capital Stock--Anti-Takeover Provisions."

 Matters Requiring Shareholder Vote. Article VII of FMBC's Articles of Incorporation requires the affirmative vote of the holders of not less than two-thirds of its outstanding capital stock with respect to a merger or a consolidation as a result of which FMBC would not be the surviving corporation, the sale of all or substantially all of FMBC's assets, the voluntary dissolution of FMBC, or an amendment to or deletion of Article VII. (See "Description of FMBC Capital Stock--Anti-Takeover Provisions.") AFC's Articles of Incorporation do not contain a provision comparable to Article VII of FMBC's Articles.

 Applicability of Securities Act of 1933. Although the FMBC Common Stock to be issued upon consummation of the proposed Merger is to be registered pursuant to the Securities Act of 1933, as amended (the "Act"), the resale of such shares of FMBC Common Stock by the present directors, executive officers and principal shareholders of AFC who are deemed to be "affiliates," as that term is defined under the Act, will be governed by rules promulgated by the Securities and Exchange Commission under the Act. All such persons have agreed not to resell such shares except in compliance with these rules, as set forth under the terms and conditions of the separate Affiliate Agreements with each of those persons.

 Securities Exchange Act of 1934. FMBC is subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and regularly files reports with the Securities and Exchange Commission required by the Exchange Act. Therefore, there is publicly available financial and other information with respect to FMBC. AFC is not subject to the Exchange Act reporting requirements.

 If the Merger is consummated, a person holding a given percentage of the outstanding shares of AFC Common Stock will hold a lesser percentage of the outstanding shares of FMBC Common Stock after the Merger. In addition, because FMBC is a larger entity than AFC, the universe of financial institutions and other persons or entities that have the resources to acquire FMBC is smaller than for AFC.

 AFC Common Stock is closely held and is not listed or quoted on a national quotation system. FMBC's shareholders enjoy an active market for FMBC Common Stock. Listing on NASDAQ provides market quotations which are useful in resolving questions of fair valuation.

Federal Income Tax Consequences

 A condition to consummation of the Merger is the receipt by both AFC and FMBC of an opinion of FMBC's legal counsel substantially to the effect that the Merger, when consummated in accordance with the terms set forth in the Plan of Merger and based on certain assumptions and representations of AFC and FMBC, will constitute a reorganization within the meaning of Section 368
(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the exchange of AFC Common Stock for FMBC Common Stock will not give rise to taxable gain or loss to the shareholders of AFC, except to the extent described below.

 The following is a summary of the anticipated federal income tax consequences of the Merger to AFC shareholders. It is not intended as tax advice and is based upon the parties' understanding of the federal tax laws as currently in effect and interpreted and does not address issues of state or local taxation. It does not constitute a representation by AFC, FMBC or their counsel. The following discussion is included solely for purposes of general information only.

 DUE TO THE COMPLEXITIES OF FEDERAL, STATE AND LOCAL INCOME TAX LAWS, IT IS STRONGLY RECOMMENDED THAT AFC SHAREHOLDERS CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE MERGER AND THE IMPACT OF THEIR RECEIPT OF FMBC COMMON STOCK.

 This summary is limited to those persons who hold shares of AFC Common Stock as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. (Any reference herein to a "Section" is a reference to a section of the Code, unless otherwise specified.) The tax consequences to any particular shareholder of AFC may be affected by matters not discussed below. For example, certain taxpayers, such as life insurance companies, tax-exempt organizations and foreign taxpayers, may be subject to special rules not addressed below.

 Assuming that the Merger satisfies all requirements of Sections 368(a)(1)(A), it will have the federal income tax consequences described below: A shareholder of AFC who receives only shares of FMBC Common Stock in exchange for shares of AFC Common Stock in the Merger will not recognize gain or loss on the exchange, except to the extent of cash received in lieu of fractional shares. The shareholder's tax basis in the FMBC Common Stock received will be the same as that shareholder's tax basis in the shares of AFC Common Stock exchanged in the Merger, and the holding period of FMBC Common Stock received will include the holding period of AFC Common Stock exchanged.

Accounting Treatment

 It is anticipated that the proposed Merger will be accounted for on a pooling of interests basis. Reference is made to the Section of this Prospectus/Proxy Statement captioned "Pro Forma Condensed Combined Financial Statements." As a result of the proposed Merger being accounted for as a pooling of interests, the affiliates of FMBC and AFC, including directors and executive officers of FMBC and AFC, have agreed not to sell or dispose of their shares of FMBC Common Stock until such time as financial results covering at least thirty
(30) days of the post-Merger operations have been published.

                DESCRIPTION OF FMBC CAPITAL STOCK

 Under its Articles of Incorporation, as amended, FMBC's authorized capital stock consists of 24,000,000 common shares, par value $1.00 per share, and 1,000,000 shares of preferred stock without par value. As of September 30, 1995, 18,187,411 shares of FMBC Common Stock were issued and outstanding, and 1,614,702 shares had been reserved for issuance in connection with FMBC's stock option, dividend reinvestment, employee stock purchase and directors deferred compensation, deferred stock and current stock purchase plans. No shares of preferred stock are issued or outstanding; however, 120,000 shares are reserved for issuance in connection with FMBC's shareholder rights plan.

Preferred Stock

 The Board of Directors of FMBC is authorized to issue Preferred Stock in one or more series, from time to time, and to fix the particular designations and terms thereof, including dividend rates, conversion prices, voting rights, redemption prices and other matters without further approval of FMBC's shareholders. No series of Preferred Stock has been authorized or is presently contemplated, except for 120,000 shares reserved under the Shareholder Protection Rights Plan described below. The issuance of Preferred Stock could materially affect the voting rights, dividend participation rights, and other rights of holders of shares of FMBC Common Stock.

Common Stock

 The outstanding shares of FMBC Common Stock are, and the shares to be issued in the Merger upon issuance thereof will be, fully paid and nonassessable. Holders of FMBC's Common Stock are entitled to receive such dividends as are declared by the Board of Directors out of funds legally available therefor.

 As a Michigan business corporation, FMBC may generally declare and pay dividends, provided that FMBC is not insolvent and the payment of the dividend would not render it insolvent and, after giving effect to the distribution, FMBC's total assets would equal or exceed its total liabilities plus the dissolution preferences of any senior equity securities. However, FMBC's ability to pay dividends to its shareholders is also limited by its ability to obtain funds from its subsidiary banks and other subsidiaries and by regulatory capital guidelines applicable to FMBC.

 FMBC's principal sources of income are dividends and fees paid to it by its subsidiary banks and, to a lesser extent, its non-bank subsidiaries. Dividends and fees paid by its subsidiary banks are dependent upon their earnings, financial condition, compliance with regulatory requirements (including legal limitations and restrictions on the payment of dividends and requirements as to maintenance of capital) and other factors, and as to dividends, are subject to declaration by the Boards of Directors of each bank. In addition, dividends may be subject to any preferential, participation and other rights of holders of Preferred Stock provided in the resolutions providing for the issuance of Preferred Stock.

 Dividends of FMBC in the future will depend upon its consolidated earnings and financial condition, state and federal regulations, the amount of FMBC Common Stock outstanding from time to time and other factors affecting FMBC's dividend policy which are not presently ascertainable.

 All voting rights are vested in the holders of shares of FMBC Common Stock, with each share entitling the holder thereof to one vote. The shares of FMBC Common Stock do not have cumulative voting rights in the election of directors, and holders thereof have no preemptive right to subscribe to any additional securities which may be issued by FMBC. In the event of liquidation of FMBC, the holders of FMBC Common Stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them, but subject to any preferential, participation and other rights of holders of Preferred Stock provided in the resolutions providing for the issuance of Preferred Stock.

 FMBC is the registrar and transfer agent for FMBC Common Stock.

Anti-Takeover Provisions

    The FMBC Articles of Incorporation and Bylaws and the MBCA contain provisions that could be utilized to impede efforts to acquire control of FMBC, namely:

    Issuance of Preferred Voting Stock. FMBC's Articles of Incorporation give the Board of Directors of FMBC the authority, without prior shareholder approval, to issue shares of Preferred Stock with such voting rights as may be determined by the Board of Directors. Accordingly, this provision could be utilized to dilute the voting strength of any person or group which attempts to acquire voting control of FMBC.

    Classified Board of Directors. FMBC's Bylaws provide that one-third (1/3) of the directors of FMBC will be elected each year for a three-year term of office. Accordingly, a purchaser of a majority of the FMBC Common Stock could not necessarily obtain majority control of the Board of Directors of FMBC until the second annual meeting of FMBC's shareholders following the acquisition of a majority of the FMBC Common Stock.

    The "Fair Price" Provisions of the MBCA. The MBCA contains provisions regulating certain business combinations involving Michigan corporations such as FMBC. Except in cases in which certain minimum price,form of consideration and procedural requirements are satisfied or for certain transactions that may be approved in advance by FMBC's Board of Directors, higher than normal voting requirements are imposed with respect to various transactions involving persons who own 10 percent or more of FMBC's voting stock ("Interested Shareholders"). Transactions to which the higher voting requirements apply require an advisory statement from the Board of Directors of FMBC and must be approved by not less than 90 percent of the votes of each class of stock entitled to vote and by not less than two-thirds (2/3) of the votes, other than the votes of Interested Shareholders who are (or whose affiliates are) a party to the proposed transaction or an affiliate of the Interested Shareholder, of each class entitled to vote.

    Shareholder Rights Plan. Effective October 11, 1990, the Board of Directors of FMBC adopted a Shareholder Protection Rights Plan. This Plan is designed to protect the shareholders of FMBC against unsolicited attempts to acquire control of FMBC in a manner that does not offer a fair price to all of the shareholders. This Plan provides for the distribution of one "Right" as a dividend on each outstanding share of Common Stock. Each Right entitles a shareholder of FMBC to buy one one-hundredth of a share of Preferred Stock from FMBC at an exercise price of $29.38. The Rights become exercisable only if a person or group acquires 15 percent or more of FMBC Common Stock or announces a tender offer which would result in such ownership. Further, upon the actual ownership of 15 percent or more of FMBC Common Stock, each Right is adjusted so that it entitles the holder to purchase, for the exercise price, shares of FMBC Common Stock having a market value of twice the exercise price. In addition, if any person or group acquires between 15 percent and 50 percent of the Common Stock of FMBC, the Board of Directors of FMBC may elect to exchange one share of FMBC Common Stock or one one-hundredth of a share of preferred stock for each Right. FMBC is entitled to redeem the rights at $.01 per Right at any time before any person or group acquires 15 percent or more of the Common Stock of FMBC. In addition, under the Plan, if FMBC merges with a shareholder holding 15 percent or more of FMBC Common Stock, or such shareholder engages in certain "self dealing" transactions,or causes 50 percent or more of the assets of FMBC to be sold or transferred, and upon certain other events, holders of the Rights will be entitled to purchase stock in the acquiring entity at half of the market value of such securities.

    Approval of Certain Business Combinations. Article VII of FMBC's Articles of Incorporation provides that the authorization and approval of any proposed
(a) merger or consolidation of FMBC as a result of which FMBC would not be the surviving corporation, (b) sale of all or substantially all of the assets of FMBC, (c) dissolution of FMBC or (d) amendment to or deletion of Article VII requires the affirmative vote or consent of at least two-thirds (2/3) of the outstanding stock of FMBC entitled to vote on any such merger, consolidation sale of assets, dissolution or amendment. Absent such provision and subject to the applicability of the fair price provisions of the MBCA discussed above, approval of such transactions would require a simple majority vote of the outstanding stock of FMBC.

    The "Shareholder Equity" Provisions of the MBCA. In addition to the foregoing, the MBCA affects the voting rights of persons who acquire control in excess of the following thresholds: 20 percent, 33-1/3 percent or 50 percent of a Michigan corporation's voting stock ("Control Shares"). The MBCA denies shareholder voting rights to those who make purchase offers or investors who increase their holdings above any of the Control Share levels, unless they are granted voting rights by a majority vote of all disinterested shareholders (shareholders excluding the bidders or owners of Control Shares and the corporation's management). If the shareholders do not elect to grant voting rights to Control Shares, under certain circumstances, the Control Shares may become subject to redemption by the corporation. In addition, in some cases, the Shareholder Equity provisions grant dissenters' rights to all shareholders other than the acquirer.

    In addition to the Shareholder Rights Plan, the classified Board of Directors, the fair price and shareholder equity provisions of the MBCA and
Article VII of FMBC's Articles of Incorporation could be used in a manner calculated to prevent the removal of management of FMBC and make more difficult or discourage a change in control of FMBC. The provisions of FMBC's Articles of Incorporation have been approved by the directors and shareholders of FMBC in order to assist in ensuring a fair price for all of the shareholders of FMBC in an acquisition of FMBC and to provide for the stability and continuity of the management of FMBC.


                  ARCADIA FINANCIAL CORPORATION

Business of Arcadia Financial Corporation

    AFC was incorporated under the laws of the State of Michigan on January 2, 1987, for the purpose of acquiring all of the outstanding stock of the Bank which was incorporated on May 26, 1987. AFC acquired all of the issued and outstanding shares of the Bank, effective May 27, 1987, when AFC provided the Bank's initial capital of $3,500,000. Prior to that date neither AFC nor the Bank engaged in any business. As of a result of the acquisition of all of the stock of the Bank, AFC became a bank holding company, regulated by the Bank Holding Company Act of 1956, as amended.

    The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, safe deposit facilities, personal loans and installments loans. The Bank also makes secured and unsecured commercial loans. The Bank also provides personal and corporate trust services through its trust department. Total loan and similar commitments, including construction loans, available but unused amounts of commercial credit lines, letters of credit, and undisbursed real estate mortgages amounted to approximately $14,021,000 and $12,476,000 at December 31, 1994, and December 31, 1993, respectively.

Market Area and Competition

    The Bank defines its primary market area as Kalamazoo County, Michigan.
The Bank competes with other financial institutions in its market area, including commercial banks, savings and loan associations, mortgage companies, insurance companies, consumer finance companies, securities brokerage firms, credit unionsand money market funds. The Bank is one of the smallest commercial banks in the Kalamazoo County market.

    The Bank's deposits are generated in the normal course of business, and the loss of any one depositor would not have a materially adverse effect on the business of the Bank. No material portion of the Bank's loans is concentrated within a single industry or group of related industries. As of December 31, 1994, the Bank's certificates of deposits of $100,000 or more constituted approximately 12% of total deposit liabilities. The Bank's deposits are primarily from its service area, and the Bank does not seek or encourage large deposits from outside such area.

    The Bank's principal sources of revenue are interest and fees on loans and interest on investment securities. Interest and fees on loans constituted approximately 69% and 74% of total revenues for the periods ended December 31, 1994, and December 31, 1993, respectively. Interest on investment securities, including short-term investments and federal funds sold, constituted approximately 8% and 10% of total revenues for the year ended
December 31, 1994 and December 31, 1993, respectively. Revenues are also generated from deposit service charges, trust fees and other financial service fees.

    For more detailed statistics pertaining to the business of AFC, please refer to AFC's Selected Statistical Information, attached to this Prospectus/Proxy Statement as Appendix B. The Selected Statistical Informationsets forth information pertaining to: (1) AFC's distribution of assets, liabilities, and shareholders' equity; (2) interest rates and interest differential; (3) the effect of volume/rate changes; (4) investment portfolio; (5) loan portfolio; (6) a summary of loan loss experience;
 (7) deposits; and (8) AFC's return on shareholders' equity and total assets.

















                    [THIS SPACE INTENTIONALLY LEFT BLANK]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is provided by AFC's management as its analysis of the company's financial condition and results of operations as presented in the selected financial data appearing in the following table. This analysis should be read in conjunction with the separate historical financial statements of AFC and notes theretoincluded elsewhere in this Prospectus/Proxy Statement.

FINANCIAL SUMMARY

The following table presents selected financial information for AFC:



(in thousands, except per share data)
                      Nine Months
                   ---- Ended ----      -------Year Ended December 31,-------
                  9/30/95   9/30/94   1994    1993    1992      1991     1990
                 (unaudited)        (audited)        (audited)         (audited)
                           (unaudited)        (audited)       (audited)
Income Statement Data
 Interest income  $ 6,225  $ 4,267  $ 6,112  $ 4,498 $ 3,994  $ 4,018   $ 3,787
 Interest expense  (3,116)  (1,815)  (2,681) (1,965)  (1,928)  (2,252)   (2,377)

 Net interest
  income. . .       3,109    2,452    3,431   2,533    2,066    1,766     1,410
 Loan loss provision (219)    (151)    (211)   (126)    (154)    (283)     (128)
 Noninterest
  income. . .         449      961    1,786     891      698      588       474
 Noninterest
  expense . .      (1,790)  (2,196)  (2,993) (2,520)  (2,078)  (1,789)   (1,630)

 Income before
   taxes. . .       1,549    1,066    2,013     778      532      282       126
 Income taxes .      (524)    (355)    (666)   (243)    (177) F   (88)      (31)
 Income from continuing
   operations.      1,025      711    1,347     535      355      194        95
 Extraordinary
  items . . . .         0        0        0       0       66       88        31
 Net income . .    $1,025    $ 711  $ 1,347   $ 535    $ 421    $ 282     $ 126


Balance Sheet Data (period end)
 Total assets .  $100,324  $85,246  $90,431  $75,336  $59,935  $50,494  $41,470
 Securities . .    13,688   12,983   14,974   11,818    9,339    7,165    1,478
 Loans. . . . .    78,490   64,873   67,757   57,089   46,456   38,394   31,094
 Deposits . . .    92,239   78,268   83,163   68,712   55,012   46,152   37,427
 Long term debt       550    1,300      650      550      650      750      850
 Shareholders'
  equity. . . .     6,657    4,869    5,581    4,186    3,650    3,229    2,927

Per Share Data
 Income from continuing
  operations. . .  $ 2.76   $ 1.97   $ 3.72   $ 1.48   $ 0.98   $ 0.54   $ 0.26
 Net income . . .    2.76     1.97     3.72     1.48     1.16     0.78     0.35
 Cash dividends .    0.00     0.00     0.00     0.00     0.00     0.00     0.00









[THIS SPACE INTENTIONALLY LEFT BLANK]

NINE MONTHS ENDED SEPTEMBER 30, 1995

Earnings
Net income for the nine months ended September 30, 1995 was $1,025,000, a 44% increase over the $711,000 recorded for the first nine months of 1994. The improved earnings resulted primarily from an increase of $657,000 in net interest income and a decrease of $406,000 in noninterest expenses that were partially offset by a $512,000 decrease in noninterest income. The decrease in both the noninterest income and expenses were in large part a result of the sale of Arcadia Investment Management Company ("AIMC")in December 1994.


Net Interest Income
    The increase of $657,000 in net interest income is comprised of the following (in thousands):
                                    Nine Months                  Nine Months
                                      Ended                        Ended
                                   9/30/95         Change            9/30/94
NET INTEREST INCOME
Interest Income                      $  6,225       $  1,958       $  4,267
    Tax-equivalent adjustment               7              0              7
Tax-equivalent interest income          6,232          1,958          4,274
Interest expense                        3,116          1,301          1,815
    Net interest income              $  3,116            657       $  2,459
Reverse tax-equivalent adjustment                          0
    Increase in net interest income                 $    657

AVERAGE VOLUMES
Interest earning assets              $ 89,432       $ 15,772       $ 73,660
Interest bearing liabilities           77,196         13,258         63,938
    Net differential                 $ 12,236       $  2,514       $  9,722

AVERAGE YIELD EARNED/RATE PAID
Yield earned on assets                  9.29%          1.55%          7.74%
Rate paid on liabilities                5.38%          1.60%          3.78%
    Interest spread                     3.91%         -0.05%          3.96%
    Interest margin                     4.65%          0.20%          4.45%


    Average earning assets increased by $15,772,000 to $89,432,000, while average interest bearing liabilities increased by $13,258,000 to $77,196,000. The impact of rising market rates influenced the cost of funds to the same extent as the yield on earning assets. As a result, the change in the net interest spread and net interest margin due to rates was minimal.

Provision for Loan Losses
    The provision for loan losses was $219,000 for the nine months ended September 30, 1995, an increase of $68,000 from the $151,000 provided during the same period of 1994. At September 30, 1995, the allowance for loan losses was $1,270,000, or 1.62% of total loans, compared to an allowance of $1,017,000, or 1.57% of total loans, at September 30, 1994.
    Net charge-offs for the nine months ended September 30, 1995 were $42,000, compared to net charge-offs of $200 for the same period of 1994. Management rates the overall quality of the loan portfolio as very good and the allowance for loan losses as adequate, given the ratio of the allowance to total loans of 1.62% as of September 30, 1995.

Noninterest Income
    Total noninterest income for the nine months ended September 30, 1995, was $449,000, a decrease of $512,000 from the $961,000 recorded for the same period in 1994. Decreases of $522,000, or 54%, in investment management fees and $32,000, or 18%, in deposit service charges offset by an increase in trust fees of $50,000, or 23% were primarily responsible for the overall decrease. The decrease in investment management fees was due to the sale of AIMC in December 1994. Declines in service charges were due in part to an increase in the credit offset rate on commercial checking accounts. The increase in trust income was due to the growth in the number of trust accounts.

Noninterest Expense
    Noninterest expense was $1,790,000 for the nine months ended September 30, 1995, compared to $2,196,000 for the same period in 1994. Overall noninterest expense decreased $479,000, or 21%, due to the sale of AIMC.
    In addition, salaries and benefits increased $113,000, or 13%, as a result of staff additions and normal merit increases. This increase was partially offset by decreases of $33,000 in FDIC insurance and $16,000 in advertising.

Income Tax Expense
    The level of income tax expense fluctuates according to changes in the level of profitability. For the first nine months of 1995, income tax expense increased $169,000 to $524,000, compared to the $355,000 recorded for the same period of 1994. The overall increase in income before federal income taxes of $483,000 was the main factor for the increase in income tax expense.

Balance Sheet and Liquidity
    Total assets at September 30, 1995 amounted to $100,324,000, an increase of $15,078,000, or 18% from the $85,246,000 total asset figure for September 30, 1994. Comparing total loans and deposits at September 30, 1995 to the same period a year earlier, loans increased by $13,616,000 to $78,489,000 and deposits increased $13,971,000 to $92,239,000. As of
    September 30, 1995, the loan-to-deposit ratio was 85.1%, up from a ratio of 82.9% the year before.

Capital Resources
    The ratio of total equity to total assets was 6.6% at September 30, 1995 compared to a 5.7% ratio at September 30, 1994. The increased ratio of equity to assets resulted from growth in equity due to earnings for the period. Regulatory agencies have developed minimum guidelines by which the adequacy of a financial institution's capital may be evaluated. The Federal Reserve Board has published guidelines on the adequacy of capital, commonly referred to as "risk-based capital," that were applied to bank holding companies beginning in 1990.

    The following table illustrates AFC's leverage and risk-based capital ratios compared to the regulatory requirements:

                                Minimum Regulatory              AFC
                                   Requirements        09/30/95      09/30/94
      Tier 1 Capital ................  4.0 %             9.1 %          7.8 %
      Tier 1 and Tier 2 Capital .....  8.0              10.4            9.0
      Leverage Ratio ................  3.0               6.9            5.7

Gap Analysis
    Through the asset/liability management process, particular attention is placed on the bank's interest rate sensitivity, which is the degree net interest income is affected by the change in market interest rates. One method of estimating sensitivity is by a gap analysis. Gap is the difference between assets and liabilities maturing or repricing in the same period. Minimizing exposure to changes in the market rates is accomplished by keeping the relationship of the rate sensitive assets and liabilities in a relatively balanced position.

    Monitoring of assets and liabilities that are rate sensitive within 90 days and one year is a continuing aspect of AFC's rate sensitivity management process. AFC's policy is to maintain a reasonable balance of rate-sensitive assets and liabilities on a cumulative basis, thus minimizing the risk related to fluctuating interest rates. As of September 30, 1995, AFC had a cumulative 90 day gap position of 1.07 and a one year gap of 0.84. Based upon gap and other analyses, management believes AFC is well positioned to respond to interest rate movements in either direction.


    The schedule that follows illustrates AFC's asset/liability sensitivity
(gap) position as of September 30, 1995 (in thousands):

                         Up to 3    4 to 12      1 to 4      After
                         Months     Months       Years       4 Years    Total
Assets
   Loans                 $60,249   $  5,616      $ 6,300     $ 6,324    $ 78,489
   Securities              3,193      2,638        6,085       1,772      13,688
   Federal funds sold      3,000          0            0           0       3,000
   Other assets                0          0            0       5,147       5,147

         Total assets    $66,442    $ 8,254     $ 12,385    $ 13,243    $100,324
   Reverse rate swap     (10,000)         0            0      10,000           0

     Total assets
      after rate swap    $56,442    $ 8,254     $ 12,385    $ 23,243    $100,324

Liabilities
   Deposits              $52,287    $24,618     $  4,494    $ 10,840    $ 92,239
   Notes payable             550          0            0           0         550
   Other liabilities
      and equity               0          0            0       7,535       7,535

        Total liabilities
         and equity      $52,837    $24,618     $  4,494     $18,375    $100,324

Gap                      $ 3,605  $(16,364)    $  7,891     $ 4,868
Cumulative gap           $ 3,605  $(12,759)    $ (4,868)    $     0

Cumulative rate
   sensitive ratio          1.07      0.84         0.94        1.00


TWELVE MONTHS ENDED DECEMBER 31, 1994

Earnings
    Net income for the twelve months ended December 31, 1994 was $1,347,000, an $812,000 increase over the $535,000 recorded for the year earlier period. The improvement in earnings resulted primarily from an increase of $898,000 in net interest income, as well as an increase in noninterest income of $895,000, which were partially offset by an increase in the provision for loan losses of $85,000, and an increase of $473,000 in noninterest expenses. Over half of the increase in noninterest income is due to a gain of $475,000 resulting from the sale of Arcadia Investment Management Company ("AIMC").


Net Interest Income
    The increase of $898,000 in net interest income is comprised of the following (in thousands):

                                         Year                           Year
                                         Ended                          Ended
                                        12/31/94       Change         12/31/93
NET INTEREST INCOME
Interest Income                         $  6,112       $  1,614       $  4,498
    Tax-equivalent adjustment                 10              4              6
Tax-equivalent interest income             6,122          1,618          4,504
Interest expense                           2,681            716          1,965
    Net interest income                 $  3,441            902       $  2,539
Reverse tax-equivalent adjustment                            (4)
    Increase in net interest income                    $    898

AVERAGE VOLUMES
Interest earning assets                 $ 76,604       $ 14,058       $ 62,546
Interest bearing liabilities              66,498         11,333         55,165
    Net differential                    $ 10,106       $  2,725       $  7,381

AVERAGE YIELD EARNED/
    RATE PAID
Yield earned on assets                     7.99%          0.79%           7.20%
Rate paid on liabilities                   4.03%          0.47%           3.56%
    Interest spread                        3.96%          0.32%           3.64%
    Interest margin                        4.49%          0.43%           4.06%

    Average earning assets increased $14.1 million to $76,604,000 for the year ended December 31, 1994, while average interest bearing liabilities increased $11.3 million to $66,498,000. The average yield on earning assets, on a tax equivalent basis, of 7.99% increased .79% from the prior year, while the average rate paid on liabilities increased by .47% to 4.03% for the year 1994. The impact of rising market rates influenced the yield on earning assets to a greater extent than the cost of funds.
    As a result, net interest spread and net interest margin increased .32% and .43% respectively for the two periods.

       Provision  for Loan Losses
    The provision for loan losses was $211,000 for 1994, an increase of $85,000 from the $126,000 provided in the prior year. The provision for loan losses of $211,000 in 1994 increased the allowance for loan losses to 1.60% of total loans as of December 31, 1994. This compares to an allowance for loan losses of 1.43% of total loans as of December 31, 1993. The increase in allowance for loan losses resulted from a reduction of net charge-offs in 1994, and an increase for projected loan growth.

Noninterest Income
    Noninterest income for 1994 totalled $1,786,000 compared to $891,000 in the prior year. The increase over 1993 resulted primarily from the $475,000 gain on sale of AIMC. Noninterest income also experienced growth due to an increase of $234,000 or 377% in income from trust operations, as well as an increase of $61,000 or 35% in service charges on deposit accounts. Also contributing to the increase in noninterest income was a $23,000 or 53% increase in other noninterest income, which included significant increases in credit card fees and income from other real estate property owned disposed of during the year.

Noninterest Expense
    Total noninterest expense for 1994 was $2,993,000, an increase of 19% over the prior year. Significant factors leading to this increase were a 13% increase in salaries and employee benefits to $1,645,000, an 18% increase in occupancy and equipment expense to $478,000, and a 31% or $207,000 increase in other operating expenses. The increases in salary expense and occupancy and equipment expense were due to a full year of trust department expense in 1994, compared to only a partial year in 1993. Included in the rise in other operating expenses were a $28,600 increase in advertising expense to $64,700, and a $38,500 increase in FDIC insurance expense to $166,000.

Income Tax Expense
    The level of income tax expense fluctuates with changes in profitability and variations in the amount of tax exempt income. Income tax expense for 1994 increased $423,000 to $666,000 compared to $243,000 in the prior year. This increase resulted from increases in earnings from the sources described above, slightly offset by an increase in tax exempt income.

Balance Sheet and Liquidity
    Total loans increased $10,668,000 or 19% from December 31, 1993 to December 31, 1994. Total deposits also increased $14,451,000 or 21% for the same period. These increases resulted in a loan-to-deposit ratio of 81.5% at December 31, 1994, compared to 83.1% at December 31, 1993.

Capital Resources
    Shareholder's equity grew by 33% during 1994 as a result of improved earnings for the year. The ratio of total equity to total assets increased to 6.2% at December 31, 1994 from the ratio of 5.6% for the year earlier period.

TWELVE MONTHS ENDED DECEMBER 31, 1993

Earnings
    Net income for the twelve months ended December 31,1993 was $535,000, a 51% increase over the $355,000 recorded for the year earlier period. The improved earnings resulted primarily from an increase of $467,000 in net interest income, as well as an increase in noninterest income of $193,000. The improvement was further aided by a decrease of $28,000 in the provision for loan losses. The impact of these increases was partially offset by an increase of $442,000 in noninterest expenses.


Net Interest Income
    The increase of $467,000 in net interest income is comprised of the following (in thousands):

                                       Year                          Year
                                       Ended                         Ended
                                      12/31/93       Change         12/31/92
NET INTEREST INCOME
Interest Income                        $  4,498       $    504       $  3,994
    Tax-equivalent adjustment                 6              1              5
Tax-equivalent interest income            4,504            505          3,999
Interest expense                          1,965             37          1,928
    Net interest income                $  2,539            468       $  2,071
Reverse tax-equivalent adjustment                           (1)
    Increase in net interest income                   $    467

AVERAGE VOLUMES
Interest earning assets                $ 62,546       $ 11,303       $ 51,243
Interest bearing liabilities             55,165          9,235         45,930
    Net differential                   $  7,381       $  2,068       $  5,313

AVERAGE YIELD EARNED/
    RATE PAID
Yield earned on assets                     7.20%         -0.60%         7.80%
Rate paid on liabilities                   3.56%         -0.64%         4.20%
    Interest spread                        3.64%          0.04%         3.60%
    Interest margin                        4.06%          0.02%         4.04%

    Average earning assets increased $11.3 million to $62,546,000 for the year ended December 31, 1993, while average interest bearing liabilities increased $9.2 million to $55,165,000. The average yield on earning assets, on a tax equivalent basis, of 7.20% declined .60% from the prior year, while the average rate paid on liabilities decreased by .64% to 3.56% for the year 1993. The impact of falling market rates influenced the cost of funds to the same extent as the yield on earning assets. As a result, net interest spread and net interest margin were minimally impacted for the two periods.


Provision  for Loan Losses
    The provision for loan losses was $126,000 for 1993, a decrease of $28,000 from the $154,000 provided in the prior year. The provision for loan losses of $126,000 in 1993 maintained the allowance for loan losses at 1.43% of total loans as of December 31, 1993, and 1992.

Noninterest Income
    Noninterest income for 1993 totalled $891,000 compared to $698,000 in the prior year. The improvement over 1992 resulted primarily from an increase of $51,000 or 42% in service charges on deposit accounts, as well as a $62,000 addition to income from trust services which were established in 1993. Another contributor to the increase in noninterest income was a $48,000 rise in investment management fees resulting from an increase in assets under management.

Noninterest Expense
    Total noninterest expense for 1993 was $2,520,000, an increase of 21% over the prior year. Significant factors leading to this increase were a 28% increase in salaries and employee benefits to $1,452,000, and a 23% increase in occupancy and equipment expense to $405,000. A majority of these increases were a result of the establishment of a trust department during 1993.

Income Tax Expense
    The level of income tax expense fluctuates with changes in profitability. Income tax expense for 1993 increased $66,000 to $243,000 compared to $177,000 in the prior year. This increase resulted primarily from increases in earnings from the sources described above.

Balance Sheet and Liquidity
    Total loans increased $10,633,000 or 23% from December 31, 1992 to December 31, 1993. Total deposits also increased $13,700,000 or 25% for the same period. These increases resulted in a loan-to-deposit ratio of 83.1% at December 31, 1993, compared to 84.4% at December 31, 1992.

Capital Resources
    Shareholder's equity grew by 15% during 1993 as a result of improved earnings for the year. The ratio of total equity to total assets decreased to 5.6% at December 31, 1993 from the ratio of 6.1% for the year earlier period, as the growth in the balance sheet outpaced the growth in equity.

Market for AFC Common Stock and Related Shareholder Matters

    There are 1,000,000 shares of AFC Common Stock authorized, of which 371,004 shares were issued and outstanding as of September 30, 1995. There were one hundred sixty-four (164) shareholders of record. There is no public trading market for AFC Common Stock, and there is no published information with respect to its market price. Management is not aware of any trading in AFC's Common Stock during the past three years.

    The holders of AFC's Common Stock are entitled to dividends when, as and if declared by the Board of Directors of AFC out of funds legally available for that purpose. AFC has not paid regular cash dividends. Shareholders of AFC will participate in the FMBC dividends with a record date later than the effective date of the Merger.

    Under the terms of the Plan of Merger, AFC is prohibited from the declaration or payment of any dividends or any other distributions in respect of its Common Stock. AFC's ability to pay dividends is dependent upon the earnings of the Bank, its ability to distribute dividends to AFC, and the declaration of any dividends by the Bank's Board of Directors. AFC does not plan to pay any dividends prior to consummation of the Merger.

















              [THIS SPACE INTENTIONALLY LEFT BLANK]

AFC Shareholders

    Principal Shareholders. At September 30, 1995, AFC had issued and outstanding 371,004 shares of Common Stock held by 164 shareholders of record. The following table sets forth information as to the number of shares of AFC Common Stock held as of September 30, 1995, by each shareholder known to AFC's management to be the beneficial owner of more than 5 percent of AFC's Common Stock. The table also shows information as to FMBC Common Stock to be owned by each such person assuming that the Merger is consummated.


                                                                   Amount
                                                                   of FMBC
Name and                   Amount and                              Common Stock
Address of                 Nature of           Percent of          Ownership
Beneficial                 Beneficial          AFC                 Following
Owner                      Ownership(1)        Common Stock        Merger(2)(3)

Ronald J. Beike (4)        18,951              5.1%                31,231
7950 Moorsbridge Road
Portage, MI 49002

Sherwood M. Boudeman       19,530              5.3%                32,185
227 East Michigan Avenue
Kalamazoo, MI 49083

Robert M. Brown            21,560              5.8%                35,531
7950 Moorsbridge Road
Portage, MI 49002

John C. Wattles (5)        28,400              7.7%                46,803
2850 Oakland Drive
Kalamazoo, MI 49008




See footnotes under following table.

    Officers and Directors. The following table sets forth information as to the number of shares of AFC Common Stock held as of September 30, 1995, by each director of AFC and by all directors and executive officers of AFC as a group. The table also shows information as to FMBC Common Stock to be beneficially owned by each such person or group assuming that the Merger is consummated and that each such director and executive officer receives the maximum permitted number of shares of FMBC Common Stock in exchange for his or her shares of AFC Common Stock.

                                                                   Amount
                                                                   of FMBC
Name and                   Amount and                              Common Stock
Address of                 Nature of           Percent of          Ownership
Beneficial                 Beneficial          AFC                 Following
Owner                      Ownership(1)        Common Stock        Merger(2)(3)
William K. Becker          16,341              4.4%                26,930
7950 Moorsbridge Road
Portage, MI 49002

Mr. Ronald J. Bieke (4)    18,951              5.1%                31,231
7950 Moorsbridge Road
Portage, MI 49002

Sherwood M. Boudeman       19,530              5.3%                35,531
227 East Michigan Avenue
Kalamazoo, MI 49007

Eric V. Brown, Jr.          3,290              0.9%                 5,422
444 West Michigan Avenue
Kalamazoo, MI 49007

Robert M. Brown            21,560              5.8%                35,531
7950 Moorsbridge Road
Portage, MI 49002

Lawrence B. Fitch (6)      13,037              3.4%                21,485
251 East Michigan Avenue
Kalamazoo, MI 49083

John W. Garside             8,786              2.4%                14,479
309 East Water Street
Kalamazoo, MI 49005

Ronald N. Kilgore (7)       2,500              0.7%                 4,120
251 East Michigan Avenue
Kalamazoo, MI 49083

A. John Todd, III          11,371              3.1%                18,739
P.O. Box 711
Kalamazoo, MI 49005

John C. Wattles (5)        28,400              7.7%                46,803
2850 Oakland Drive
Kalamazoo, MI 49008


                                                                  Amount
                                                                  of FMBC
Name and                Amount and                                Common Stock
Address of              Nature of             Percent of          Ownership
Beneficial              Beneficial            AFC                 Following
Owner                   Ownership(1)          Common Stock        Merger(2)(3)

All officers and          143,766             37.0%               236,926
directors as a group
(10 persons)



    (1) This information is based upon AFC's records as of September 30, 1995, and information supplied by the persons listed. The number of shares stated in this column includes shares owned of record by the shareholder and shares which, under federal securities regulations, are deemed to be beneficially owned by the shareholder. Unless otherwise noted, the individuals have sole voting and investment power or share voting and investment power with their respective spouses.

    (2)  This column reflects AFC Common Shares owned multiplied by 1.648.

    (3) No shareholder of AFC will, as a result of the transaction, own in excess of .2% of the FMBC Common Stock outstanding following the Merger.
Percentages are based on 18,187,411 shares of FMBC outstanding as of September 30, 1995, plus the assumed issuance of 653,850 shares of FMBC
Common Stock in the Merger.

    (4) Includes 3,500 shares as to which Mr. Bieke has the right to acquire beneficial ownership pursuant to AFC's Stock Option Plan (the "Option Plan").

    (5) Includes 4,580 shares owned by APM Limited Partnership as to which Mr. Wattles shares voting and investment power.

    (6) Includes 11,500 shares as to which Mr. Fitch has the right to acquire beneficial ownership pursuant to the Option Plan.

    (7) Mr. Kilgore has the right to acquire beneficial ownership of the shares indicated pursuant to the Option Plan.


Interests of Certain Persons

     Directors and officers of AFC have no substantial interest, direct or indirect, in the proposed Merger except insofar as they will be entitled to receive FMBC Common Stock in exchange for their respective shares of AFC Common Stock. Reference is made to the preceding section, "Principal Shareholders," which discusses stock ownership of AFC's principal shareholders and stock ownership of directors and executive officers of AFC. Directors of neither AFC nor the Bank will, by virtue of the consummation of the Merger, become directors of FMBC. Directors of the Bank immediately prior to the Merger will continue in that capacity immediately following the Merger, serving at the pleasure of FMBC. Other changes in the Bank's directors and officers are described in the section "Proposed Merger - The Affiliation Agreement and Plan of Merger."

    Each director and executive officer of AFC has agreed not to sell, transfer or otherwise dispose of shares of FMBC Common Stock received in the Merger until financial results covering at least thirty (30) days of post-Merger operations of AFC and FMBC have been published and, thereafter, not to transfer any such shares in a manner which would result in a violation of the Securities Act of 1933 or applicable rules or regulations. In addition, each director and executive officer of AFC has agreed to vote in favor of the Merger and not to compete for five (5) years with the Bank in Kalamazoo County through a new bank formed during the period beginning December 22, 1995 and ending four (4) years after the effective date of Merger.


                          LEGAL MATTERS

    Certain legal matters in connection with the Merger will be passed upon by Miller, Canfield, Paddock & Stone, P.L.C., Kalamazoo, Michigan and certain matters with respect to the legality of the issuance of the FMBC Common Stock will be passed upon for FMBC by Varnum, Riddering, Schmidt & Howlett LLP, Grand Rapids, Michigan.


                             EXPERTS

    The financial statements of FMBC incorporated by reference in this Prospectus/Proxy Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

    The financial statements of AFC as of December 31, 1994, 1993 and 1992 and for each of the three years in the period ended December 31, 1994 included in this Prospectus/Proxy Statement have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their report appearing elsewhere herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                      SOURCES OF INFORMATION

    The information concerning AFC contained in this Prospectus/Proxy Statement has been supplied by management of AFC. Information concerning FMBC contained in this Prospectus/Proxy Statement and incorporated herein has been supplied by management of FMBC. Neither AFC nor FMBC has any reason to believe that the information so furnished contains any material misstatements or omits to state a material fact required to be stated herein or necessary to make the statements herein not misleading. AFC has relied upon FMBC with respect to the accuracy and completeness of the information concerning FMBC. FMBC has relied upon AFC with respect to the accuracy and completeness of the information concerning AFC.

           PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                           (Unaudited)


    The following unaudited pro forma condensed combined financial statements and explanatory notes are presented to show the impact of the proposed Merger of AFC with FMBC on FMBC's historical financial position and on its results of operations.



















                  [THIS SPACE INTENTIONALLY LEFT BLANK]

                PRO FORMA CONDENSED COMBINED BALANCE SHEET
                     SEPTEMBER 30, 1995  (unaudited)

The unaudited pro forma condensed combined balance sheet assumes that the Merger was consumated on September 30, 1995. The Merger is expected to be accounted for using the pooling-of-interests method of accounting. This statement should be read in conjunction with the other unaudited pro forma financial information and the separate historical financial statements of FMBC and AFC appearing elsewhere or incorporated by reference in this Prospectus/Proxy Statement.


(in thousands, except per share data)                      PRO FORMA   PRO FORMA
                                  FMBC (A)     AFC         ADJUSTMENTS  COMBINED
ASSETS
  Cash and due from banks. . . . .$ 108,617    $ 4,906(E)  $         $ 113,523
  Interest bearing deposits. . . .    6,914          0                   6,914
  Federal funds sold . . . . . . .   49,500      3,000                  52,500
  Securities:  Available-for-Sale.  201,899      6,280                  208,179
                 Held-to-Maturity.  487,521      7,408                  494,929

  Loans. . . . . . . . . . . . . . 2,080,864    78,490                2,159,354
     Allowance for loan losses . .   (25,947)   (1,270)                 (27,217)
        Net loans. . . . . . . . . 2,054,917    77,220          0     2,132,137

  Net premises and equipment . . .    67,159       650                   67,809
  Goodwill . . . . . . . . . . . .     6,495         0                    6,495
  Other assets . . . . . . . . . .    44,714     1,143                   45,857

        Total assets . . . . . . .$3,027,736  $100,607      $   0    $3,128,343

LIABILITIES
  Deposits: Noninterest bearing. .$  306,519  $ 10,278      $        $  316,797
               Interest bearing. . 2,321,490    81,961                2,403,451
     Total deposits. . . . . . . . 2,628,009    92,239          0     2,720,248

  Short-term borrowings. . . . . .   125,239         0                  125,239
  Other liabilities. . . . . . . .    29,209       878                   30,087
  Long-term debt . . . . . . . . .     6,575       550                    7,125
     Total liabilities . . . . . . 2,789,032    93,667          0     2,882,699

SHAREHOLDERS' EQUITY
  Common stock . . . . . . . . . .    18,187 (B)   397 (E)   (397) (C)   18,841
                                                              654  (C)
  Surplus. . . . . . . . . . . . .   143,028     3,477 (E) (3,477) (C)  146,248
                                                            3,220  (C)
  Retained earnings. . . . . . . .    76,752     3,064                   79,816

  Securities valuation . . . . . .       737         2                      739
     Total shareholders' equity. .   238,704     6,940          0       245,644
        Total liabilities and
        shareholders' equity . . .$3,027,736  $100,607     $    0    $3,128,343

Book value per common share
based on 18,187,411 shares
(18,841,261 including AFC) . . . .          $    13.12           $     13.04

See notes to pro forma condensed combined financial statements.



         PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
        NINE MONTHS ENDED SEPTEMBER 30, 1995   (unaudited)

                                                                       PRO FORMA
(in thousands, except per share data)     FMBC (A)         AFC         COMBINED
INTEREST INCOME
  Interest and fees on loans. .           $143,550         $5,555      $149,105
  Interest on securities:
     Taxable . . . . .                      21,669            459        22,128
     Tax-exempt. . . .                      10,429             38        10,467
  Other interest income . . . .              1,502            173         1,675

     Total interest income. . .            177,150          6,225       183,375

INTEREST EXPENSE
  Interest on deposits. . . . .             80,078          3,071        83,149
  Interest on short-term borrowings. . .     4,396              2         4,398
  Interest on long-term debt. .                491             43           534

     Total interest expense . .             84,965          3,116        88,081

NET INTEREST INCOME. .                      92,185          3,109        95,294
  Provision for loan losses . .              5,614            219         5,833

     Net interest income after
     provision for loan losses.             86,571          2,890        89,461

NONINTEREST INCOME
  Service charges on deposits .              9,351            145         9,496
  Trust and investment management fees       5,024            265         4,165
  Other operating income. . . .              7,629             39         8,792
  Securities gains (losses) . .                 36              0            36

     Total noninterest income .             22,040            449        22,489

NONINTEREST EXPENSE
  Salaries and employee benefits . . . .    40,045            971        41,016
  Occupancy and equipment expense. . . .     9,145            305         9,450
  Other operating expense . . .             24,550            514        25,064

     Total noninterest expense.             73,740          1,790        75,530

     Income before income taxes. . . . .    34,871          1,549        36,420
  Income tax expense .                       8,829            524         9,353

INCOME FROM CONTINUING
   OPERATIONS. . . . .                    $ 26,042         $1,025      $ 27,067

  Income per share from
     continuing operations  (D)
        Primary. . . .                     $  1.42       $   2.76       $  1.42
        Fully diluted.                        1.42                         1.42

See notes to pro forma condensed combined financial statements.


            PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
            NINE MONTHS ENDED SEPTEMBER 30, 1994   (unaudited)

                                                                       PRO FORMA
(in thousands, except per share data)      FMBC (A)       AFC          COMBINED
INTEREST INCOME
  Interest and fees on loans. .            $109,200       $3,845       $113,045
  Interest on securities:
     Taxable . . . . .                       20,262          366         20,628
     Tax-exempt. . . .                       10,725           29         10,754
  Other interest income . . . .                722            27            749

     Total interest income. . .            140,909         4,267        145,176

INTEREST EXPENSE
  Interest on deposits. . . . .             53,719         1,745         55,464
  Interest on short-term borrowings. . .     2,916            25          2,941
  Interest on long-term debt. .                610            45            655

     Total interest expense . .             57,245         1,815         59,060

NET INTEREST INCOME. .                      83,664         2,452         86,116
  Provision for loan losses . .              4,622           151          4,773

     Net interest income after
     provision for loan losses.             79,042         2,301         81,343

NONINTEREST INCOME
  Service charges on deposits .              8,705           177          8,882
  Trust and investment management fees       4,826           737          4,625
  Other operating income. . . .              7,871            47          8,856
  Securities gains (losses) . .               (159)            0           (159)

     Total noninterest income .             21,243           961         22,204

NONINTEREST EXPENSE
  Salaries and employee benefits . . . .    36,219         1,199         37,418
  Occupancy and equipment expense. . . .     8,639           393          9,032
  Other operating expense . . .             24,062           604         24,666

     Total noninterest expense.             68,920         2,196         71,116

     Income before income taxes. . . . .    31,365         1,066         32,431
  Income tax expense .                       7,404           355          7,759

INCOME FROM CONTINUING
   OPERATIONS. . . . .                    $ 23,961        $  711       $ 24,672

  Income per share from
     continuing operations  (D)
        Primary. . . .                    $  1.30       $   1.97       $   1.29
        Fully diluted.                       1.30                          1.29

See notes to pro forma condensed combined financial statements.


         PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
              TWELVE MONTHS ENDED DECEMBER 31, 1994

                                                                      PRO FORMA
(in thousands, except per share data)     FMBC (A)       AFC          COMBINED
INTEREST INCOME
  Interest and fees on loans. .           $151,440       $5,447        $156,887
  Interest on securities:
     Taxable . . . . .                      27,628          526          28,154
     Tax-exempt. . . .                      14,267           39          14,306
  Other interest income . . . .                926          100           1,026

     Total interest income. . .            194,261        6,112         200,373

INTEREST EXPENSE
  Interest on deposits. . . . .             75,371        2,586          77,957
  Interest on short-term borrowings. . .     4,370           25           4,395
  Interest on long-term debt. .                787           70             857

     Total interest expense . .             80,528        2,681          83,209

NET INTEREST INCOME. .                     113,733        3,431         117,164
  Provision for loan losses . .              6,459          211           6,670

     Net interest income after
     provision for loan losses.            107,274        3,220         110,494

NONINTEREST INCOME
  Service charges on deposits .             11,723          234          11,957
  Trust and investment management fees       6,534        1,482           8,016
  Other operating income. . . .             10,268           66          10,334
  Securities gains (losses) . .               (297)           4            (293)

     Total noninterest income .             28,228        1,786          30,014

NONINTEREST EXPENSE
  Salaries and employee benefits . . . .    48,994        1,645          50,639
  Occupancy and equipment expense. . . .    11,422          478          11,900
  Other operating expense . . .             32,596          870          33,466

     Total noninterest expense.             93,012        2,993          96,005

     Income before income taxes. . . . .    42,490        2,013          44,503
  Income tax expense .                      10,110          666          10,776

INCOME FROM CONTINUING
   OPERATIONS. . . . .                   $  32,380      $ 1,347        $ 33,727

  Income per share from
     continuing operations  (D)
        Primary. . . .                   $    1.76      $  3.72         $  1.77
        Fully diluted.                        1.76                         1.77

See notes to pro forma condensed combined financial statements.

            PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                 TWELVE MONTHS ENDED DECEMBER 31, 1993

                                                                       PRO FORMA
(in thousands, except per share data)     FMBC (A)      AFC            COMBINED
INTEREST INCOME
  Interest and fees on loans. .           $127,970       $3,972        $131,942
  Interest on securities:
     Taxable . . . . .                      29,328          432          29,760
     Tax-exempt. . . .                      13,627           34          13,661
  Other interest income . . . .                870           60             930

     Total interest income. . .            171,795        4,498         176,293

INTEREST EXPENSE
  Interest on deposits. . . . .             68,488        1,920          70,408
  Interest on short-term borrowings. . .     3,368            5           3,373
  Interest on long-term debt. .                880           40             920

     Total interest expense . .             72,736        1,965          74,701

NET INTEREST INCOME. .                      99,059        2,533         101,592
  Provision for loan losses . .              5,262          126           5,388

     Net interest income after
     provision for loan losses.             93,797        2,407          96,204

NONINTEREST INCOME
  Service charges on deposits .             10,532          173          10,705
  Trust and investment management fees       5,869          675           6,544
  Other operating income. . . .             14,627           43          14,670
  Securities gains (losses) . .                127            0             127

     Total noninterest income .             31,155          891          32,046

NONINTEREST EXPENSE
  Salaries and employee benefits . . . .    45,185        1,452          46,637
  Occupancy and equipment expense. . . .    10,814          405          11,219
  Other operating expense . . .             30,867          663          31,530

     Total noninterest expense.             86,866        2,520          89,386

     Income before income taxes. . . . .    38,086          778          38,864
  Income tax expense .                       8,609          243           8,852

INCOME FROM CONTINUING
   OPERATIONS. . . . .                   $  29,477      $   535        $ 30,012

  Income per share from
     continuing operations  (D)
        Primary. . . .                   $   1.59       $  1.48        $   1.57
        Fully diluted.                       1.59                          1.57

See notes to pro forma condensed combined financial statements.


           PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                TWELVE MONTHS ENDED DECEMBER 31, 1992

                                                                       PRO FORMA
(in thousands, except per share data)     FMBC (A)       AFC           COMBINED
INTEREST INCOME
  Interest and fees on loans. .           $129,260       $3,543        $132,803
  Interest on securities:
     Taxable . . . . .                      32,217          366          32,583
     Tax-exempt. . . .                      12,721           34          12,755
  Other interest income . . . .              1,389           51           1,440

     Total interest income. . .            175,587        3,994         179,581

INTEREST EXPENSE
  Interest on deposits. . . . .             77,854        1,874          79,728
  Interest on short-term borrowings. . .     3,385            7           3,392
  Interest on long-term debt. .                579           47             626

     Total interest expense . .             81,818        1,928          83,746

NET INTEREST INCOME. .                      93,769        2,066          95,835
  Provision for loan losses . .              6,497          154           6,651

     Net interest income after
     provision for loan losses.             87,272        1,912          89,184

NONINTEREST INCOME
  Service charges on deposits .              9,235          122           9,357
  Trust and investment management fees       5,034          565           5,599
  Other operating income. . . .             13,088           29          13,117
  Securities gains (losses) . .                237          (18)            219

     Total noninterest income .             27,594          698          28,292

NONINTEREST EXPENSE
  Salaries and employee benefits . . . .    42,027        1,138          43,165
  Occupancy and equipment expense. . . .     9,979          330          10,309
  Other operating expense . . .             30,367          610          30,977

     Total noninterest expense.             82,373        2,078          84,451

     Income before income taxes. . . . .    32,493          532          33,025
  Income tax expense .                       6,817          177           6,994

INCOME FROM CONTINUING
   OPERATIONS. . . . .                   $  25,676      $   355        $ 26,031

  Income per share from
     continuing operations  (D)
        Primary. . . .                   $   1.39       $  0.98        $   1.36
        Fully diluted.                       1.39                          1.36

See notes to pro forma condensed combined financial statements.


NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Unaudited)


A) FMBC's financial data has been restated to reflect the March 10, 1995 acquisition of Superior Financial Corporation on a pooling-of-interests basis.


B) FMBC's common stock consists of 24,000,000 shares authorized at $1.00 par value, of which 18,187,411 shares were outstanding as of September 30, 1995.


C) To record the acquisition of all of the stock of AFC in exchange for 653,850 shares of FMBC common stock using an exchange rate of 1.648 shares of FMBC common stock for each share of AFC stock, assuming the issuance of an additional 25,750 AFC shares under option. See note E.

D) The income per share data is based on average shares outstanding during each period including the assumed exercise of dilutive stock options. The data has been adjusted to give retroactive effect to the stock dividends and splits paid by FMBC in each year and to reflect the March 10, 1995 acquisition of Superior Financial Corporation on a pooling-of-interests basis.

E) The balance sheet for AFC as of September 30, 1995 has been adjusted for the pro forma exercise and issuance of 25,750 shares of AFC common stock under all outstanding stock options. The Plan of Merger requires all AFC stock options to be exercised by the Closing Date for the merger for cash consideration to AFC of not less than $282,999.

                  ARCADIA FINANCIAL CORPORATION

                CONSOLIDATED FINANCIAL STATEMENTS
          YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992



                             CONTENTS



Independent Auditors' Report                                         F-2

Consolidated Financial Statements:
    Consolidated Balance Sheets                                      F3-4
    Consolidated Statements of Income                                F-5
    Consolidated Statements of Stockholders' Equity                  F-6
    Consolidated Statements of Cash Flows                            F7-8

Summary of Significant Accounting Policies                           F9-12

Notes to Consolidated Financial Statements                           F13-20

Independent Auditors' Report


Board of Directors and Stockholders
Arcadia Financial Corporation
Kalamazoo, Michigan

We have audited the accompanying consolidated balance sheets of Arcadia Financial Corporation and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arcadia Financial Corporation and Subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.



/s/ BDO SEIDMAN, LLP

BDO Seidman, LLP
Kalamazoo, Michigan
January 18, 1995

         ARCADIA FINANCIAL CORPORATION AND SUBSIDIARIES

                  CONSOLIDATED BALANCE SHEETS



December 31,                            1994           1993
Assets

Cash and Due from Banks                 $ 4,315,883    $ 5,642,676

Federal Funds Sold                        2,850,000              -

Total Cash and Cash Equivalents           7,165,883      5,642,676

Investment Securities (Note 2):
     Available-for-sale                   8,567,293              -
     Held-to-maturity (estimated market
          value of $6,230,340 and
          $11,821,547)                    6,406,360     11,817,543

Total Investment Securities              14,973,653     11,817,543

Loans (Note 3):
     Commercial                          55,722,863     47,542,388
     Real estate mortgages                6,524,921      6,617,270
     Consumer                             5,509,598      2,929,583

                                         67,757,382     57,089,241
     Less allowance for loan losses       1,081,082        819,579

Net Loans                                66,676,300     56,269,662

Premises and Equipment, net (Note 4)        612,827        796,066

Accrued Interest and Other Assets         1,002,568        810,060

                                        $90,431,231    $75,336,007


December 31,                             1994           1993
Liabilities and Stockholders' Equity

Liabilities:

Deposits:
     Non-interest bearing demand        $10,574,449    $11,218,768
     Interest bearing demand             18,677,343     18,002,535
     Savings and money market accounts    8,184,749      8,496,957
     Time (Note 5)                       45,726,864     30,994,139

Total Deposits                           83,163,405     68,712,399

Federal Funds Purchased                           -      1,250,000

Accrued Interest and Other Liabilities    1,036,981        638,037

Note Payable to Bank (Note 6)               650,000        550,000

Total Liabilities                        84,850,386     71,150,436

Commitments and Contingencies
     (Notes 9, 11, 12, and 13)

Stockholders' Equity:
     Common stock, $1 par, 1,000,000
          shares authorized; 371,004
          and 362,004 shares outstanding
          (Note 10)                         371,004        362,004
     Additional paid-in capital           3,219,536      3,130,536
     Securities valuation (Note 2)          (50,040)             -
     Retained earnings                    2,040,345        693,031

Total Stockholders' Equity                5,580,845      4,185,571

                                        $90,431,231    $75,336,007


  See accompanying summary of significant accounting policies and notes to consolidated financial statements.

             ARCADIA FINANCIAL CORPORATION AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF INCOME


Year ended December 31,               1994           1993           1992
Interest Income:
     Interest and fees on loans    $5,446,597     $3,972,215     $3,542,619
     Interest on investment securities:
          Taxable                     526,354        432,426        366,290
          Tax exempt                   39,327         33,827         34,154
     Interest on federal funds sold    99,803         60,307         50,952

Total Interest Income               6,112,081      4,498,775      3,994,015

Interest Expense                    2,680,611      1,964,670      1,927,170

Net Interest Income                 3,431,470      2,534,105      2,066,845

Provision for Loan Losses (Note 3)    210,575        126,100        154,150

Net Interest Income After Provision for
     Loan Losses                    3,220,895      2,408,005      1,912,695

Other Income:
     Investment management fees       710,288        613,360        565,167
     Gain on sale of subsidiary
          (Note 14)                   475,274              -              -
     Trust income                     296,024         61,506              -
     Service charges on deposit
        accounts                      234,259        172,903        121,964
     Other                             69,864         43,289         28,498

Total Other Income                  1,785,709        891,058        715,629

Other Expenses:
     Salaries and employee
         benefits                   1,644,657      1,452,451      1,138,075
     Equipment expenses               255,834        192,214        160,163
     Occupancy expenses               222,759        213,082        169,771
     FDIC insurance                   166,307        127,830        106,256
     Other                            703,733        535,128        522,124

Total Other Expenses                2,993,290      2,520,705      2,096,389

Income Before Taxes on Income and
     Extraordinary Item             2,013,314        778,358        531,935

Taxes on Income (Note 7)              666,000        243,000        177,000

Income Before Extraordinary Item    1,347,314        535,358        354,935

Extraordinary Item - Reduction of income
     taxes resulting from carryforward
     of prior years' net operating
     losses (Note 7)                        -              -         66,000

Net Income                         $1,347,314     $  535,358     $  420,935

Earnings Per Share of Common Stock $     3.72     $     1.48     $     1.16

  See accompanying summary of significant accounting policies and notes to consolidated financial statements.


         ARCADIA FINANCIAL CORPORATION AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                           Additional                 Retained
                              Common       Paid-in       Securities   Earnings
                              Stock        Capital       Valuation    (Deficit)
Balance, January 1, 1992      $362,004     $3,130,536    $       -   $ (263,262)

Net income for the year              -              -            -      420,935

Balance, December 31, 1992     362,004      3,130,536            -      157,673

Net income for the year              -              -            -      535,358

Balance, December 31, 1993     362,004      3,130,536            -      693,031

Issuance of 9,000 shares of
     common stock
     (Note 10)                   9,000         89,000            -            -

Net income for the year              -              -            -    1,347,314

Unrealized losses
     (Note 2)                        -              -      (50,040)           -

Balance, December 31, 1994    $371,004     $3,219,536    $ (50,040)  $2,040,345


  See accompanying summary of significant accounting policies and notes to consolidated financial statements.


                ARCADIA FINANCIAL CORPORATION AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF CASH FLOWS


Year ended December 31,           1994             1993             1992
Operating Activities:
   Interest received             $ 5,661,400      $ 4,163,068      $ 3,858,687
   Fees received                   1,448,667        1,069,770          911,987
   Interest paid                  (2,573,880)      (1,885,431)      (1,893,831)
   Income taxes received (paid)     (446,449)        (375,233)           8,871
   Cash paid to suppliers
      and employees               (2,550,835)      (2,376,514)      (1,925,532)

Cash Provided by Operating
   Activities                      1,538,903          595,660          960,182

Investing Activities:
   Investment securities
      available-for-sale:
      Purchases                  (8,966,400)                -                -
      Proceeds from sales            34,597                 -        5,652,507
      Proceeds from
          maturities              5,557,000                 -                -
   Investment securities
      held-to-maturity:
      Purchases                  (1,265,000)       (7,502,300)     (18,402,429)
      Proceeds from
          maturities              1,370,000         5,112,000       10,519,571
   Proceeds from sale of
      subsidiary                    525,000                 -                -
   Net increase in loans        (10,617,213)      (10,607,632)      (8,129,904)
   Capital expenditures             (47,031)         (125,851)        (141,322)
   Increase in cash surrender
      value of officer's
      life insurance                 (5,655)           (5,655)          (5,655)

Cash Used in Investing
Activities                      (13,414,702)      (13,129,438)     (10,507,232)

Financing Activities:
   Net increase (decrease) in
      demand deposit and
      savings accounts             (281,719)        7,530,159          379,385
   Net increase in certificates
      of deposit                 14,732,725         6,170,290        8,480,749
   Net increase (decrease) in
      federal funds purchased    (1,250,000)        1,250,000                -
   Proceeds from issuance of
      long-term debt              1,300,000                 -                -
   Principal payments of debt    (1,200,000)         (100,000)        (100,000)
   Proceeds from issuance of
    stock                            98,000                 -                -

Cash Provided by Financing
   Activities                    13,399,006        14,850,449        8,760,134


                    ARCADIA FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


Year ended December 31,              1994             1993            1992
Net Increase (Decrease) in Cash and
   Cash Equivalents                  1,523,207        2,316,671       (786,916)

Cash and Cash Equivalents,
   beginning of year                 5,642,676        3,326,005      4,112,921

Cash and Cash Equivalents,
   end of year                     $ 7,165,883      $ 5,642,676    $ 3,326,005

Reconciliation of Net Income to
   Cash Provided by Operating
   Activities:
      Net income                   $ 1,347,314      $  535,358     $   420,935
      Gain on sale of subsidiary      (475,274)              -               -
      Depreciation, amortization,
          and accretion                169,130          29,996         169,536
      Loss (gain) on sale of
          investment securities
          available-for-sale            (3,976)              -          18,208
      Loss on disposal of premises
          and equipment                 62,337               -               -
      Provision for loan losses        210,575         126,100         154,150
      Deferred income tax benefit      (74,000)        (80,000)       (104,000)
      Other non-cash transactions          132           6,310          17,712
      Changes in related assets
          and liabilities:
          Interest receivable         (252,813)        (70,635)         32,493
          Interest payable             106,731          79,239           3,640
          Income taxes payable         293,751         (33,233)        187,800
          Prepaid expenses             136,184          37,850          25,680
          Fees receivable               (1,446)         (2,410)          1,035
          Accrued expenses and
               accounts payable         21,273         (31,720)         (3,204)
          Deferred revenue - fees       (1,015)         (1,195)          6,197

Cash Provided by Operating
   Activities                      $ 1,538,903     $   595,660     $   960,182


  See accompanying summary of significant accounting policies and notes to consolidated financial statements.


              ARCADIA FINANCIAL CORPORATION AND SUBSIDIARIES

               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Principles of Consolidation

The consolidated financial statements include the accounts of Arcadia Financial Corporation and all of its subsidiaries. All material intercompany accounts and transactions are eliminated.

Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

Federal Funds

Federal funds are generally purchased and sold for one-day periods.

Investment Securities

The Corporation adopted Statement of Financial Accounting Standards
(SFAS) No. 115, "Accounting for Certain Investments in Debt and
Equity Securities," as of January 1, 1994. Under this statement, investment securities are required to be classified as "held-to-maturity," "available-for-sale," or "trading." Held-to-maturity securities, for which the Corporation has the positive intent and ability to hold to maturity, are stated at cost adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities, which may be sold in the future to meet the Corporation's investment objectives of quality, liquidity and yield and to avoid significant market value deterioration, are adjusted to fair value each reporting period. Unrealized gains and losses on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity, until realized. The Corporation does not hold any trading securities.

The adjusted cost of each specific security sold is used to compute gains and losses on all security transactions.

Loans and Allowance for Loan Losses

Loans are carried at their principal amount outstanding. Interest on commercial, real estate mortgages, and consumer loans is accrued and credited to income based upon the principal amount outstanding.



     See accompanying notes to consolidated financial statements.

              ARCADIA FINANCIAL CORPORATION AND SUBSIDIARIES

               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


The Corporation defers loan origination and commitment fees, net of certain direct loan origination costs, and the net deferred fees are amortized into interest income over the lives of the related loans as yield adjustments.

Loan performance is reviewed regularly by loan officers and senior management. When reasonable doubt exists concerning collectibility of interest or principal, the loan is placed on a nonaccrual basis. Any interest previously accrued but not collected is reversed and charged against current earnings.

The allowance for loan losses is established by charges to operations based upon management's evaluation of loans, economic conditions, and other factors considered necessary to maintain the allowance at an adequate level to absorb future loan charge-offs. Credits deemed uncollectible are charged to the allowance. Provisions for credit losses and recoveries on loans previously charged off are added to the allowance.

The Corporation participates in a Capital Access program with the Michigan Strategic Fund. Under this program, the Corporation makes loans to companies who might not otherwise be able to obtain financing. In return, the borrower and the Michigan Strategic Fund contribute a percentage of the loan amount to establish a reserve for potential loan losses for all loans included in this program. At December 31, 1994, the total reserve for these loans was $106,040.

In May, 1993, the Financial Accounting Standards Board issued "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114), which was subsequently amended in October 1994, by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recogni-tion and Disclosures." The provisions of these statements are effective for fiscal years beginning after December 15, 1994. The statements address the accounting by creditors for impairment of certain loans and require that impaired loans that are within the scope of the statements be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observ-able market price or the fair value of the collateral if the loan is collateral dependent. It is anticipated that the adoption of SFAS No. 114 and 118 will not have a significant impact on the Company's financial statements.


     See accompanying notes to consolidated financial statements.

             ARCADIA FINANCIAL CORPORATION AND SUBSIDIARIES

              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES




Premises, Equipment, and Depreciation

Premises and equipment are stated at cost. Depreciation is computed primarily by the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

Other Real Estate

Other real estate, which is included in other assets, is carried at the lower of the amount of the related loan or the net realizable value (fair market value less estimated selling costs) of the property.

Taxes on Income

Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabili-ties. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

For 1992, deferred income tax expenses or credits were recorded in accordance with Accounting Principles Board (APB) Opinion No. 11 reflecting the tax consequences of timing differences between the recording of income and expenses for financial reporting purposes and tax purposes at income tax rates in effect when the differences arose.

The subsidiaries file a consolidated federal income tax return with the parent corporation. The subsidiaries have a tax sharing arrangement with the parent corporation which provides that the subsidiaries' tax obligation is determined on their share of the consolidated taxable income.

Revenue Recognition

Investment management fees are billed and collected on a quarterly basis, in advance. In order to match revenues with their appropri-ate expenses, unearned revenues are recorded as deferred revenue, and included in other liabilities on the balance sheet.



     See accompanying notes to consolidated financial statements.

           ARCADIA FINANCIAL CORPORATION AND SUBSIDIARIES

              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Trust Assets and Income

Property held in a fiduciary or agency capacity for customers is not included in the balance sheet since such assets are not owned by the Corporation. Income from trust services is recognized on a cash basis, which is not materially different than if it were recognized on the accrual method.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Corporation has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable to the Corporation.

Financial Instruments

In December, 1991, the Financial Accounting Standards Board issued SFAS No. 107, "Disclosures about Fair Value of Financial Instru-ments" (SFAS No. 107). The provisions of the statement are effective for fiscal years ending after December 15, 1995. SFAS No. 107 extends existing fair value disclosure practices for some instruments by requiring all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the balance sheet, for which it is practicable to estimate fair value. The adoption of SFAS No. 107 will not have an impact on the Corporation's financial statements.

Earnings Per Share

Earnings per share are computed based on the average number of shares outstanding during each period including the assumed exercise of dilutive stock options (362,004 in 1994, 1993, and 1992).

Reclassification

Interest expense on long-term debt has been reclassified from other expense to interest expense in the accompanying consolidated statements of income.




     See accompanying notes to consolidated financial statements.

            ARCADIA FINANCIAL CORPORATION AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  Business

Arcadia Financial Corporation has been established as a Holding Company with two wholly-owned subsidiaries; Arcadia Bank & Trust Company, which offers a full complement of financial services to corporate, retail and trust customers, primarily in Kalamazoo County, and Arcadia Investment Management Corporation, which operates as a national registered investment advisor. On December 29, 1994, the Corporation sold its stock in Arcadia Investment Management Corporation. See Note 14 for additional disclosures.

2.  Investment Securities

The amortized cost and carrying value, which is estimated market value, of securities available-for-sale are as follows:

                                         Gross         Gross
                           Amortized     Unrealized    Unrealized    Carrying
December 31, 1994          Cost          Gains         Losses        Value
U.S. Treasury securities   $7,518,405       $  -      $(47,431)     $7,470,974
Corporate debt securities     872,528        313        (2,922)        869,919
Other securities              226,400          -             -         226,400

Totals                     $8,617,333       $313      $(50,353)     $8,567,293

The carrying value and estimated market value of securities held-to-maturity are as follows:

                                        Gross         Gross
                          Amortized     Unrealized    Unrealized    Carrying
December 31, 1994         Cost          Gains         Losses        Value
U.S. Treasury securities  $3,259,697     $       -     $ (57,118)    $3,202,579
Obligations of U.S.
     Government agencies   2,024,402             -      (112,219)     1,912,183
Obligations of states and
     political
     subdivisions          1,122,261           990        (7,673)     1,115,578

Totals                    $6,406,360          $990     $(177,010)    $6,230,340



                                          Gross        Gross
                          Amortized       Unrealized   Unrealized    Carrying
December 31, 1993         Cost            Gains        Losses        Value
U.S. Treasury securities  $ 7,791,602     $39,086      $ (7,251)    $ 7,823,437
Obligations of U.S.
     Government agencies   2,297,542        1,564       (32,078)      2,267,028
Obligations of states and
     political subdivisions  971,836        5,240        (1,346)        975,730
Corporate debt securities    545,942        1,092          (682)        546,352
Other securities             210,621            -        (1,621)        209,000

Totals                   $11,817,543      $46,982      $(42,978)    $11,821,547


              ARCADIA FINANCIAL CORPORATION AND SUBSIDIARIES

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Maturities of investments in debt securities as of December 31, 1994, are as follows:

                             Available-for-Sale            Held-to-Maturity

                                                                      Estimated
                         Amortized      Carrying       Carrying       Market
                         Cost           Value          Value          Value
Due in one year or less  $8,169,596     $8,119,243     $3,107,977     $3,071,867
Due after one year
     through five years     221,337        221,650      3,039,268      2,906,520
Due after five years
     through ten years            -              -        259,115        251,953

Totals                   $8,390,933     $8,340,893     $6,406,360     $6,230,340


Investment securities with amortized costs of approximately
$2,750,000 and $750,000 at December 31, 1994 and 1993, respective-
ly, were pledged to secure public deposits and for other purposes as required by law.

For the year ended December 31, 1994, proceeds from the sale of investment securities available-for-sale amounted to $34,597, resulting in gross gains of $3,976. During 1992, proceeds from sales of certain corporate debt securities were $5,652,507, resulting in a loss of $18,208. There were no sales during 1993.

3.  Loans and Allowance for Loan Losses

Included in the Corporation's loan portfolio are loans made to directors, officers, and their business affiliations in the ordinary course of business. These loans were incurred on substantially the same terms, including interest rates and collateral, as those prevailing at the time from comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. Loans to such related parties aggregated $479,000 and $506,000 at December 31, 1994 and 1993,
respectively.

             ARCADIA FINANCIAL CORPORATION AND SUBSIDIARIES

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



The following summarizes the changes in the allowance for loan losses:

Year ended December 31,             1994             1993           1992
Balance, beginning of year          $  819,579       $668,414       $533,353

Additions:
   Provision charged to operations     210,575        126,100        154,150
   Capital access reserve               51,935         29,738         24,368

Total additions                        262,510        155,838        178,518

Deductions:
   Loan losses                           4,829          7,299         56,675
   Less recoveries                      (3,822)        (2,626)       (13,218)

Net loan losses                          1,007          4,673         43,457

Balance, end of year                $1,081,082       $819,579       $668,414

4.  Premises and Equipment


Premises and equipment consist of:

Year ended December 31,                   1994           1993
Office equipment                          $  323,326     $  399,361
Furniture and fixtures                       382,046        404,273
Leasehold improvements                       485,438        527,903

                                           1,190,810      1,331,537
Less accumulated depreciation                577,983        535,471

Premises and Equipment, net               $  612,827     $  796,066

5.  Deposits

The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $10,124,000 and $10,492,000 at December 31, 1994 and 1993,
respectively. The interest expense relating to short-term jumbo certificates of deposit was approximately $382,000, $318,000, and $299,000 for the years ended December 31, 1994, 1993, and 1992, respectively.

               ARCADIA FINANCIAL CORPORATION AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6.  Note Payable to Bank

The note payable to bank at December 31, 1993, was refinanced with a new bank who issued a demand note due June 30, 2005, with annual principal payments of $108,350. Interest is payable quarterly at
 .25% above the prime rate, effectively 8.75% at December 31, 1994. The note is secured by all of the stock of Arcadia Bank & Trust Company.

7.  Taxes on Income

Provisions for federal income taxes in the statements of income are comprised of the following components:

Year ended December 31,           1994           1993         1992
Current                           $740,000       $323,000     $209,000
Deferred - reduction               (74,000)       (80,000)     (32,000)

Total Taxes on Income             $666,000       $243,000     $177,000

Deferred income taxes for 1992, as determined under APB No. 11 related primarily to the provision for loan losses of ($52,000), accelerated depreciation of $4,000, and utilization of charitable contributions and net operating loss carryforwards of $16,000.

The tax effect of temporary differences which give rise to a significant portion of the Corporation's deferred tax assets
(liabilities) are as follows:

Year ended December 31,                   1994             1993
Allowance for loan losses                 $316,000         $244,000
Accumulated depreciation                   (42,000)         (45,000)

Net Deferred Tax Assets                   $274,000         $199,000

The amounts shown for income tax expense on the consolidated statements of income are less than amounts computed by applying the statutory federal income tax rate to income before taxes. A reconciliation of such amounts is as follows:

Year ended December 31,              1994        1993       1992
Income taxes at statutory rate       $684,000    $265,000   $181,000
Tax-exempt interest income           (13,000)     (7,000)    (12,000)
Other                                 (5,000)    (11,000)      8,000

Income Tax Expense                  $666,000    $243,000    $177,000

Effective income tax rate              33.0%       31.0%       33.0%
Statutory income tax rate              34.0%       34.0%       34.0%


             ARCADIA FINANCIAL CORPORATION AND SUBSIDIARIES

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


At December 31, 1994, the Corporation had $20,600 of capital loss carryforwards for income tax purposes which expire on December 31, 1999.

The tax benefit of $66,000 resulting from utilization of net operating loss carryforwards is shown as an extraordinary item in 1992, in accordance with the provisions of APB No. 11.

8.  Supplemental Cash Flow Information

During 1994, the Corporation sold other real estate in exchange for a mortgage of $115,000.

During 1992, the Corporation acquired other real estate with a value of approximately $140,000 in connection with the foreclosures of loans.

9.  Lease Commitments

The Corporation leases facilities under operating lease agreements which expire at various dates through June 30, 1997. Certain leases contain provisions for renewal options. The aggregate minimum annual rental commitments are as follows:

Year                                      Amount
1995                                      $131,000
1996                                       132,000
1997                                        54,000

Total Minimum Payments Required           $317,000

Rental expense charged to operations for the years ended Decem-ber 31, 1994, 1993, and 1992, amounted to approximately $162,000, $157,000, and $126,000, respectively. This includes amounts paid to related parties of $95,000, $109,000, and $97,000 in 1994, 1993, and 1992, respectively.

10.  Stock Option Plan

In April, 1987, the Corporation established the Arcadia Financial Corporation 1987 Stock Option Plan (the Plan). The Plan is administered by a Committee appointed by the Board of Directors, of no less than three members, none of whom may participate in the Plan. Under the Plan, the Committee may grant stock options to key employees of the Corporation.

              ARCADIA FINANCIAL CORPORATION AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



The exercise price of options granted under the Plan may not be less than 100% of the fair market value of the common stock at the date the option is granted. All options granted under this plan expire no later than ten years from the date of grant.

Changes in options outstanding are summarized as follows:

                                                      Option Price
                                          Shares      Per Share
December 31, 1991                         30,750      $10 - $12
   Granted                                   250      $12

December 31, 1992                         31,000      $10 - $12
   Granted                                 4,750      $12
   Lapsed                                 (1,000)     $10 - $12

December 31, 1993                         34,750              -
   Exercised                              (9,000)     $10 - $12

December 31, 1994                         25,750              -

At December 31, 1994, there were 25,750 exercisable options and 250 shares reserved for future grants.

11.  Benefit Plan

Effective July 1, 1988, Arcadia Financial Corporation adopted a profit-sharing and savings plan 401(k) covering all employees of Arcadia Financial Corporation, Arcadia Investment Management Corporation, and Arcadia Bank & Trust Company. Participating employees may contribute up to the legal limits. In addition, the companies may make a contribution for each plan year on behalf of qualifying participants. The amount charged to operations in 1994, 1993, and 1992, was approximately $96,000, $57,000, and $45,000, respectively.

12.  Financial Instruments with Off-Balance Sheet Risk

The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are loan commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the balance sheet. The contract amount of these instruments reflects the extent of involvement the Corporation has in these financial instruments.

             ARCADIA FINANCIAL CORPORATION AND SUBSIDIARIES

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



The Corporation's exposure to credit loss in the event of the nonperformance by the other party to the financial instruments for loan commitments to extend credit and standby letters of credit is represented by the contractual amounts of these instruments. The Corporation uses the same credit policies in making loan commit-ments as it does for on-balance sheet loans.

Financial instruments whose contract amount represent credit risk are as follows:

December 31,                             1994            1993
Commitments to extend credit             $13,422,000     $12,148,000

Standby letters of credit                $   599,000     $   328,000

Loan commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corpora-tion evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

Standby letters of credit written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. The Corporation has nine standby letters of credit which expire at various dates through October 16, 1995.

13.  Concentrations of Credit

Substantially all of the Corporation's loans, commitments, and standby letters of credit have been granted to customers in the Corporation's market area. Investments in obligations of states and political subdivisions also involve governmental entities within the Corporation's market area. The concentrations of credit by type of loan are set forth in the balance sheet. The distribu-tion of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.

              ARCADIA FINANCIAL CORPORATION AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



14.  Sale of Subsidiary

On December 29, 1994, the Corporation sold the common stock owned in Arcadia Investment Management Corporation (AIMC) for $525,000 in cash. The sale resulted in a gain before income taxes of approxi-mately $475,000. On an after tax basis, the gain was approximately $313,000, or $.86 per common share. The gain is included in other income in the consolidated financial statements.

The results of operations for AIMC for the year ended December 31, 1994, are as follows:

Total Revenues                                        $710,288

Net Income                                            $ 45,903

                       ARCADIA FINANCIAL CORPORATION

                CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
                       September 30, 1995 and 1994



                             CONTENTS



Financial Statements:

    Consolidated Balance Sheets                                      F-22
    Consolidated Statements of Income                                F-24
    Consolidated Statements of Cash Flows                            F-25
    Notes to Consolidated Financial Statements                       F-27

                      Arcadia Financial Corporation
                            and Subsidiaries
                 Consolidated Balance Sheets (Unaudited)




September 30,                                  1995             1994
Assets:

Cash and Due from Banks                        $4,623,447       $3,768,486

Federal Funds Sold                              3,000,000        2,900,000

Total Cash and Cash Equivalents                 7,623,447        6,668,486

Investment Securities
   Available-for-sale                           6,279,804        6,447,707
   Held-to-maturity (estimated
       market value of
       $7,379,856 and $6,399,627)               7,407,898        6,535,763

Total Investment Securities                    13,687,702       12,983,470

Loans
   Commercial                                  65,478,224       52,474,320
   Real estate mortgages                        7,009,100        7,032,531
   Consumer                                     6,002,061        5,366,143

                                               78,489,385       64,872,994
   Less allowance for loan losses               1,269,737        1,016,523

Net Loans                                      77,219,648       63,856,471

Premise and Equipment                             649,993          687,286

Accrued Interest and Other Assets               1,143,350        1,050,121


                                              100,324,140       85,245,834

                      Arcadia Financial Corporation
                            and Subsidiaries
                Consolidated Balance Sheets (Unaudited)


September 30,                                 1995             1994
Liabilities and Stockholders' Equity

Liabilities:

Deposits:
   Non-interest bearing demand                $10,277,742      $9,473,054
   Interest bearing demand                     20,013,408      15,433,524
   Savings and money market accounts           10,946,501       9,639,643
   Time                                        51,001,064      43,721,287

Total Deposits                                 92,238,715      78,267,508

Federal Funds Purchased                                 0               0

Accrued Interest and Other Liabilities            878,600         809,321

Note Payable to Bank                              550,000       1,300,000

Total Liabilities                              93,667,315      80,376,829

Stockholders' Equity:
   Common stock, $1 par, 1,000,000
      shares authorized; 371,004 and
      362,004 shares outstanding                  371,004         362,004
   Additional paid-in capital                   3,219,536       3,130,536
   Securities valuation                             2,173         (28,211)
   Retained earnings                            3,064,112       1,404,676

Total Stockholders' Equity                      6,656,825       4,869,005


                                              100,324,140      85,245,834


                      Arcadia Financial Corporation
                           and Subsidiaries
              Consolidated Statements of Income (Unaudited)


Nine months ended September 30,                  1995             1994
Interest Income:
   Interest and fees on loans                    $5,554,718       $3,844,738
   Interest on investment securities:
       Taxable                                      459,334          366,427
       Tax exempt                                    37,883           28,713
   Interest on federal funds sold                   173,046           27,376

Total Interest Income                             6,224,981        4,267,254

Interest Expense                                  3,115,989        1,814,953

Net Interest Income                               3,108,992        2,452,301

Provision for Loan Losses                           219,425          151,125

Net Interest Income After Provision
   for Loan Losses                                2,889,567        2,301,176

Other Income:
   Investment management fees                             0          522,033
   Trust income                                     264,887          214,995
   Service charges on deposit accounts              145,410          176,830
   Other                                             38,762           47,015

Total Other Income                                  449,059          960,873

Other Expenses:
   Salaries and employee benefits                   971,008        1,199,100
   Equipment expense                                168,967          215,680
   Occupancy expense                                135,940          176,981
   FDIC insurance                                    86,043          120,914
   Other                                            428,298          482,949

Total Other Expenses                              1,790,256        2,195,624

Income Before Taxes on Income                     1,548,370        1,066,425

Taxes on Income                                     523,603          354,780

Net Income                                        1,024,767          711,645

Earnings Per Share of Common Stock                    $2.76            $1.97


                     Arcadia Financial Corporation
                           and Subsidiaries
                  Statement of Cash Flows (Unaudited)


Nine months ended September 30               1995             1994
Operating Activities:
   Interest received                          6,114,980        4,199,501
   Fees received                                582,689        1,129,489
   Interest paid                             (2,946,523)      (1,740,725)
   Income taxes paid                           (964,559)        (365,839)
   Cash paid to suppliers and employees      (1,704,248)      (2,116,142)

Cash Provided by Operating Activities         1,082,339        1,106,284

Investing Activities:
   Investment securities available-for-sale:
       Purchases                             (5,750,400)      (5,644,354)
       Proceeds from maturities               8,820,000        4,307,000
   Investment securities held-to-maturity
       Purchases                             (2,238,500)      (1,055,300)
       Proceeds from maturities                 410,000        1,095,000
   Net increase in loans                    (10,726,110)      (7,798,143)
   Capital expenditures                        (109,420)         (34,130)
   Increase in cash surrender value
      of officer's life insurance                (5,655)          (5,655)

Cash Used in Investing Activities            (9,600,085)      (9,135,582)

Financing Activities:
   Net increase (decrease) in demand deposit
      and savings accounts                    3,801,110       (3,172,040)
   Net increase in certificates of deposit    5,274,200       12,727,148
   Net increase (decrease) in federal
    funds purchased                                   0       (1,250,000)
   Proceeds from issuance of long-term debt           0        1,300,000
   Principal payments of debt                  (100,000)        (550,000)
   Proceeds from issuance of stock                    0                0

Cash Provided by Financing Activities         8,975,310        9,055,108

Net Increase in Cash and Cash Equivalents       457,564        1,025,810

Cash and Cash Equivalents, beginning
 of period                                    7,165,883        5,642,676

Cash and Cash Equivalents, end of period      7,623,447        6,668,486


                        Arcadia Financial Corporation
                             and Subsidiaries
                   Statement of Cash Flows (Unaudited)


Nine months ended September 30                       1995              1994
Reconciliation of Net Income to Cash Provided
   by Operating Activities:
       Net Income                                    1,024,767         711,645
       Depreciation, amortization, and accretion       129,870         212,617
       Loss on disposal of premises and equipment            0          32,922
       Provision for loan losses                       219,425         151,125
       Deferred income tax benefit                     (42,000)        (60,000)
       Changes in related assets and liabilities
          Interest receivable                          (31,389)        (86,583)
          Interest payable                             169,466          48,586
          Income taxes payable                        (489,236)       (129,506)
          Prepaid expenses                              10,936          49,906
          Fees receivable                                7,760         (17,711)
          Accrued expenses and accounts payable         34,038          50,637
          Deferred revenue - fees                            0          (1,444)
          Other assets                                  48,702         118,447
          Other liabilities                                  0          25,643

Cash Provided by Operating Activities                1,082,339       1,106,284

                       Arcadia Financial Corporation
          Notes to Consolidated Financial Statements   (Unaudited)
                      September 30, 1995 and 1994

Note 1 - Basis of Presentation
The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, footnote disclosure, which would substantially duplicate the disclosure contained in the most recent audited financial statements, has been omitted. The accompanying unaudited consolidated financial statements should be read in conjunction with the Notes to Consolidated Financial Statements contained in the December 31, 1994 Consolidated Financial Statements.

                            APPENDIX A


                   AGREEMENT AND PLAN OF MERGER

                   AGREEMENT AND PLAN OF MERGER


    THIS AGREEMENT AND PLAN OF MERGER, dated as of December 22, 1995, is by and between ARCADIA FINANCIAL CORPORATION, a Michigan corporation ("AFC"), and FIRST MICHIGAN BANK CORPORATION, a Michigan corporation ("FMBC").

                             RECITALS

    FMBC and AFC are bank holding companies, each of which is registered as such with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended ("BHCA"). AFC owns all the issued and outstanding shares of Arcadia Bank & Trust Company, a Michigan banking corporation (the "Bank"). The parties have agreed to a plan of merger pursuant to which AFC will be merged with and into FMBC in accordance with the Michigan Business Corporation Act, as amended ("MBCA"), and in accordance with this Agreement and Plan of Merger ("Plan of Merger"), as a result of which the Bank shall become a wholly-owned subsidiary of FMBC.
The transaction described in this Plan of Merger is referred to as the "Merger."

    Accordingly, in consideration of the mutual agreements, provisions and covenants herein contained, the parties agree as follows:

                            ARTICLE I

                            THE MERGER

    Subject to the terms and conditions of this Plan of Merger, including, without limitation, receipt of all requisite governmental and shareholder approvals, the Merger shall be carried out in the following manner:

    1.1 Approval of Plan of Merger. As soon as practicable after the Registration Statement has been declared effective, AFC shall submit this Plan of Merger to its shareholders for approval at a meeting properly called, noticed, and held for that purpose.

    1.2 Effective Date of Merger. Following the satisfaction or waiver of the conditions precedent set forth in Articles VI and VII of this Plan of Merger ("Conditions Precedent"), FMBC and AFC shall, subject to the terms and conditions of this Plan of Merger, execute, deliver and file a "Certificate of Merger" in the form and as required by the MBCA. The Certificate of Merger shall be executed on such date and at such place as may be mutually agreed by the parties or, in the absence of such agreement, on such date as either party determines upon seven (7) days' written notice to the other party (the "Closing"), following the satisfaction or waiver of all of the Conditions Precedent. Scheduling or commencing the Closing shall not, however, constitute a waiver of the Conditions Precedent of either party. The "Effective Date of Merger" shall be the close of business on the date specified in the Certificate of Merger, which shall be not later than seven
(7) days after the Closing.

    1.3 Merger of AFC into FMBC. On the Effective Date of Merger, AFC shall be merged with and into FMBC (each sometimes being referred to as the "Constituent Corporations" prior to the Merger), as a result of which the separate existence of AFC shall cease. FMBC shall be the "Surviving Corporation" as a result of the Merger, and the effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Chapter Seven of the MBCA and this Plan of Merger.

    1.4 Additional Actions. If, at any time after the Effective Date of Merger, the Surviving Corporation shall determine that any further assignments or assurances or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of AFC acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger, then AFC and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and
       assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in the Surviving Corporation and to otherwise carry out the purposes of this Plan of Merger. The proper officers and directors of the Surviving Corporation shall then be fully authorized in the name of AFC or otherwise to take any and all such action as may be contemplated by this Section 1.4.

    1.5 Name. The name of the Surviving Corporation shall be "First Michigan Bank Corporation."

    1.6 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of FMBC as in effect immediately prior to the Effective Date of Merger.

    1.7 Bylaws. The Bylaws of the Surviving Corporation shall be the Bylaws of FMBC as in effect immediately prior to the Effective Date of Merger.

    1.8 Directors. The directors of the Surviving Corporation shall be the persons who were directors of FMBC immediately prior to the Effective Date of Merger.

    1.9 Officers. The officers of the Surviving Corporation shall be the persons who were officers of FMBC immediately prior to the Effective Date of Merger.

    1.10 Manner and Basis of Converting Shares.  At the Effective Date of
Merger:

         (a) Each share of FMBC Common Stock (as defined in Section 2.2) which is outstanding immediately prior to the Effective Date of Merger shall continue to be outstanding without any change.

         (b) Each share of AFC Common Stock (as defined in Section 3.2) which is outstanding immediately prior to the Effective Date of Merger shall be converted into 1.648 shares of FMBC Common Stock, provided that no fractional shares will be issued and the conversion ratio shall be subject to adjustment as provided in Section 1.14.

    1.11 Cessation of Shareholder Status. As of the Effective Date of Merger, holders of certificates which represented shares of AFC Common Stock which were outstanding immediately prior to the Effective Date of Merger (hereinafter called "Old Certificates") shall cease to be shareholders of AFC and shall have no rights as AFC shareholders. Such Old Certificates shall represent solely the right to receive FMBC Common Stock as provided in this Plan of Merger.

    1.12 Surrender of Old Certificates and Distribution of FMBC Common Stock. After the Effective Date of Merger, Old Certificates shall be exchangeable by the holders thereof for new stock certificates representing the number of shares of FMBC Common Stock to which such holders shall be entitled in the following manner:

         (a) As soon as practicable and in any event not later than three (3) business days after the Effective Date of Merger, FMBC shall send or cause to be sent to each holder of record as of the Effective Date of Merger transmittal materials for use in exchanging that holder's Old Certificates for stock certificates representing FMBC Common Stock. The transmittal materials will contain instructions with respect to the surrender of Old Certificates.

         (b) As soon as practicable after the Effective Date of Merger, FMBC shall issue and deliver stock certificates representing FMBC Common Stock in the name and to the address as appears on AFC's stock records as of the Effective Date of Merger or in such other name or to such other address as may be specified by the holder of record in transmittal documents received by FMBC; provided, that with respect to each AFC shareholder, FMBC shall have received all of the Old Certificates held of record by that shareholder, or an affidavit of loss, bond and indemnity agreement for such Old Certificates, together with properly executed transmittal materials, and executed Forms W-9; and provided further, that such Old Certificates, transmittal materials, indemnity agreements, bonds and affidavits are in a form and condition reasonably acceptable to FMBC.

         (c) Whenever a dividend is declared by FMBC on FMBC Common Stock which is payable to shareholders of record of FMBC as of a record date which is on or after the Effective Date of Merger, the declaration shall include dividends on all shares issuable under this Plan of Merger, but no former shareholder of AFC will be entitled to receive a distribution of such dividends until physical exchange of that shareholder's Old Certificate(s) shall have been effected. Upon physical exchange of that shareholder's Old Certificate(s), any such person shall be entitled to receive from FMBC an amount equal to all such dividends (without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon) declared and paid with respect to the shares of FMBC Common Stock represented thereby.

         (d) On or after the Effective Date of Merger there shall be no transfers on the stock transfer books of AFC or FMBC of the shares of AFC Common Stock which were issued and outstanding immediately prior to the Effective Date of Merger. If, after the Effective Date of Merger, Old Certificates are properly presented to FMBC, they shall be canceled and exchanged for stock certificates representing shares of FMBC Common Stock as provided in this Plan of Merger.

    1.13 Cash in lieu of Fractional Shares. Each holder of AFC Common Stock who would otherwise have been entitled to receive a fraction of a share of FMBC Common Stock shall receive, in lieu thereof, an amount of cash, rounded to the nearest penny, determined by multiplying such fraction by the "Closing Price" (as defined below), without interest. The Closing Price shall mean the last reported sales price of FMBC Common Stock in the NASDAQ market immediately preceding the Effective Date of Merger.

    1.14 Anti-Dilution Adjustments. If during the period between the date of this Plan of Merger and the Effective Date of Merger, the outstanding shares of FMBC Common Stock shall have been changed into a different number of shares or a different class by reason of any stock split, recapitalization, combination, exchange of shares or readjustment, or a stock dividend thereon, or if a record date for any such transaction shall occur within such period, the number of shares of FMBC Common Stock into which shares of AFC Common Stock are to be converted shall be correspondingly adjusted. In the event of a reclassification of outstanding shares of FMBC Common Stock or a consolidation or merger of FMBC with or into another corporation, other than a merger in which FMBC is the surviving corporation and which does not result in any reclassification of FMBC Common Stock, holders of AFC would receive, in lieu of each share of FMBC Common Stock to be issued in exchange for AFC Common Stock, the kind and amount of shares of FMBC stock, other securities, money, and property receivable upon such reclassification, consolidation, or merger by holders of FMBC Common Stock with respect to shares of FMBC Common Stock outstanding immediately prior to such reclassification, consolidation or merger.

                            ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF FMBC

    Except as otherwise set forth in the FMBC disclosure statement ("FMBC Disclosure Statement") previously delivered to AFC, FMBC represents and warrants to AFC that:

    2.1 Organization and Good Standing. FMBC and all of its subsidiaries (the "Subsidiaries") are each corporations duly organized, validly existing, and in good standing under the laws of the State of Michigan, with all requisite corporate power and authority to own, operate, and lease their respective properties and to carry on their respective businesses as they are not being conducted. FMBC and its Subsidiaries are each duly qualified to do business and are each in good standing as foreign corporations in each other jurisdiction in which the ownership, operation or leasing of their respective properties or assets or the nature of their respective businesses requires such qualification (except where the failure so to qualify would not have a material adverse effect on the business, financial condition or properties of FMBC or its Subsidiaries).

    2.2 Capitalization. FMBC has authorized capital of 24,000,000 common shares, par value $1.00 per share ("FMBC Common Stock"), and 1,000,000 shares of preferred stock, without par value. As of September 30, 1995, 18,187,411 shares of FMBC Common Stock were issued and outstanding. No shares of preferred stock are issued or outstanding. All of the issued and outstanding shares of FMBC Common Stock are validly issued, fully paid and not subject to assessment. There are no warrants, options, contracts or rights outstanding for the purchase of any additional shares of FMBC except as reflected in the notes to FMBC's consolidated financial statements for the year ended
December 31, 1994, and contemplated by this Plan of Merger, FMBC's Dividend Reinvestment and Stock Purchase Plan, the FMBC Shareholder Rights Plan and FMBC's various stock option and purchase plans.

    2.3 Subsidiaries. FMBC is the owner of all of the outstanding capital shares of the subsidiaries described in its Annual Report on Form 10-K for the year ended December 31, 1994 plus FMB-Sault Bank. There are no outstanding subscriptions, options, warrants, rights to acquire, or any other agreements pertaining to the capital stock of the foregoing subsidiaries of FMBC.

    2.4 Authorizations. The execution, delivery and performance of this Plan of Merger have been duly and validly authorized and adopted by FMBC and its Board of Directors, and the Plan of Merger does not violate or conflict with FMBC's Articles of Incorporation, Bylaws or any court order or decree to which FMBC or any of FMBC's subsidiaries is a party or subject, or by which FMBC or any such subsidiary is bound. No vote of the shareholders of FMBC is required in order to authorize or approve this Plan of Merger on behalf of FMBC. The execution and performance of this Plan of Merger do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which FMBC or any of its subsidiaries is bound. This Plan of Merger, when executed and delivered, will be a valid, binding and enforceable obligation of FMBC. Except for approval by the Board of Governors of the Federal Reserve System ("Board of Governors"), no consent, approval or authorization of any third party is required for the consummation of the transactions contemplated by this Plan of Merger.

    2.5 Financial Statements. The consolidated financial statements of FMBC and its subsidiaries as at and for each of the five years in the period ended December 31, 1994, as reported by FMBC's independent accountants, BDO
Seidman, and as at and for the nine months ended September 30, 1995, including all schedules and notes relating thereto, are correct and complete in all material respects, fairly present, in all material respects, FMBC's and its subsidiaries' financial condition and results of operations, on a consolidated basis, on the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles applied consistently throughout the periods indicated (except as otherwise noted in said financial statements).

    2.6 Brokerage Fees. FMBC has not employed any broker or finder in connection with the transactions contemplated by this Plan of Merger and has no express or implied agreement with any person or company relative to commissions or finder's fees as to this transaction.

    2.7 Complete Information. Neither this Plan of Merger nor any schedule, statement, list, certificate or other information furnished or to be furnished by FMBC in connection with this Plan of Merger contains, or will contain, any untrue statement of a material fact or omits or will omit, to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

    2.8 Registration Statement, Etc. None of the information to be supplied by FMBC for inclusion in: (a) the Registration Statement to be filed by FMBC with the Securities and Exchange Commission ("SEC") in connection with the FMBC Common Stock to be issued in accordance with the Merger, (b) the prospectus (referred to in Section 5.1), or (c) any other documents to be filed with the SEC, the Board of Governors or any other regulatory agency in connection with the transactions contemplated by this Plan of Merger, will, at the respective times such documents are filed and, in the case of the Registration Statement when it becomes effective, and with respect to the prospectus, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the prospectus or any amendment thereof or supplement thereto, at the time of the Shareholder Meeting, be false or misleading with respect to any material fact necessary to correct any statement in any earlier communication with respect to the AFC shareholders. All documents which FMBC is responsible for filing with any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

    2.9 SEC and Other Filings. To the best of FMBC's knowledge after reasonable investigation, in the last five years:

         (a) SEC Filings. FMBC has filed in a timely manner all required filings with the SEC, including without limitation all Form 10-K and 10-Q Reports;

         (b) Regulatory Filings. FMBC and its subsidiaries have each filed in a timely manner all material filings with regulatory agencies for which filings are required; and

         (c) Complete and Accurate. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings. There were no misstatements or omissions in such filings which, as of the making of this representation and warranty, would presently be material to the business of FMBC and its subsidiaries taken as a whole or to the income or financial condition of FMBC and its subsidiaries on a consolidated basis.

    2.10 FMBC Common Stock. The shares of FMBC Common Stock to be issued in accordance with this Plan of Merger have been duly authorized and, when issued as contemplated hereby, will be duly and validly issued and outstanding, fully paid and nonassessable shares of FMBC Common Stock.

    2.11 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the consolidated financial statements of FMBC and its Subsidiaries for each of the five (5) years ended December 31, 1994, and as at and for the nine months ended September 30, 1995, including all schedules and notes relating to such statements (the "FMBC Financial Statements"), neither FMBC nor its Subsidiaries had, as of September 30, 1995, material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), of a nature and amount required to be reflected in such consolidated Financial Statements, or the notes thereto, in accordance with generally accepted accounting principles. FMBC does not know that there is or will be any basis for the assertion against it or its Subsidiaries of any liability or obligation of any nature or any amount not fully reflected or reserved against in such FMBC Financial Statements which would have a material adverse effect on FMBC or its Subsidiaries.

    2.12 Litigation. There are no legal, quasijudicial or administrative proceedings or investigations of any kind or nature now pending before any court, administrative body or governmental agency specifically involving
FMBC or its Subsidiaries as a subject or party or any of their properties or capital stock that would have a material adverse effect on FMBC or its Subsidiaries or their assets, operations or earnings or the transaction proposed by this Plan of Merger, and FMBC is not aware of any expressed threat of any such proceeding or investigation. To the knowledge of FMBC, the execution of this Plan of Merger will not cause or give reason for cause for the initiation of any legal or administrative proceeding that may have the effect of challenging the consummation of the transactions contemplated herein. Neither FMBC nor any of its Subsidiaries is subject to or in default with respect to, nor are any of their assets subject to, any outstanding judgment, order or decree of any court or governmental agency or instrumentality that would have a material adverse effect on FMBC or any of its Subsidiaries.

    2.13 Governmental Regulation. FMBC and its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of their respective businesses. FMBC and its Subsidiaries have conducted their respective businesses so as to comply in all material respects with all applicable federal, state and local statutes, regulations, ordinances and rules, particularly, but not by way of limitation, applicable banking laws, federal and state securities laws, and laws and regulations concerning truth-in-lending, usury, fair credit reporting, equal credit opportunity, community reinvestment, redlining, loan insurance and guarantee programs, privacy, trade practices, consumer protection, occupational safety, civil rights, age discrimination in employment, employee benefits, labor relations, fair employment practices and fair labor standards. The policies concerning hours worked by, and payments made to, employees of FMBC and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable laws dealing with such matters. FMBC and its Subsidiaries have complied in all material respects with all filing and reporting requirements of the Bank Holding Company Act of 1956, the Michigan Business Corporation Act, the Michigan Banking Code of 1969 and the Federal Deposit Insurance Corporation Act and the respective rules and regulations promulgated under such laws.

    2.14 Absence of Material Adverse Change. Since September 30, 1995, there has not been any material adverse change in the consolidated financial condition or business of FMBC and its Subsidiaries in a manner not generally affecting banks in Western Michigan. Between September 30, 1995, and the date of this Plan of Merger, no facts or circumstances (other than results contemplated by this Plan of Merger) have been discovered from which it reasonably appears that there is a significant risk that there will occur a change in the consolidated financial condition or income of FMBC, which would be materially adverse on a consolidated basis in a manner not generally affecting banks in Western Michigan.

    2.15 Duties as Fiduciary. FMBC and its Subsidiaries, in their capacity as trustee, escrow agent, executor, administrator, custodian, guardian, receiver or other fiduciary, have performed all of their material duties in accordance with all legal standards applicable to such duties whether imposed by contract, statute or common law.

    2.16 Insurance. FMBC and its Subsidiaries have in effect insurance coverage on all of their respective material assets, properties, premises, operations and personnel in such amounts and against such risks and losses as FMBC reasonably believes to be adequate and customary for the business conducted by FMBC and its Subsidiaries.

    2.17 Disclosure of Documents. FMBC has furnished to AFC as part of FMBC's Disclosure Statement true copies of the following documents:

         (a) Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws for FMBC as currently in effect.

         (b) Employee Benefits Plans. Summary plan descriptions of all Employee Benefit Plans adopted and maintained by FMBC for the benefit of the employees of FMBC and/or its Subsidiaries. As used in this section, the term "Employee Benefit Plan" refers to "pension" and "welfare" benefit plans within the respective meanings of Section 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974.

    2.18 "Material" Defined. Except where the context otherwise indicates, the term "material" as applied to FMBC and its subsidiaries refers to FMBC and its subsidiaries on a consolidated basis, considering FMBC and its subsidiaries and their assets and businesses as a whole.

                           ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF AFC

    Except as otherwise set forth in the AFC disclosure statement ("AFC Disclosure Statement") previously delivered to FMBC, AFC represents and warrants to FMBC that:

    3.1  Organization and Good Standing.  AFC and Arcadia Bank & Trust
Company ("Bank") are each corporations duly organized, validly existing, and in good standing under the laws of the State of Michigan, with all requisite corporate power and authority to own, operate, and lease their respective properties and to carry on their respective businesses as they are now being conducted. AFC and the Bank are each duly qualified to do business and are each in good standing as foreign corporations in each other jurisdiction in which the ownership, operation or leasing of their respective properties or assets or the nature of their respective businesses requires such qualification (except where the failure so to qualify would not have a material adverse effect on the business, financial condition or properties of AFC or the Bank).

    3.2 Capitalization. The authorized capital stock of AFC consists of 1,000,000 shares of common stock, $1.00 par value (the "AFC Common Stock"), of which, at September 30, 1995, 371,004 shares were legally issued and outstanding, fully paid, and not subject to assessment. There are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of AFC, or agreements to which AFC is a party or by which it is bound to issue capital stock, except for outstanding options to purchase 25,750 shares of AFC Common Stock.

    3.3 Subsidiaries. AFC is the owner of all of the issued and outstanding capital stock of the Bank. The Bank is duly organized, validly existing, and in good standing under the laws of the State of Michigan. AFC owns and holds good and marketable title to all of the issued and outstanding capital stock of Bank free and clear of all liens and encumbrances, except for a lien of Independent Banker's Bank of Illinois pursuant to a stock pledge agreement dated June 30, 1994. There are no outstanding subscriptions, options, warrants, rights to acquire, or any other agreements pertaining to the capital stock of the Bank. AFC and Bank do not own, except for such interests held in the ordinary course of the business of the Bank, directly or indirectly, any convertible debt, equity or other proprietary interest in any corporation, joint venture, partnership, entity, association or other business, other than the ownership of the capital stock of Bank by AFC.

    3.4 Authorizations. The execution, delivery, and performance of this Plan of Merger by AFC have been duly and validly authorized, adopted and approved by all necessary corporate action and, when executed and delivered, this Plan of Merger shall be legally binding on and enforceable against AFC in accordance with its terms, subject to the approval of this Plan of Merger by the shareholders of AFC. The execution and delivery of this Plan of Merger do not, and the consummation of the Merger will not, violate AFC's Articles of Incorporation or Bylaws, nor will the consummation of the Merger result in any breach, violation or default, or result in the acceleration of the performance of any obligations of AFC or the Bank, under any judgment, decree, mortgage, agreement, indenture, or other instrument applicable to AFC or Bank. No consent, approval or authorization of any third party, other than the shareholders of AFC and the applicable regulatory authorities, is required for the consummation of the transactions contemplated by this Plan of Merger.

    3.5 Financial Statements. The consolidated financial statements of AFC and Bank as at and for each of the five (5) years ended December 31, 1994, as reported by AFC's independent accountants, BDO/Seidman, and as at and for the nine months ended September 30, 1995, including all schedules and notes relating to such statements (the "Financial Statements"), previously delivered to FMBC, are correct and complete in all material respects. These statements fairly present, in all material respects, AFC's financial condition and results of operations, on a consolidated basis, on the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles applied consistently throughout the periods indicated (except as otherwise noted in such Financial Statements), except for nonmaterial, normal recurring year end adjustments and the absence of notes for the September 30, 1995 statements. The consolidated reports of condition and income ("Call Reports") of the Bank for each of the five years ended December 31, 1994, and for the nine months ended September 30, 1995, including all schedules and notes relating thereto, are correct and complete in all material respects, fairly present, in all material respects, the Bank's financial condition and results of operations for the dates and the periods indicated, and have been prepared in accordance with Call Report instructions on a consistent basis.

    3.6 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Financial Statements or the Call Reports, neither AFC nor Bank had, as of September 30, 1995, material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), of a nature and amount required to be reflected in such consolidated Financial Statements, or the notes thereto, in accordance with generally accepted accounting principles, or in the Call Reports. AFC does not know that there is or will be any basis for the assertion against it or Bank of any liability or obligation of any nature or any amount not fully reflected or reserved against in such Financial Statements or the Call Reports which would have a material adverse effect on AFC or Bank.

    3.7 Loans, Loan Guarantees and Loss Reserves. The Bank has outstanding no loans that exceed the Bank's legal lending limit and all loans outstanding have been duly authorized and approved. To the knowledge of AFC, all material guarantees of indebtedness owed to the Bank, including, but not limited to, those of the Federal Housing Administration, the Small Business Administration and other federal agencies, are valid and enforceable in accordance with their respective terms. The Bank's allowance for loan losses reflected in its September 30, 1995, Call Report was adequate to meet all loan losses then reasonably anticipated based upon the facts and circumstances known to AFC and the Bank as of that date.

    3.8 Litigation. There are no legal, quasi-judicial or administrative proceedings or investigations of any kind or nature now pending before any court, administrative body or governmental agency specifically involving AFC or Bank as a subject or party or any of their properties or capital stock that would have a material adverse effect on AFC or Bank or their assets, operations or earnings or the transaction proposed by this Plan of Merger, and AFC is not aware of any expressed threat of any such proceeding or investigation. To the knowledge of AFC, the execution of this Plan of Merger will not cause or give reason for cause for the initiation of any legal or administrative proceeding that may have the effect of challenging the consummation of the transactions contemplated herein. Neither AFC nor Bank is subject to or in default with respect to, nor are any of their assets subject to, any outstanding judgment, order or decree of any court or governmental agency or instrumentality that would have a material adverse effect on AFC or Bank.

    3.9  Conduct.  Neither AFC nor Bank has, since September 30, 1995:
(a) experienced any materially adverse change in financial condition, assets, liabilities or business other than those generally affecting banks in Western Michigan in substantially the same manner and to substantially the same relative extent; (b) conducted its business or entered into any material transaction otherwise than in the ordinary course, or incurred or become subject to any material liabilities or obligations except current liabilities incurred in the ordinary course of business; (c) suffered any union organizational efforts or labor trouble, or any event or condition of any character materially and adversely affecting its business or prospects not generally affecting banks in Western Michigan in substantially the same manner and to substantially the same relative extent; (d) paid, other than in the ordinary course of business, any material obligation or liability other than those shown on the Financial Statements or incurred after the date thereof in the ordinary course of business; (e) mortgaged, pledged or subjected to lien, charge or other encumbrance any material assets, or sold or transferred any such material assets, except in the ordinary course of business; (f) made or permitted any amendment or termination of any material contract to which either is a party, except for the expiration of contracts at the end of their term and termination of contracts which are terminable by either party without any fault or omission on the part of AFC or Bank;
(g) issued any of its bonds, debentures or other similar corporate capital debt obligation or sold any such obligations issued by AFC or the Bank;
(h) declared or set aside or paid any dividend or other distribution in respect of its capital shares or, directly or indirectly, purchased, redeemed or otherwise acquired any such shares (except dividends and distributions from Bank to AFC); or (i) except for pay increases and bonuses (including 1995 year end bonuses consistent with the Bank's budget) which have been consistent with established past practice or seniority, granted any increase in the salary or bonus payable, or to be payable, to any officer, director or holder of 5 percent or more of AFC Common Stock, or any spouse, child, parent or sibling of any such person, or to any employee whose annual rate of salary and bonus at September 30, 1995, exceeded $20,000.

    3.10 Brokerage Fees. Neither AFC nor the Bank has employed any broker or finder in connection with the transactions contemplated by this Plan of Merger, and neither has any express or implied agreement with any person or company relative to commissions or finder's fees as to such transactions.

    3.11 Complete Information. Neither this Plan of Merger nor any schedule, statement, list, certificate or other written information furnished or to be furnished by AFC in connection with this Plan of Merger contains or will contain any untrue statement by AFC of a material fact or omits or will omit to state a material fact necessary to make any material statements made by the AFC contained herein or therein, in light of the circumstances in which they were made, not misleading.

    3.12 Title to Properties. AFC and Bank own all of the property and assets reflected in the Financial Statements, free of any material liens and encumbrances, except as noted therein, and except for changes incurred thereafter in the ordinary course of business, which changes are not in the aggregate material to the business of either AFC or the Bank. AFC and the Bank each have good and marketable title to all material properties and assets acquired after September 30, 1995, free of all liens and encumbrances, except as disposed of or encumbered in the ordinary course of business. Neither AFC nor the Bank has received notice of any material violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to their respective operations or properties.

    3.13 Governmental Regulation. AFC and Bank hold all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of their respective businesses. AFC and Bank have conducted their respective businesses so as to comply in all material respects with all applicable federal, state and local statutes, regulations, ordinances and rules, particularly, but not by way of limitation, applicable banking laws, federal and state securities laws, and laws and regulations concerning truth-in-lending, usury, fair credit reporting, equal credit opportunity, community reinvestment, redlining, loan insurance and guarantee programs, privacy, trade practices, consumer protection, occupational safety, civil rights, age discrimination inemployment, employee benefits, labor relations, fair employment practices and fair labor standards. The policies concerning hours worked by, and payments made to, employees of AFC and Bank have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable laws dealing with such matters.
AFC and Bank have complied in all material respects with all filing and reporting requirements of the Bank Holding Company Act of 1956, the Michigan Business Corporation Act, the Michigan Banking Code of 1969 and the Federal Deposit Insurance Corporation Act and the respective rules and regulations promulgated under such laws.

    3.14 Taxes. To the best of AFC's knowledge after reasonable investigation and except as set forth in AFC's Disclosure Statement:

         (a) All taxes, including, without limitation, income, property, sales, use, franchise, capital stock, excise, value added, employees' income withholding, social security and unemployment taxes imposed by the United States, by any state, municipality or foreign country, or by any subdivision or instrumentality of the United States or of any state, municipality or foreign country, or by any other taxing authority, which have become due or payable by AFC or the Bank, and all interest and penalties thereon, whether disputed or not, have been paid in full or, with respect to periods ending on or prior to September 30, 1995, adequately provided for by reserves shown in the Financial Statements;

         (b) All deposits required by law to be made by AFC or the Bank with respect to estimated income, franchise and employees' withholding taxes have been duly made;

         (c) AFC and the Bank shall have filed all returns, declarations, reports and statements required to be filed by them prior to the Closing Date relating to all federal, state, local and foreign taxes with respect to any income, properties or operations of AFC or the Bank prior to the Closing Date, including, but not limited to, income, property, sales, use, franchise, added value, employees' income withholding, Social Security and unemployment taxes (collectively "Returns");

         (d) As of the time of filing, the Returns were or will be complete and correct in all material respects;

         (e) Neither AFC nor the Bank has filed, and neither will file, any amended Return or file any claim for refund as to any taxable year ending prior to the Closing Date without the prior written consent of FMBC;

         (f) The charges, accruals and reserves for taxes (not including any reserves for deferred taxes) reflected in the Financial Statements of AFC are adequate to cover the tax liabilities accruing or payable by AFC with respect to periods ending on or prior to September 30, 1995;

         (g) AFC and the Bank will file all tax returns required and will make provision for all taxes payable with respect to any periods that end on or before the Effective Date of Merger;

         (h) Neither AFC nor the Bank is delinquent in the payment of any taxes and neither has requested any extension of time within which to file any Return, which Return has not since been filed;

         (i) No audit or deficiency for any taxes has been proposed, asserted or assessed in writing nor is there any action, suit, proceeding, or claim, pending with respect to any tax against AFC or the Bank;

         (j) Neither AFC nor the Bank has granted any extension of a limitation period applicable to any tax claim against AFC or the Bank;

         (k) Neither AFC nor the Bank is and neither has been a party to any tax sharing agreement with any corporation except for the tax sharing agreement between AFC and the Bank;

         (l) AFC has not joined in the filing of a consolidated or combined return for federal, state, local or foreign purposes with any group of corporations;

         (m) Through the tax year ended December 31, 1991, (i) all federal and state income tax returns of AFC have been examined by tax authorities or (ii) the years have been closed by operation of law, and (iii) no waivers of the statutes of limitations have been issued;

         (n) No extension of time for the assessment of tax deficiencies for any year is in effect; and

         (o) There is no tax lien on any of the properties or assets of AFC or the Bank, except liens for taxes not yet due and payable.

    3.15 Employee Benefit Plans and Other Employee Matters. The AFC Disclosure Statement includes a list of all of the "pension" and "welfare" benefit plans (within the respective meanings of Sections 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974 ["ERISA"]), maintained by, or to which either AFC or Bank has made payments or contributions, with respect to their respective employees (the "Employee Benefit Plans"), together with a list of any such plans terminated since September 1, 1974, or merged into or consolidated with any of the current Employee Benefit Plans. The AFC Disclosure Statement includes copies of the most recent actuarial reports prepared for AFC and Bank as to each Employee Benefit Plan for which such report is prepared (the "Actuarial Report"), together with copies of the annual reports on Form 5500 for the past three years. AFC and Bank are in compliance with all material provisions of ERISA and all other provisions of the Code, including without limitation Section 162 and Sections 401 through
501 of the Code, insofar as such provisions apply to the Employee Benefit Plans. No reportable event as defined by Section 4043 of ERISA has occurred with respect to any Employee Benefit Plan subject to ERISA. No Employee Benefit Plan has been terminated since September 1, 1974, and no such
Employee Benefit Plan has been involved in any prohibited transaction or transaction subject to an excise tax under ERISA or the Code. There would be no liability incurred by AFC or Bank under Title IV of ERISA if any Employee Benefit Plan were terminated as of the date of this Plan of Merger. Neither AFC nor Bank has sought or obtained from the Internal Revenue Service any waiver of standard funding requirements under any Employee Benefit Plan
during the past five years.   All payments due from AFC or Bank on account
of employee health and welfare insurance have been paid or accrued as a liability on the books of AFC and all severance payments which are or were due under the terms of any agreement, oral or written, have been paid or accrued as a liability on the books of AFC.

    3.16 Environmental Liability. There are no material actions, suits, investigations, liabilities, inquiries or other proceedings, rulings, orders or citations involving AFC or Bank, or any of their material assets, pending or, to the knowledge of AFC after reasonable investigation, threatened as a result of any failure of AFC or Bank, or any corporate predecessors thereof, to comply with any requirement of federal, state, local or foreign law, civil or common, or regulation relating to air, water, soil, solid waste management, hazardous or toxic substances, or the protection of health or the environment, nor is there any factual basis for any of the foregoing. The property owned or leased by AFC or Bank is not contaminated with any waste or hazardous substances so as to subject AFC or Bank to a risk of material liability. Neither AFC nor Bank is an "owner or operator" of a "facility" or "vessel" which owns, possesses, transports, generates, or disposes of a "hazardous substance," as those terms are defined in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A.
Section 9601 et seq, except for such ownership, possession, transportation, generation or disposal as does not subject AFC or Bank to a risk of material liability.

    3.17 Registration Statement, Etc. None of the information to be supplied by AFC or the Bank for inclusion in: (a) the Registration Statement to be filed by FMBC with the SEC in connection with the FMBC Common Stock to be issued in connection with the Merger, (b) the Proxy Statement (referenced in Section 5.1), or (c) any other documents to be filed with the SEC, the Board of Governors or any other regulatory agency in connection with the transactions contemplated by this Plan of Merger, will, at the respective times such documents are filed and, in the case of the Registration Statement when it becomes effective, and with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements contained therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholder Meeting, be false or misleading with respect to any material fact, or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for purposes of voting at the Shareholder Meeting. All documents which AFC is responsible for filing with any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

    3.18 Absence of Material Adverse Change. Since September 30, 1995, there has not been any material adverse change in the consolidated financial condition or business of AFC in a manner not generally affecting banks in Western Michigan. Between September 30, 1995, and the date of this Plan of Merger, no facts or circumstances (other than results contemplated by this Plan of Merger) have been discovered from which it reasonably appears that there is a significant risk that there will occur a change in the consolidated financial condition or income of AFC, which would be materially adverse on a consolidated basis in a manner not generally affecting banks in Western Michigan.

    3.19 Leases. All material leases pursuant to which either AFC or Bank is a party are valid, effective and enforceable in accordance with their respective terms, and there is not, under any of such leases, any existing default or any event which, with notice or lapse of time or both, would constitute a default, nor, except as set forth in AFC's Disclosure Statement, do any of such leases contain a prohibition against assignment by AFC or the Bank or any other provision which would preclude FMBC, as the Surviving Corporation of the Merger, from occupying and using the leased premises for the same purposes and upon the same rental and other terms as are applicable to the occupation and use by AFC or the Bank. To AFC's knowledge, no landlord is in default under any such lease. A true copy of each material lease to which AFC or Bank is a party is included in the AFC Disclosure Statement.

    3.20 Contracts. Except as to contracts and agreements listed or described in the AFC Disclosure Statement, as of the date of this Plan of Merger and at the Effective Date of Merger, neither AFC nor Bank is, or will be, a party to (in its own name or as successor in interest to any predecessor) or bound by any material written or oral: (a) employment, management or consulting contract or service agreement which by its terms AFC knows or should know is not terminable by the AFC or Bank on 30 days' notice or less without cost or penalty; (b) collective bargaining agreement with any labor or trade union or association or employee group; (c) bonus, pension, profit-sharing, retirement, stock option, stock purchase, hospitalization, insurance or other similar plan providing benefits for its employees; (d) lease, installment purchase agreement or other contract with a value in excess of$10,000, with respect to any property (real, personal or mixed) used or proposed to be used in the operation of AFC or Bank; (e) contract or agreement for the purchase or disposition of materials, supplies, equipment or services in excess of $25,000, or for the performance of services for a period of more than sixty
(60) days; (f) instrument evidencing or relating to indebtedness for money borrowed or money to be borrowed or creating any lien or security interest in any real or personal property, excluding such instruments with customers relating to ordinary and customary banking transactions; (g) contract or agreement that by its terms requires the consent of any party thereto to the consummation of the transactions contemplated by this Plan of Merger; (h) agreement not to compete in any line of business or any geographic area; (i) contract or agreement (or outstanding solicitation for bids) for capital expenditures in excess of $10,000 for any one project or $50,000 in the aggregate; (j) any lease, indenture, note or other contract under which AFC or Bank is in material default; (k) any contract, except ordinary and customary banking relationships, with any executive officer, director, or holder of more than 5% of the outstanding stock of AFC; (l) any deferred compensation or severance pay agreement; or (m) any other material agreement not made in the ordinary course of business. True and correct copies of all contracts and agreements listed or described in the AFC Disclosure Statement are attached to the AFC Disclosure Statement except to the extent described therein. AFC and Bank have in all material respects performed all material obligations required to be performed by each of AFC and Bank to date and are not in material default under, and no event has occurred that, with the lapse of time or action by a third party, could result in a material default under any outstanding indenture, mortgage, contract, lease or other agreement to which AFC or Bank is a party or by which AFC or Bank or any of their respective material assets is bound so as to subject AFC or Bank to a risk of material liability.

    3.21 Duties as Fiduciary.   Bank, in its capacity as trustee, escrow agent,
executor, administrator, custodian, guardian, receiver or other fiduciary, has performed all of its material duties in accordance with all legal standards applicable to such duties whether imposed by contract, statute or common law.

    3.22 Insurance.   AFC and Bank have in effect insurance coverage on all
of their respective material assets, properties, premises, operations and personnel in such amounts and against such risks and losses as AFC reasonably believes to be adequate and customary for the business conducted by AFC and Bank.

    3.23 Books and Records. AFC's and Bank's respective minute books accurately reflect all material actions taken by their respective shareholders, directors, and committees of directors. The books, accounts and records of the AFC and Bank have been maintained in all material respects in a regular manner, and in compliance with all applicable laws.

    3.24 Stock Transactions. Except as to transactions described in the AFC Disclosure Statement, to the knowledge of AFC after reasonable investigation of its stock transfer records and inquiry of its officers, no officer or director of AFC, and no person related to any such officer or director by blood or marriage and residing in the same household, has since December 31, 1992, purchased or sold, or caused to be purchased or sold, any shares of AFC Common Stock of which such officer, director or related person is the record or beneficial owner as determined according to Regulation 13d-3 under the Securities Exchange Act of 1934. Except as to transactions described in the AFC Disclosure Statement or the Financial Statements, AFC has not purchased or redeemed any AFC Common Stock since December 31, 1992.

    3.25 Disclosure of Deeds, Leases, Agreements, Etc. AFC has furnished to FMBC as part of AFC's Disclosure Statement true copies of the following documents:

         (a) Deeds and Titles. Deeds or other relevant title documents relating to all real estate owned by AFC or Bank and a complete and correct list of all items of personal property which had a net, after depreciation, book value in excess of $25,000 as of September 30, 1995, reflected on the books and records of AFC and Bank as being owned (including those reflected in the balance sheet of AFC and Bank as of September 30, 1995, except as since disposed of in the ordinary course of business).

         (b) Lease Agreements. All leases pursuant to which AFC or Bank as lessee leases real or personal property, excepting leases as to personal property under which the annual lease payments do not exceed $15,000 for the current term of the lease.

         (c) Agreements. (i) All contracts and agreements with respect to any real property used or proposed to be used in the operations of AFC or Bank which obligate AFC or Bank to make annual payments in excess of $15,000; (ii) all material data processing agreements, service agreements, consulting agreements, or any similar arrangements; (iii) all contracts or agreements for the purchase or disposition of equipment, supplies, or other personal property or the purchase of services which obligate AFC or Bank to make annual payments in excess of $15,000.

         (d) Insurance Policies. All material policies of insurance maintained by AFC and Bank with respect to their respective assets, properties, premises, operations and personnel, and copies of the most recent insurance audit, review or report, if any.

         (e) Articles of Incorporation and Bylaws. The Articles of Incorporation for each of AFC and Bank, together with their respective Bylaws, as currently in effect.

         (f) Employee Benefit Plans. All Employee Benefit Plans and all other plans for the benefit of the employees of AFC and/or the Bank (including, without limitation, bonus, hospitalization, insurance or other similar plans), including amendments, together with the latest actuarial reports prepared for each Employee Benefit Plan as to which actuarial reports have been prepared and the latest determination letter issued by the IRS with respect to each Employee Benefit Plan which is a qualified plan under Section 401(a) of the Code, as to which a determination letter has been issued and with respect to each amendment to each such plan as to which a determination letter has been issued.

    3.26 Shareholders of AFC. Schedule 3.26 of AFC's Disclosure Statement accurately identifies the names and addresses of all the shareholders of AFC as of the date of said schedule and the number of shares of stock of AFC held by each shareholder. From the date hereof until the Effective Date of Merger, AFC shall notify FMBC in writing of any change regarding any information contained in such schedule. AFC is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

    3.27 "Material" Defined. Except where the context otherwise indicates for purposes of interpreting individual representations and warranties in this Article III, the sum of $30,000 or a contract or transaction or series of similar transactions involving annual cash payments, values or amounts in excess of the sum of $30,000 shall be rebuttably presumed to be material with respect to AFC. Lesser sums or contracts or transactions involving lesser sums may or may not be material depending on their circumstances, but will be rebuttably presumed not to be material.

                            ARTICLE IV

                 CERTAIN COVENANTS OF THE PARTIES

    4.1 Investigation. Upon reasonable notice and at reasonable times, AFC shall permit, and shall cause Bank to permit, full access to its properties, books, and records at reasonable times, and shall cause AFC's and Bank's officers and employees to cooperate fully, for the purpose of permitting a complete and detailed examination of AFC and Bank by FMBC and its officers, attorneys, accountants, and representatives. AFC shall furnish to FMBC, upon request, any information requested respecting the property, assets, business, and affairs of AFC and Bank, except for that information which AFC believes it may not divulge without consent, which consent it will use all reasonable efforts to obtain. AFC shall give FMBC advance notice of, and permit representatives of FMBC to attend, all meetings of AFC's or of Bank's board of directors or committees thereof, however, FMBC's representatives will be excused from discussions relating to this transaction. FMBC acknowledges that certain information may not be disclosed by AFC or Bank without the prior written approval of other parties. If such information is requested by FMBC, AFC shall use, or cause Bank to use, all reasonable efforts to obtain such prior approval, and FMBC shall not require disclosure of such information unless and until such prior approval has been obtained. Except as contemplated by this Plan of Merger, FMBC agrees to treat as strictly confidential, agrees not to make any business or competitive use of, and agrees not to divulge to any other person (other than employees of, and attorneys and accountants for, FMBC), any non-public financial statements, schedules, contracts, agreements, instruments, papers, documents, or other non-public information relating to AFC and Bank which it may come to know as a direct result of a disclosure by AFC or of Bank, or which may come into its possession as a result of and during the course of such investigation. If the transactions contemplated hereby are not consummated for any reason, FMBC agrees to promptly return to AFC all written materials furnished to FMBC by AFC and Bank in connection with such investigation.

    4.2 Conduct of Business Pending the Effective Date of Merger. From the date of this Plan of Merger until the Effective Date of Merger, AFC agrees that, except as consented to in writing by FMBC or otherwise provided in this Plan of Merger, it shall and it shall cause Bank to:

         (a) Conduct its business and manage its property only in the usual, regular, and ordinary course, in substantially the same manner as heretofore conducted, and not make any substantial change to its methods of management or operation in respect of such business or property;

         (b) Comply in all material respects with all laws, regulations, agreements, court orders, and administrative orders applicable to the conduct of its business;

         (c)  Make no change in its Articles of Incorporation or Bylaws;

         (d) Maintain its books, accounts, and records in the usual and regular manner, in accordance with generally accepted accounting principles consistently applied, and in material compliance with all applicable laws;

         (e) Except for the issuance of 25,750 shares of AFC Common Stock pursuant to Section 6.12, make no change in the number of shares of its capital stock issued and outstanding; grant no warrant, option, or commitment relating to its capital stock; and issue no securities convertible into its capital stock;

         (f) Maintain its property and assets in their present state of repair, order and condition, reasonable wear and tear excepted;

         (g) Use all reasonable efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve the goodwill of its customers and others having business relations with it;

         (h) Use all reasonable efforts to maintain and keep in full force and effect all fire and other insurance on its property and assets, all liability and other casualty insurance, and all bonds on personnel, presently carried by it;

         (i) Except for the consideration and facilitation of an inquiry, offer, or proposal not solicited by AFC or any of its officers, directors, employees, shareholders, agents or affiliates which relates to the possible sale or other disposition of AFC Common Stock by its shareholders or the possible sale or other disposition of substantially all of the assets of the Bank to, or merger or consolidation of AFC or Bank with, another corporation or association, to the extent that the Board of Directors of AFC reasonably determines in good faith that failure to consider such proposal would constitute a breach of its fiduciary duties to the stockholders of AFC, AFC will and shall cause Bank to refrain from negotiating, soliciting, discussing with any third party, or entering into any agreement concerning any merger, consolidation, sale of any shares of AFC Common Stock or stock of the Bank, or the sale of any material assets of the Bank not in the ordinary course of business;

         (j) In a manner and at such times consistent with its past practices and applicable industry, regulatory and accounting standards, charge off or reserve against nonaccruing loans, classified loans and loans as to which collection is in doubt;

         (k) Make any and all such necessary provisions to maintain, as of December 31, 1995 and as of the Effective Date of Merger, an allowance for loan losses (without regard to the Bank's Access Program portfolio) at the Bank not less than an amount equal to 1.45 percent of the Bank's total loans at such dates, or such greater amount as management determines is appropriate based on past practice, past loan experience and applicable industry, regulatory and accounting standards;

         (l) Not increase the number of directors, fill any vacancy on the board of directors, or elect or appoint any person to an executive office;

         (m) Not: (i) increase or agree to increase the compensation payable to, or fringe benefits of, any officer, director, or employee, except as permitted under Section 3.9(i) of this Plan of Merger; or (ii) introduce, change, or agree to introduce or change, any pension, profit-sharing, or employee benefit plan, fringe benefit program, or other plan or program of any kind for the benefit of its employees unless required by law or advisable, in the opinion of legal counsel, to maintain qualified status for tax purposes;

         (n) Not enter into any employment agreement which is not terminable by it without cost or penalty upon 30 days' notice or less;

         (o) Continue to pay director fees in a manner consistent with prior practice and not declare or pay any dividends, nor make any other distribution in respect of any shares of its capital stock, in liquidation or otherwise, except for the payment of dividends by Bank to AFC in such amounts as are necessary to satisfy AFC's current obligations as they may be expected to become due in a manner consistent with prior practice;

         (p)  Not borrow money except in the ordinary course of business;

         (q) Not sell, mortgage, pledge, encumber, or otherwise dispose of, or agree to sell, mortgage, pledge, encumber, or otherwise dispose of, any of its material property or assets except in the ordinary course of business; and

         (r) Not enter into, or commit to enter into, any agreement for trust, consulting, professional, data processing, or other services which is not terminable by it without penalty upon 30 days' notice or less, except as permitted by this Plan of Merger.

    In the event the shareholders of AFC fail to approve the Plan of Merger and if such failure is due in whole or in part to the existence of a proposal for any transaction involving AFC or the Bank, which proposal competes, or is otherwise inconsistent with, the Plan of Merger, then AFC shall promptly pay to FMBC a fee equal to Two Hundred Fifty Thousand Dollars ($250,000) to reimburse FMBC for its efforts and expenses in connection with the Plan of Merger.

    4.3 Affiliates. As a part of AFC's Disclosure Statement, AFC shall deliver to FMBC a complete list of all those persons who may be considered to be "affiliates" of AFC, for purposes of Rule 145 of the rules and regulations promulgated under the Securities Act of 1933, as amended, ("Securities Act"), together with the number of shares of AFC Common Stock owned of record and beneficially by each such person. AFC shall, prior to the Effective Date of Merger, notify each such person who is determined by FMBC to be an "affiliate," of the restrictions imposed by applicable federal and state securities laws upon the sale, transfer or other disposition of FMBC Common Stock to be received by such persons as a result of the Merger, and AFC shall use all reasonable efforts to obtain from each such person an undertaking and agreement ("Affiliate Letter") in form and substance reasonably satisfactory to FMBC and its counsel to the effect that the FMBC Common Stock received by such shareholders pursuant to the Merger will not be sold, transferred or disposed of in a manner that, in the reasonable opinion of counsel for FMBC, would result in (a) a violation of the Securities Act, or the rules and regulations (including Rule 145) promulgated thereunder, or (b) the inability
of FMBC to account for the transaction as a "pooling of interests."   Subject
to negotiation of special arrangements with any affiliate who is also an officer of the Bank, each Affiliate Letter will also provide that the affiliate signing the Affiliate Letter will not compete with the Bank in Kalamazoo County, Michigan for a period of five (5) years following the Effective Date of Merger through any "new bank," with the term new bank to include any bank organized between the date of this Agreement and four (4) years following the Effective Date of Merger. FMBC shall be entitled to place a legend reflecting the Affiliate Letter restrictions on any share certificates to be issued to any affiliate, and may decline to register any transfer of the shares of such affiliates except consistent with such rules and regulations. FMBC shall promptly remove such legend from any such certificates at the request of the holder if and when such restrictions have lapsed.

    4.4 Cooperation as to State Securities Laws. AFC shall furnish all information requested by FMBC in order for FMBC to determine the applicability of, and to make proper filings where applicable under, the securities laws of the several states with respect to the shares of FMBC Common Stock to be issued in the Merger.

    4.5 Shareholder Approval. Subsequent to the execution of this Plan of Merger, AFC will, at a meeting of its shareholders duly called by its Board of Directors to be held as soon as practicable following the preparation and mailing of the Proxy Statement ("Shareholder Meeting"), present this Plan of Merger for the adoption and approval of its shareholders.

    4.6 Qualified Employee Benefit Plans of AFC. Each person who is an employee of the Bank at the Effective Date of Merger and who is an employee of the Bank at the "FMBC Benefit Effective Dates" (defined below) will be deemed to be a "Bank Employee" for purposes of this Section. As used in this Section, the terms "pension" and "welfare" benefit plans have the respective meanings of Sections 3(2) and 3(1) of ERISA. Subject to any eligibility requirements (with full credit for years of past service to the Bank, to the extent such service is presently given credit under the plans of the Bank described in Section 3.15 hereof, for the purpose of satisfying any eligibility and vesting periods) applicable to FMBC's plans (but not subject to any pre-existing condition exclusions), Bank Employees shall be eligible for participation and shall enter into participation in FMBC's pension and welfare benefit plans, as in effect from time to time, on the following FMBC Benefit Effective Dates: (1) FMBC defined benefit pension plan--first day of the calendar year following the Effective Date of Merger; (2) subject to the Bank Employee's election to participate, FMBC 401(k) plan--first calendar quarter window enrollment period that follows, or begins simultaneous with, the conversion of the Bank to the FMBC payroll system; and (3) FMBC welfare benefit plans--no later than six (6) months following conversion of the Bank to the FMBC payroll system. For the purpose of determining each Bank Employee's benefit for the year in which the Effective Date of Merger occurs under the FMBC vacation program, vacation taken by a Bank Employee in the year in which the Effective Date of Merger occurs will be deducted from the total FMBC benefit. Any employee of the Bank who was not employed by the Bank at the Effective Date of Merger shall be eligible for participation, as a new employee, in the FMBC pension plan under the terms thereof. The Bank's pension and welfare benefit plans shall remain in place until Bank Employees are eligible to participate in FMBC's pension and welfare benefit plans.

    4.7 Reports and Proxy Statement of FMBC. Upon the written request of AFC, FMBC shall provide to AFC, at no cost to AFC, copies of such reports and proxy statements previously filed with or furnished to the SEC and such other information as AFC may reasonably request.

    4.8 AFC Supplemental Disclosure Statement. If subsequent to the date of this Plan of Merger and prior to the Closing, an event occurs which may constitute a breach by AFC of any representation, warranty or covenant made on the date of this Plan of Merger or to be made at Closing (a "Trigger Event"), AFC shall promptly deliver to FMBC a written supplement to the AFC Disclosure Statement (an "AFC Supplemental Disclosure Statement") which shall contain a detailed description of any and all such matters. An AFC Supplemental Disclosure Statement shall be delivered to FMBC by AFC within five (5) business days after AFC learns of the Trigger Event but in no event later than the Closing. Delivery of the AFC Supplemental Disclosure Statement shall not constitute an admission that AFC has breached, or will breach at Closing, this Plan of Merger. In the event that FMBC shall determine that such Trigger Event as described in the AFC Supplemental Disclosure Statement affords FMBC the right to terminate this Plan of Merger under Section 8.3, 8.4 or 8.5, or will afford FMBC the right to terminate this Plan of Merger under Section 8.3, 8.4 or 8.5 at Closing, FMBC shall give written notice of termination of this Plan of Merger, or written notice of an intent to terminate this Plan of Merger at Closing, within ten (10) business days of receipt of the AFC Supplemental Disclosure Statement or any right of FMBC to terminate this Plan of Merger arising from or relating to the events described in the AFC Supplemental Disclosure Statement shall be waived.

    4.9 FMBC Supplemental Disclosure Statement. If subsequent to the date of this Plan of Merger and prior to the Closing, an event occurs which may constitute a breach by FMBC of any representation, warranty or covenant made on the date of this Plan of Merger or to be made at Closing (a "Trigger Event"), FMBC shall promptly deliver to AFC a written supplement to the FMBC Disclosure Statement (an "FMBC Supplemental Disclosure Statement") which shall contain a detailed description of any and all such matters. An FMBC Supplemental Disclosure Statement shall be delivered to AFC by FMBC within five (5) business days after FMBC learns of the Trigger Event but in no event later than the Closing. Delivery of the FMBC Supplemental Disclosure Statement shall not constitute an admission that FMBC has breached, or will breach at Closing, this Plan of Merger. In the event that AFC shall determine that such Trigger Event as described in the FMBC Supplemental Disclosure Statement affords AFC the right to terminate this Plan of Merger under
Section 8.3, 8.4 or 8.5, or will afford AFC the right to terminate this Plan of Merger under Section 8.3, 8.4 or 8.5 at Closing, AFC shall give written notice of termination of this Plan of Merger, or written notice of an intent to terminate this Plan of Merger at Closing, within ten (10) business days of receipt of the FMBC Supplemental Disclosure Statement or any right of AFC to terminate this Plan of Merger arising from or relating to the events described in the FMBC Supplemental Disclosure Statement shall be waived.

    4.10 Satisfaction of Conditions. FMBC and AFC agree to use their best efforts to obtain satisfaction of the conditions precedent to the Closing set forth in Article VI and Article VII insofar as they relate to FMBC and AFC, respectively.

    4.11 Directors and Officers Indemnification. The indemnification and other obligations of AFC set forth in Article VIII ("Article VIII") of the Articles of Incorporation of AFC, as amended, shall be binding upon and become the obligation of FMBC after consummation of the Merger regarding any state of facts, act, or omission occurring or existing on or prior to the Effective Date of Merger. AFC is not aware of any state of facts, act or omission which would give rise to any claim under Article VIII.

                            ARTICLE V

        SECURITIES REGISTRATION, GOVERNMENTAL FILINGS AND
                         OTHER AGREEMENTS

    5.1 Registration of Securities; Preparation of Proxy Materials. FMBC agrees to prepare and file with the SEC as soon as reasonably practicable and to use its best efforts to cause to become effective a Registration Statement on Form S-4 under the Securities Act (the "Registration Statement"), together with such amendments as may reasonably be required in order for the Registration Statement to become effective. FMBC shall make all proper filings under the securities laws of the states and the rules of the NASD with respect to which the FMBC Common Stock is to be issued pursuant to the Merger. FMBC shall notify AFC of any stop orders or threatened stop orders or other administrative action pertaining to the Registration Statement or securities laws filings of which it has knowledge. The prospectus that forms a part of the Registration Statement (the "Prospectus") also will constitute the proxy statement of AFC for the solicitation of proxies by the Board of Directors of AFC in connection with the Shareholder Meeting referenced in
Section 4.5 ("Proxy Statement"). AFC and FMBC will cooperate fully with one another in preparation of the Prospectus and Proxy Statement that forms a part of the Registration Statement and will supply all information necessary, in the opinion of their respective counsel, in order to complete the preparation of the Prospectus and Proxy Statement. AFC and FMBC will cooperate fully with one another in preparing such amendments to the Prospectus and proxy materials as may be required by the SEC. FMBC agrees to promptly provide AFC with the opportunity to review and comment upon the Registration Statement, each amendment to the Registration Statement, and each form of the Prospectus and Proxy Statement before filing. AFC will promptly respond to FMBC with any comments which AFC may wish to make. FMBC agrees to provide AFC with copies of all correspondence received from the SEC with respect to the Registration Statement and its amendments and with all responsive correspondence to the SEC. AFC shall, at its expense, cause all financial statements and financial information of AFC included in the Registration Statement to be reviewed by BDO/Seidman, who shall furnish to FMBC manually signed copies of their report and their consent to inclusion of such report and to reference to them in the Prospectus to be filed with the Registration Statement.

    5.2 Other Filings and Appeals. FMBC shall have primary responsibility for preparation of all applications for regulatory approval of the Merger. AFC shall cooperate fully in the preparation of such applications and filings. FMBC shall use its best reasonable and lawful efforts to procure the approvals from all regulatory agencies whose approval of the Merger is required. If there is an adverse or unfavorable action by any regulatory authority, or should the proposed Merger be challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedy shall be made by FMBC after consultation with AFC, and FMBC shall be fully responsible for the conduct and cost of such appeal, review or other proceeding. FMBC agrees to provide AFC with the opportunity to review and comment upon such documents before filing, and to promptly provide AFC with copies of all correspondence received from these agencies and all responsive correspondence sent to these agencies.

    5.3 Tax Matters. FMBC and AFC will seek to obtain an opinion of Varnum, Riddering, Schmidt & Howlett LLP in reasonably acceptable form and content to FMBC and AFC, substantially to the effect that:

         (a) The Merger of AFC with and into FMBC and the acquisition by FMBC of substantially all the assets of AFC in exchange for stock of FMBC and the assumption by FMBC of the liabilities of AFC will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and AFC and FMBC will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

         (b) The basis of the assets of AFC acquired by FMBC in the Merger will be the same as the basis of those assets in the hands of AFC immediately prior to the Merger;

         (c) The holding period of the assets of AFC to be received by FMBC will include the holding period of those assets in the hands of AFC immediately prior to the Merger;

         (d) No gain or loss will be recognized by FMBC upon receipt of the assets of AFC by FMBC in exchange for the shares of FMBC Common Stock;

         (e) No gain or loss will be recognized by AFC upon the transfer of its assets to FMBC in exchange for shares of FMBC Common Stock and the assumption by FMBC of the liabilities of AFC;

         (f) No gain or loss will be recognized by FMBC upon receipt of the AFC Common Stock in exchange for the FMBC Common Stock.

         (g) No gain or loss will be recognized by the shareholders of AFC upon the exchange of FMBC Common Stock in exchange for their shares of AFC Common Stock;

         (h) The basis of FMBC Common Stock to be received by shareholders of AFC will, in each instance, be the same as the basis of the respective shares of AFC Common Stock surrendered in exchange therefor; and

         (i) The holding period of the FMBC Common Stock received by shareholders of AFC will, in each instance, include the holding period of the respective shares of AFC Common Stock surrendered in exchange therefor, provided that the AFC Common Stock was, in each instance, held as a capital asset in the hands of the shareholder of AFC on the Effective Date of Merger.

    5.4 Press Releases. AFC and FMBC shall consult with each other with respect to the form and substance of any press release or other public disclosure of matters related to this Plan of Merger and shall not issue any news release or make any other public disclosures of matters related to this Plan of Merger without the prior consent of the other party, unless such disclosure may be required by law.

    5.5 Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Plan of Merger, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan of Merger. FMBC and AFC will use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

    5.6 Exchange of Financial Information. FMBC shall deliver to AFC, and AFC shall deliver to FMBC, copies of each quarterly consolidated financial statement prepared, and of each consolidated financial report or statement submitted to regulatory authorities, after the date of this Plan of Merger until the Effective Date of Merger, as promptly after the preparation or submission thereof as practicable. AFC shall also deliver to FMBC copies of each Call Report submitted by the Bank to regulatory authorities after the date of this Plan of Merger until the Effective Date, as promptly after the preparation thereof as practicable. AFC shall also deliver to FMBC the Bank's monthly unaudited balance sheet and profit and loss statements prepared for internal use after the date of this Plan of Merger until the Effective Date of Merger, as promptly after the preparation thereof as practicable. All such financial statements will be prepared in accordance with generally accepted accounting principles on a consistent basis and will present fairly the financial position of the entity to which they relate at the dates shown and the results of its operations for the periods covered.

                            ARTICLE VI

            CONDITIONS PRECEDENT TO FMBC'S OBLIGATIONS

    All obligations of FMBC under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of FMBC), prior to or at the Closing, of each of the following conditions:

    6.1  Compliance with Representations, Warranties and Agreements.

         (a) Representations and Warranties. AFC's representations and warranties contained in the Plan of Merger (as modified by the AFC Disclosure Statement and the AFC Supplemental Disclosure Statement, if
    any) shall be deemed to have been made again at and as of the time of the Closing. AFC's representations and warranties shall then be true in all material respects. Any representation or warranty which becomes untrue because of any change intended by this Plan of Merger shall not be considered to be a breach of this Plan of Merger because of such change.

         (b) Compliance with Agreements. AFC shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by AFC prior to or at the Closing in all material respects.

         (c) Certificates. Compliance with Sections 6.1(a) and 6.1(b) shall be evidenced by one or more certificates signed by appropriate officers of AFC, dated as of the date of the Closing, certifying the foregoing to the knowledge of such officers in such detail as FMBC may reasonably request, describing any exceptions to such compliance in such certificates.

    6.2 Opinion of Legal Counsel. AFC shall have delivered to FMBC the opinion of Miller, Canfield, Paddock & Stone, P.L.C., counsel for AFC, dated as of the date of the Closing and reasonably satisfactory to counsel for FMBC, to the effect that:

         (a) AFC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. AFC has the corporate power to carry on the business of banking as a bank holding company registered as such under the BHCA;

         (b) This Plan of Merger, the execution, delivery, and performance of this Plan of Merger, and the consummation of the Merger by AFC have been duly authorized, approved, and adopted by all requisite corporate action of AFC's Board of Directors and its shareholders;

         (c) All other actions and proceedings required by law and Sections 4.2(c),(e),(l) and 4.3 to be taken by AFC at or prior to the Closing in connection with this Plan of Merger have been duly and validly taken in accordance with the Articles of Incorporation and Bylaws of AFC and applicable law;

         (d) This Plan of Merger constitutes the valid and binding obligation of AFC in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies;

         (e) All such approvals, consents, authorizations, or modifications as may, to counsel's knowledge, be required to permit the performance by AFC of its obligations under this Plan of Merger have been obtained;

         (f) The authorized capital stock of AFC consists of 1,000,000 shares of common stock, $1.00 par value, of which, as of the Closing, 396,754 shares are legally issued and outstanding, fully paid, and nonassessable. To counsel's knowledge, there are no other outstanding subscriptions, options, warrants or rights to acquire any capital stock of AFC, or agreements to which AFC is a party or by which it is bound to issue capital stock;

         (g) Bank is a banking corporation duly organized, validly existing, and in good standing under the Michigan Banking Code of 1969, as amended, and has the corporate power to carry on its business as and where it is now being conducted;

         (h) The consummation by AFC of the transactions contemplated by this Plan of Merger will not, to counsel's knowledge, result in any material breach or violation of, or default under, any material judgment, decree, mortgage, agreement, indenture, or other instrument applicable to AFC or Bank;

         (i) Counsel does not know of any litigation, proceeding, or governmental investigation pending or threatened against or relating to AFC or Bank, or their respective properties or businesses, which challenges the transactions contemplated by this Plan of Merger or which may result in any liability material to AFC or Bank on a consolidated basis; and

         (j) AFC owns and holds good title to all of the issued and outstanding stock of Bank free and clear of all liens and encumbrances, except as set forth in Section 3.3 and the AFC Disclosure Statement.

    In rendering its opinion, Miller, Canfield, Paddock & Stone, P.L.C. may rely on certificates of governmental officials and officers of AFC and the Bank as to such factual matters as counsel may reasonably deem necessary or desirable. References to knowledge in such opinion may be qualified to mean actual knowledge of attorneys then associated with the firm who have recorded time chargeable to AFC or the Bank during the two year period preceding the date of such opinion.

    6.3 Tax Opinion. FMBC shall have received a favorable opinion letter from FMBC's counsel as to the matters described in Sections 5.3(a) through 5.3(f), reasonably acceptable to FMBC.

    6.4 Required Approvals. FMBC shall have received: (i) all such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by AFC and FMBC of their respective obligations under this Plan of Merger and the consummation of the transactions contemplated herein; and (ii) evidence of the requisite approval of the shareholders of AFC of this Plan of Merger.

    6.5 Order, Decree, Etc. FMBC shall not be subject to any order, decree, or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

    6.6 Securities Laws. All actions required by the Securities Act to be completed prior to the consummation of the Merger shall have been completed in accordance with the provisions of the Securities Act and the regulations of the SEC promulgated thereunder. The registration of the FMBC Common Stock under the Securities Act shall be effective and shall not be subject to any stop order and the FMBC Common Stock shall have been qualified under the securities law of every state in which such qualification is required.

    6.7 Adequacy of Bank's Allowance for Loan Losses. As of December 31, 1995 and as of the Closing,the Bank's allowance for loan losses (without regard to the Bank's Capital Access Program portfolio) shall be notless than an amount equal to 1.45 percent of the Bank's total loans at such date, or such greater amount as management determines appropriate based on past practice, past loan experiences and applicable industry, regulatory and accounting standards.

    6.8 Affiliate Undertakings. FMBC shall have received the undertakings from AFC's affiliates as described in Section 4.3.

    6.9 AFC's Budget Achieved. AFC's consolidated income statement for the year ended December 31, 1995 shall reflect net income for the year of not less than $1,400,000.

    6.10 MESC Form 1027. AFC shall have furnished to FMBC a complete, accurate and executed copy of MESC Form 1027, Business Transferor's Notice of Unemployment Tax Liability and Rate.

    6.11 Legal Proceedings. No proceeding shall be pending which challenges or seeks to prevent consummation of the Merger or asserts liability against any director or officer of either party with respect to the Merger.

    6.12 Exercise of Options. All 25,750 options to purchase AFC Common Stock that were outstanding at September 30, 1995, shall have been exercised for cash consideration to AFC of not less than $282,999 and AFC shall have issued and outstanding only 396,754 shares of AFC Common Stock.

    6.13 Pooling of Interests Opinion. FMBC shall have received an opinion of BDO Seidman, reasonably satisfactory to FMBC, to the effect that the transaction will be accounted for as a "pooling of interests."

                           ARTICLE VII

            CONDITIONS PRECEDENT TO AFC'S OBLIGATIONS

    All obligations of AFC under this Plan of Merger are subject to the fulfillment (or waiver in writing by aduly authorized officer of AFC), prior to or at the Closing, of each of the following conditions:

    7.1 Renewal of Representations and Warranties. FMBC's representations and warranties contained in this Plan of Merger (as modified by the FMBC Disclosure Statement and the FMBC Supplemental Disclosure Statement, if any) shall be deemed to have been made again at and as of the time of the Closing and, except as otherwise contemplated by this Plan of Merger, shall then be true in all material respects. FMBC shall have performed and complied with all agreements, conditions and covenants required by this Plan of Merger to be performed or complied with by FMBC, prior to or at the Closing. AFC shall have been furnished with a certificate of appropriate officers of FMBC, dated as of the date of the Closing, certifying to the knowledge of such officers to the fulfillment of the foregoing conditions in such detail as AFC may reasonably request.

    7.2 Opinion of Legal Counsel. FMBC shall have delivered to AFC an opinion of Varnum, Riddering, Schmidt & Howlett LLP, counsel for FMBC, dated as of the date of the Closing and reasonably satisfactory to counsel for AFC, to the effect that:

         (a) FMBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and has corporate power to carry on its business as and where it is now being conducted;

         (b) The authorized capital stock of FMBC consists of 25,000,000 shares divided into two classes as follows: (i) 24,000,000 shares of FMBC Common Stock; and (ii) 1,000,000 shares of preferred stock. To counsel's knowledge, there are no outstanding subscriptions, options, warrants or rights to acquire any capital stock of FMBC, or agreements to which FMBC is a party by which it is bound to issue capital stock, except asdisclosed in the FMBC Disclosure Statement, reflected in the notes to the Consolidated Financial Statements of FMBC for the year ended December 31, 1995, and contemplated by this Plan of Merger, FMBC's Dividend Reinvestment and Stock Purchase Plan, FMBC's Shareholder Rights Plan, FMBC's various stock option and purchase plans and any "Permitted Other Transactions" (as defined below);

         (c) This Plan of Merger and the execution, delivery, and performance of this Plan of Merger by FMBC and the issuance of the shares of FMBC Common Stock pursuant to this Plan of Merger, have been duly authorized and approved by all requisite corporate action;

         (d) This Plan of Merger constitutes the valid and binding obligation of FMBC in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies;

         (e) The consummation by FMBC of the transactions contemplated by this Plan of Merger will not, to counsel's knowledge, result in any breach or violation of, or default under, any judgment, decree, mortgage, agreement, indenture, or other instrument applicable to FMBC or its subsidiaries;

         (f) All such approvals, consents, authorizations, or modifications as may, to counsel's knowledge, be required to permit the performance by FMBC of its obligations under this Plan of Merger have been obtained;

         (g) Counsel does not know of any litigation, proceeding, or governmental investigation, pending or threatened, against or relating to FMBC or any of its subsidiaries, or their respective properties or businesses, which challenges the transactions contemplated by this Plan of Merger or which may result in any material liability to FMBC and its subsidiaries on a consolidated basis except as disclosed in such opinion; and

         (h) The shares of FMBC Common Stock to be issued by FMBC as contemplated by this Plan of Merger, and to be delivered to the shareholders of AFC, are duly authorized and will, when issued and delivered pursuant to this Plan of Merger, be legally issued, fully paid, and nonassessable.

    In rendering its opinion, Varnum, Riddering, Schmidt & Howlett LLP may rely on certificates of governmental officials and officers of FMBC and its subsidiaries as to such factual matters as counsel may reasonably deem necessary or desirable. References to knowledge in such opinion may be qualified to mean actual knowledge of attorneys then associated with the firm who have rendered time chargeable to FMBC or any of its subsidiaries during the two year period preceding the date of such opinion.

    7.3 Tax Ruling. AFC shall have received a favorable opinion letter from Varnum, Riddering, Schmidt & Howlett LLP as to the matters described in
Section 5.3(a) and Sections 5.3(g) through 5.3(i).

    7.4 Required Approvals. AFC shall have received all such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by AFC of its obligations under this Plan of Merger and consummation of the transactions contemplated herein, and shall have received the requisite approval of this Plan of Merger by its shareholders contemplated in
Section 4.5.

    7.5 Order, Decree, Etc. AFC shall not be subject to any order, decree, or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

    7.6 Securities Laws. All actions required by the Securities Act to be completed prior to the consummation of the Merger shall have been completed in accordance with the provisions of the Securities Act andthe regulations of the SEC promulgated thereunder. The registration of the FMBC Common Stock under the Securities Act shall be effective and shall not be subject to any stop order and the FMBC Common Stock shall have been qualified under the securities law of every state in which such qualification is required.

    7.7 Legal Proceedings. No proceeding shall be pending which challenges or seeks to prevent consummation of the Merger or asserts liability against any director or officer of either of the parties with respect to the Merger.

                           ARTICLE VIII

                      ABANDONMENT OF MERGER

    This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Date of Merger (notwithstanding the prior approval of the AFC shareholders) as follows:

    8.1 Mutual Consent. By mutual consent of the boards of directors of FMBC and AFC.

    8.2 Effective Date of Merger. By either FMBC or AFC if the abandoning party has used its best efforts to consummate the Merger and if the Effective Date of Merger shall not have occurred on or before June 30, 1996.

    8.3 Adverse Changes. By either FMBC or AFC if there has occurred any change in the business, asset portfolio, financial condition, fixed or contingent liabilities or management of the other party taken as a whole for reasons peculiar to the other party and not applicable to the banking industry in Western Michigan in general that is materially adverse.

    8.4 Misrepresentations. By either FMBC or AFC if any warranty or representation made by the other party herein shall be discovered to be false in any material respect, and such breach shall not have been cured within thirty (30) days following receipt of written notice of such breach.

    8.5 Breach of Covenants. By either FMBC or AFC if the other party shall have committed any material breach of any covenant hereof which has not been or cannot be cured without material cost or damage within thirty (30) days following receipt of written notice to such party of such occurrence.

    8.6 Change in Control of FMBC. By AFC any time prior to the Effective Date of Merger in the event of the occurrence, subsequent to the date of this Plan of Merger, of a change of control of FMBC which would be required to be reported in response to Item 6(c) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended.

    Termination and abandonment pursuant to 8.2, 8.3, 8.4, 8.5, or 8.6 may be affected at any time prior to the Effective Date of Merger by written notice by either FMBC or AFC to the other, as the case may be, authorized and approved by resolution adopted by the board of directors of the party giving such notice. In the event of the termination and abandonment of this Plan of Merger, it shall become null and void and of no effect, without liability on the part of FMBC or AFC or the respective shareholders, directors or officers in respect hereof, except to the extent provided in Section 4.2 or
Section 9.3.

                            ARTICLE IX

                             EXPENSES

    The costs and expenses (out-of-pocket and otherwise) incurred by the parties in connection with the transactions contemplated by this Plan of Merger shall be borne as follows:

    9.1 FMBC Expenses. FMBC shall bear all fees and expenses of its counsel and accountants, and all other costs and expenses incurred by it in the preparation of this Plan of Merger, its examination of AFC and Bank, the preparation, filing and prosecution of all applications for regulatory approval, and any appeals therefrom, and the preparation, filing and printing of a registration statement under the Securities Act and the preparation and filing of any required registration statements under applicable state securities laws.

    9.2 AFC Expenses. AFC shall bear all fees and expenses of its counsel and accountants and all other costs and expenses incurred by it in the preparation of this Plan of Merger, its examination of FMBC, the furnishing of information or other cooperation to FMBC in connection with the preparation of securities filings and information and regulatory applications, and any appeals therefrom and its participation in the preparation and distribution of the proxy materials in connection with the Shareholder Meeting.

    9.3 Obligations Upon Breach. In the event that this Plan of Merger shall terminate prior to the Effective Date of Merger by virtue of a breach set forth in Section 8.4 or Section 8.5 hereof and if such breach was intentional, the party causing such breach agrees to reimburse the other party for all reasonable expenses incurred by such party in connection with the transactions contemplated by this Plan of Merger. Otherwise, the sole remedy for breach shall be abandonment of this Plan of Merger, subject to FMBC's right to charge AFC a fee as provided in Section 4.2.

                            ARTICLE X

                       AMENDMENT AND WAIVER

    10.1 Amendment. AFC and FMBC, by mutual consent of their respective boards of directors, may amend, modify or supplement this Plan of Merger, in whole or in part, and in such manner as may be agreed upon by them in writing at any time before the approval of this Plan of Merger by the shareholders of AFC.

    10.2 Waiver. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same provision. No waiver by either party of any condition or of the breach of any term, covenant, representation or warranty contained in this Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Plan of Merger.

                           ARTICLE XI

                             GENERAL

    11.1 Notices. All notices, requests, demands, consents and other communications hereunder shall be effective when delivered but only if in writing and delivered personally, by facsimile transmission or by registered or certified return receipt mail, postage prepaid, addressed as follows:

         If to AFC:

         Mr. Ronald J. Bieke
         Arcadia Financial Corporation
         7950 Moorsbridge Road
         Portage, Michigan 49002
         with a copy to:

         Eric V. Brown, Jr., Esquire
         Miller, Canfield, Paddock & Stone, P.L.C.
         444 West Michigan Avenue
         Kalamazoo, Michigan 49007-3751
         Facsimile:  616-383-5858

         If to FMBC:

         Larry D. Fredricks
         First Michigan Bank Corporation
         One Financial Plaza
         10717 Adams Street
         Holland, Michigan 49423
         Facsimile: 616-393-8608

         with a copy to:

         Donald L. Johnson, Esquire                 Overnight Deliveries
         Varnum, Riddering, Schmidt & Howlett LLP   333 Bridge St., N.W.
         Bridgewater Place                          Grand Rapids, Michigan 49504
         P.O. Box 352
         Grand Rapids, Michigan 49501-0352
         Facsimile: 616-336-7000

or to such other address as the parties hereto may designate in writing as aforesaid. Delivery by facsimile shall be effective only if delivery is confirmed by the other party.

    11.2 Authority of FMBC With Respect to Other Transactions. Nothing stated or contained in this Plan of Merger shall be construed to limit or restrict the unilateral authority of FMBC (a) to enter into other agreements to buy, sell or invest in other assets or (b) to buy or sell or otherwise issue shares of FMBC's Common Stock consistent with maintaining, improving or maximizing value to the shareholders of FMBC as determined by FMBC's board of directors in their sole discretion (collectively "Permitted Other Transactions").

    11.3 Efforts to Conclude Transaction. Each party to this Plan of Merger will use all reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled prior to consummation of the Merger.

    11.4 Governing Law. This Agreement shall be construed and interpreted according to the laws of Michigan, except as otherwise provided herein.

    11.5 Survival of Representations and Warranties. All representations, warranties and agreements of AFC contained in this Plan of Merger shall expire with, and be terminated and extinguished by, the consummation of the transactions contemplated hereby on the Effective Date of Merger. This Plan of Merger shall inure only to the benefit of the parties hereto and no other person shall have or derive any rights from any provision of this Plan of Merger.

    11.6 Entire Agreement. This Plan of Merger, and the documents described herein or attached or delivered pursuant hereto, set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements, and understanding related to the subject matter hereof.

    11.7 Counterparts. This Plan of Merger may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    11.8 Reliance on Headings, Etc. The cover page, table of contents, article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

    11.9 Binding Effect and Assignment. This Plan of Merger shall be binding upon and inure to the benefit of parties hereto and their respective successors and assigns; provided, that this Plan of Merger may not be assigned by any party hereto without the written consent of the other party. Nothing contained in this Plan of Merger, express or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of this Plan of Merger.

    11.10 Dispute Resolution. If the parties have any dispute (other than any dispute regarding confidential information) arising or alleged to arise from, in connection with or resulting from this Agreement, or any agreement, document, instrument, schedule, exhibit or certificate in connection herewith, then such dispute shall be resolved by arbitration before a single arbitrator in Grand Rapids, Michigan, in accordance with the Michigan Uniform Arbitration Act, as amended, MCLA Section 600.5001 et. seq., and under the auspices and rules of the American Arbitration Association. The parties shall endeavor to resolve any dispute first among themselves; provided, however, if the parties fail to resolve the dispute within fifteen (15) days, then either party to the dispute may file a demand for arbitration. The arbitrator shall be empowered to resolve all collateral matters relating to the arbitration, including whether this Section and the provisions for arbitration hereunder are properly invoked and applicable, to the end that all questions, disputes and controversies be resolved and determined by the arbitrator. The decision of the arbitrator shall be final and binding upon the parties, and judgment on such decision may be entered in any court having jurisdiction.

    IN WITNESS WHEREOF, the undersigned parties hereto have executed this Plan of Merger as of the date first written above.

                        FIRST MICHIGAN BANK CORPORATION


                        By /s/ David M. Ondersma
                        David M. Ondersma, Chairman, and Chief Executive Officer


                        ARCADIA FINANCIAL CORPORATION


                        By  /s/ Ronald J. Bieke
                        Ronald J. Bieke, President and Chief Executive Officer

                            APPENDIX B


                STATISTICAL INFORMATION REGARDING
                  ARCADIA FINANCIAL CORPORATION

Distribution of Assets, Liabilities, and Shareholders' Equity; Interest Rates and Interest Differential

The following schedule presents the average daily balances, interest income
(on a fully-taxable equivalent basis) and interest expense, and the average rates earned and paid for Arcadia Financial Corporation's major categories of assets, liabilities, and shareholders' equity for the periods indicated
(in thousands):
                                    Year Ended December 31
                                            1994
                                                          Average
                                           Interest       Rate
                             Average       Income/        Earned/
                             Balance       Expense        Paid
Assets:
Federal funds sold           $ 2,111       $   100        4.74%
Interest bearing deposits
 with banks                        0             0        n/a
Securities:
 Taxable                     11,905            526        4.42
 Tax-exempt (1)               1,045             49        4.69
Loans (2)                    61,543          5,447        8.85
 Total earning assets/total
  interest income            76,604          6,122        7.99%
Cash due from banks           3,702
All other assets              1,723
Allowance for loan losses      (936)
  Total assets               81,093

Liabilities and
   shareholders' equity:
Interest bearing deposits:
 Savings and NOW accounts  $26,481           $835         3.15%
 Time                       38,596          1,751         4.54
Short-term borrowings          533             25         4.69
Long-term debt                 888             70         7.88
 Total interest bearing
  liabilities/total
  interest expense          66,498          2,681         4.03%
Non-interest bearing
 deposits                    9,166
All other liabilities          840
Sharesholders' equity        4,589
 Total liabilities and
 shareholders equity        81,093

Interest spread (Average
 rate earned minus average
 rate paid)                                               3.96%

Net interest income                      $3,441

Net interest margin
 (Net interest income/
 total earning assets)                                    4.49%


                                         Year Ended December 31
                                     1993                       1992
                                              Average                    Average
                                     Interest  Rate             Interest  Rate
                            Average  Income/  Earned/  Average  Income/  Earned/
                            Balance  Expense  Paid     Balance  Expense  Paid
Assets:
Federal funds sold          $ 2,033   $    60   2.95%  $ 1,572   $   51   3.24%
Interest bearing deposits
 with banks                       0         0   n/a          0        0     n/a
Securities:
 Taxable                     10,345       432   4.18     6,704      366    5.46
 Tax-exempt (1)                 834        40   4.80       699       39    5.58
Loans (2)                    49,334     3,972   8.05    42,268    3,543    8.38
 Total earning assets/total
  interest income            62,546     4,504   7.20%   51,243    3,999    7.80%
Cash and due from banks       3,307                      2,716
All other assets              1,575                      1,357
Allowance for loan losses      (746)                      (598)
 Total assets               $66,682                    $54,718
Liabilities and
 shareholders' equity:
Interest bearing deposits:
 Savings and NOW accounts   $26,633   $  701   2.63%   $24,072     $823    3.42%
 Time                        27,790    1,219   4.39     20,993    1,051    5.01
Short-term borrowings           146        5   3.42        182        7    3.85
Long-term debt                  596       40   6.71        683       47    6.88
     Total interest bearing
      liabilities/total
      interest expense       55,165    1,965   3.56%    45,930    1,928    4.20%
Non-interest bearing
  deposits                    7,003                      4,914
All other liabilities           595                        365
Shareholders' equity          3,919                      3,509
     Total liabilities and
     shareholders' equity   $66,682                    $54,718

Interest spread (Average
     rate earned
     minus average
     rate paid)               3.64%                      3.60%

Net interest income          $2,539                    $ 2,071

Net interest margin
    (Net interest
     income/ total
     earning assets)          4.06%                      4.04%

(1) Tax-exempt interest on securities has been converted to a fully-taxable equivalent basis as follows for the periods indicated:
    (in thousands):
                                                1994      1993    1992
    Fully-taxable equivalent adjustment.........$10       $ 6     $ 5
    Marginal federal income tax rate ........... 34%       34%     34%

(2) Non-accruing loans are not significant during the 3-year period and, for the purposes of the computations above, are included in the average daily loan balances.

Effect of the Changes in Rate and Volume

The effect on Arcadia Financial Corporation's interest income (on a fully-taxable equivalent basis) and interest expense due to the changes in volume and average rates for the periods indicated are shown below (in thousands):

                   Year Ended December 31, 1994   Year Ended December 31, 1993
                          Compared to                        Compared to
                   Year Ended December 31, 1993   Year Ended December 31, 1992
                                                          Amount of Increase/
                        Amount of Increase/               (Decrease) Due to
                          (Decrease) Due to   Total       Change in    Total
                               Change in      Amount of                Amount of
                                     Average  Increase/       Average  Increase/
                             Volume   Rate   (Decrease) Volume   Rate (Decrease)
Interest income:
Federal funds sold ..........$    2   $  38    $   40    $  14    $  (5)  $   9
Interest bearing deposits
     with banks .............     0       0         0        0        0       0
Securities:
     Taxable ................    68      26        94      166     (100)     66
     Tax-exempt (1) .........    10      (1)        9        7       (6)      1
Loans (2) ................... 1,053     422     1,475      573     (144)    429

     Total interest income...$1,133   $ 485    $1,618    $ 760    $(255)  $ 505

Interest expense:
Interest bearing deposits:
     Savings and NOW account.$   (4)  $ 138    $  134    $  81    $(203)  $(122)
     Time ...................   489      43       532      310     (142)    168
Short-term borrowings .......    17       3        20       (1)      (1)     (2)
Long-term debt ..............    22       8        30       (6)      (1)     (7)

     Total interest expense.. $ 524   $ 192    $  716    $ 384    $(347)  $  37

Net interest income.......... $ 609   $ 293    $  902    $ 376    $  92   $ 468

For purposes of this table, changes in interest due to volume and average rate were determined as follows:

    Volume Variance - change in volume multiplied by previous average rate.
    Rate Variance - change in average rate multiplied by previous volume.
    Rate/Volume Variance - change in volume multiplied by change in average rate. The rate/volume variances have been allocated to volume and average rate in proportion to the relationship of the absolute dollar amounts of the change in each.


Security Portfolio
                                                       December 31,
                                                   1994           1993
Security portfolio  (in thousands):
   U.S. Treasury, U.S. Government agencies
     and corporations ..........................   $ 12,756       $ 10,090
   States and political subdivisions ...........      1,122            972
     Other securities ..........................      1,096            756

    Total ......................................   $ 14,974       $ 11,818

Excluding those holdings in the investment security portfolio of U.S. Treasury and U.S. Government agency and corporation securities and various projects notes fully-guaranteed by the U.S. Government, there were no investments in securities of any one issuer which exceeded 10% of shareholders' equity at December 31, 1994.


The following schedule sets forth the schedule of maturities and weighted average interest rates of securities as of December 31, 1994 (in thousands):



             U.S. Treasury, U.S.   States and
             Government Agencies   Political             Other
              and Corporations     Subdivisions        Securities       Total
               Amount    Rate     Amount   Rate (1)  Amount   Rate      Amount
Under 1 year   $8,968    5.76%     $608    6.53%    $ 648     6.85%     $10,224
1 to 5 years    2,524    4.33       514    6.43       222     5.82        3,260
5 to 10 years   1,264    6.58         0      --         0      --         1,264
Over 10 years       0      --         0      --       226     7.00          226

        Total $12,756    5.56%   $1,122    6.48%  $ 1,096    6.67%      $14,974


    (1) The yields on tax-exempt obligations have been computed on a fully-taxable equivalent basis using a marginal federal tax rate of 34%.


Loan Portfolio
                                                December 31,
                                               1994            1993
Components of loan portfolio (in thousands):
 Commercial, financial, and agricultural. .  $ 28,402       $  34,231
 Real estate - construction . . . . .           2,503             807
 Real estate - mortgage . . . . . . .          35,282          21,113
 Consumer . . . . . . . . . . . . . .           1,570             938

       Total. . . . . . . . . . . . .        $ 67,757       $  57,089

As of December 31, 1994, there was no concentration of loans to any group of borrowers engaged in similar activities that would be impacted by economic or other conditions.

                                                    December 31, 1994
                                            Under 1   1 to 5    Over 5
                                            Year      Years     Years    Total
Maturity of selected loans (in thousands):
  Commercial, financial, and agricultural   $16,591   $10,069   $1,742   $28,402
  Real estate - construction . . . .          2,503         0        0     2,503

       Total . . . . . . . . . . . .        $19,094   $10,069   $1,742   $30,905

Rate sensitivity of above loans due after one year: (in thousands):
  Fixed interest rates . . . . . . . . . .            $ 1,564   $   58   $ 1,622
  Variable interest rates. . . . . . . . .              8,505    1,684    10,189

       Total . . . . . . . . . . . . . . .            $10,069   $1,742   $11,811

Nonperforming assets consist of nonperforming loans and other real estate owned. Nonperforming loans include loans on which interest is not being accrued, accruing loans contractually past due ninety days or more as to interest or principal payments, and other loans whose terms have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower. Other real estate includes assets acquired through loan foreclosure or repossession.

                                             December 31,
                                        1994              1993
Nonperforming assets (in thousands):
 Non-accrual . . . . . . . . . . . .    $      0          $   124
 Ninety days past due. . . . . . . .         102               37
 Renegotiated. . . . . . . . . . . .          62                0
        Total nonperforming loans. .         164              161
 Other real estate . . . . . . . . .           0              136

         Total nonperforming assets     $    164          $   297

         As a percent of total loans.       0.24%            0.52%

Loans are placed on non-accrual status when, in the opinion of management, the collectibility of principal and interest is considered doubtful or when the payment of interest and principal is 90 days past due, unless the loans are both well secured and in the process of collection. Additional interest that would have been earned in 1994 had the loans classified as non-accrual and renegotiated remained at original terms is immaterial.

As of December 31, 1994, there are no loans which are not included in the above nonperforming loan total for which management had serious doubt as to the ability of the borrowers to comply with the present repayment terms.

Summary of Loan Loss Experience


A provision is credited annually to an allowance for loan losses which is maintained at a level considered by management to be adequate to absorb possible future loan losses inherent in the current portfolio. During each year, management determines the level of provision necessary for an adequate allowance. Factors considered in assessing the adequacy of the allowance for loan losses include changes in type and volume of the loan portfolio, past loan loss experience, existing and anticipated economic conditions, and other factors which may deserve current recognition in estimating possible future loan losses.

                                                December 31,
                                           1994              1993
Loan loss experience (in thousands):
Loans:
  Average daily balance of loans
    outstanding for the period             $ 61,543          $ 49,334
  Amount of loans outstanding at
    end of period                          $ 67,757          $ 57,089

Allowance for loan losses:
  Balance at beginning of period           $    819          $   668

  Loans charged-off:
    Commercial, financial, and
     agricultural                                 5                4
    Real estate - construction                    0                0
    Real estate - mortgage                        0                0
    Consumer                                      0                4
       Total charge-offs                          5                8

  Recoveries on loans previously charged-off:
    Commercial, financial, and agricultural       3                1
    Real estate - construction                    0                0
    Real estate - mortgage                        0                0
    Consumer                                      1                2
       Total recoveries                           4                3
  Net loans charged-off                           1                5

  Additions to allowance charged to
   operations                                   211              126
  Additions to Capital Access program
   reserves                                      52               30
       Balance at end of period            $  1,081           $  819

Ratios:
  Net loans charged-off to average loans
    outstanding for the period                 0.00%            0.01%
  Allowance for loan losses to loans
    outstanding at end of period               1.60             1.43

The following schedule sets forth management's allocation of the allowance for loan losses by loan type and the resulting ratio of the allowance allocated to the related outstanding loans. This allowance allocation is necessarily judgmental and is based upon current economic conditions (in general and with respect to certain customers or industries), past loss experience, the volume of each loan category and its respective past due history and other factors. Since these factors are subject to change, the following allocation is not necessarily indicative of the breakdown of future loan losses. The amounts indicated for each loan type include amounts allocated for specific loans as well as a general allocation.

                                                    Average for the year
                                                   1994                1993
                                          Allocation   Ratio  Allocation   Ratio
Allowance for loan losses (in thousands)
  Commercial, financial and agricultural  $   516      1.82%   $   567     1.66%
  Real estate - construction                   25      1.00          8     0.99
  Real estate - mortgage                      523      1.48        226     1.07
  Consumer                                     17      1.08         18     1.92

         Total                            $ 1,081      1.60%   $   819     1.43%

Deposits
                                                 Average for the year
                                            1994                     1993
                                     Balance     Rate         Balance     Rate
Deposits  (in thousands):
  Non-interest bearing demand        $  9,166      --%       $  7,003      --%
  Savings and NOW accounts             26,481    3.15          26,633     2.63
  Time                                 38,596    4.54          27,790     4.39

         Total deposits             $  74,243                $ 61,426

The maturity distribution of time deposits of $100,000 or more as of December 31, 1994 is as follows (in thousands):

    Under 3        3 to 6         6 Months         Over 1
    Months         Months         to 1 Year        Year            Total

    $  3,658       $  3,449       $  1,921         $  1,450        $ 10,478

Return on Equity and Assets

The following table sets forth, for the periods indicated, return on assets, return on equity, dividend payout and average equity to average asset ratios:

                                                Year Ended December 31,
                                                1994                1993
         Return on assets                       1.66%                0.80%

         Return on equity                      29.35                13.65

         Dividend payout ratio                  0.00                 0.00

         Average equity to average assets       5.66                 5.88


                             TABLE OF CONTENTS

                                                                       Page

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .i
INFORMATION INCORPORATED BY  REFERENCE . . . . . . . . . . . . . . . . . .i
INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     The Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     The Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     Terms of the Merger . . . . . . . . . . . . . . . . . . . . . . . . .2
     Recommendation of AFC Board of Directors. . . . . . . . . . . . . . .3
     Conditions to the Merger. . . . . . . . . . . . . . . . . . . . . . .3
     Certain Differences in Shareholders' Rights and Other
        Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . .3
     Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . .3
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . .4
     Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . .5
     Comparative Per Share Data. . . . . . . . . . . . . . . . . . . . . .6
     Market Value of Securities. . . . . . . . . . . . . . . . . . . . . .8
MEETING INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     Record Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     Voting by Proxy; Revocability of Proxy. . . . . . . . . . . . . . . .9
     Vote Required for Approval. . . . . . . . . . . . . . . . . . . . . .9
     Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . . .9
     Rights of Dissenting Shareholders . . . . . . . . . . . . . . . . . .9
     Shareholder Proposals . . . . . . . . . . . . . . . . . . . . . . . .9
PROPOSED MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     Background of the Merger      . . . . . . . . . . . . . . . . . . . 10
     The Agreement and Plan of Merger. . . . . . . . . . . . . . . . . . 10
     Determination of Exchange Ratio . . . . . . . . . . . . . . . . . . 11
     Reasons for Approval of the Merger. . . . . . . . . . . . . . . . . 11
     Conditions to the Merger. . . . . . . . . . . . . . . . . . . . . . 12
     Abandonment of Merger . . . . . . . . . . . . . . . . . . . . . . . 12
     Certain Differences in Shareholders' Rights and
        Other Matters. . . . . . . . . . . . . . . . . . . . . . . . . . 13
     Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . 14
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . 14
DESCRIPTION OF FMBC CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . 15
     Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     Anti-Takeover Provisions. . . . . . . . . . . . . . . . . . . . . . 16
ARCADIA FINANCIAL CORPORATION. . . . . . . . . . . . . . . . . . . . . . 17
     Business of Arcadia Financial Corporation . . . . . . . . . . . . . 17
     Market Area and Competition . . . . . . . . . . . . . . . . . . . . 17
     Management's Discussion and Analysis of Financial
         Condition and Results of Operations . . . . . . . . . . . . . . 19
     Market for AFC Common Stock and Related
       Shareholder Matters . . . . . . . . . . . . . . . . . . . . . . . 27
     AFC Shareholders. . . 28
     Interests of Certain Persons. . . . . . . . . . . . . . . . . . . . 30
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
SOURCES OF INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . 31
PRO FORMA CONDENSED COMBINED FINANCIAL
   STATEMENTS  . . . .32
ARCADIA FINANCIAL CORPORATION CONSOLIDATED
   FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . .F-1

APPENDIX A     -    Agreement and Plan of Merger

APPENDIX B     -    Statistical Information Regarding Arcadia
                    Financial Corporation











     No person has been authorized to give any information or to make any representation other than as contained herein in connection with the offer contained in this Prospectus/Proxy Statement, and if given or made, such information or representation must not be relied upon. This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it would be unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus/Proxy Statement nor any distribution of First Michigan Bank Corporation Common Stock made pursuant hereto shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to the dates as of which such information is given herein.

















                        PROSPECTUS/PROXY STATEMENT



                    Special Meeting of Shareholders of

                       ARCADIA FINANCIAL CORPORATION




                    In Connection with an Offering of


              653,850 Shares, Common Stock, $1.00 par value,


                                    of


                      FIRST MICHIGAN BANK CORPORATION

                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

     Under Article VI of the Articles of Incorporation of FMBC, directors and officers of FMBC are required to be indemnified as of right to the fullest extent permitted under the Michigan Business Corporation Act ("MBCA") in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of FMBC, a subsidiary or otherwise) in which a director or officer is a witness or which is brought against any director or officer in his or her capacity as a director, officer, employee, agent or fiduciary of FMBC or of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the director or officer was serving at the request of FMBC. Persons who are not directors or officers of FMBC may be similarly indemnified in respect of such service to the extent authorized by the Board of Directors of FMBC. Under the MBCA, directors, officers, employees or agents are entitled to indemnification against expenses (including attorney fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. In addition, with respect to actions not brought by or in the right of the corporation, indemnification is permitted under the MBCA for expenses (including attorney fees), judgments, fines, penalties and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interests of the corporation or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the corporation, indemnification is permitted under the MBCA for expenses (including attorney fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interests of the corporation or its shareholders; provided, indemnification is not permitted if the person has been found liable to the corporation unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.

     The Articles of Incorporation of FMBC also provide that the right of indemnification granted under the Articles of Incorporation is not exclusive, as a result of which FMBC may adopt individual indemnification agreements broader or different than that provided under the MBCA or its Articles of Incorporation. FMBC's Articles of Incorporation, as amended, limit the personal liability of the members of its Board of Directors for monetary damages with respect to claims by FMBC or its shareholders resulting from certain negligent acts or omissions.

Item 21.  Exhibits and Financial Statement Schedules.

     Reference is made to the Exhibit Index which appears as the last page of this Registration Statement.

Item 22.  Undertakings.

     The undersigned registrant hereby undertakes:

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders of registrant, that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule l4a-3 or Rule l4c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Article S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report of registrant that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (c) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (g) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Holland, State of Michigan, on the 8th day of January, 1996.

                              FIRST MICHIGAN BANK CORPORATION


                              By /s/David M. Ondersma
                                David M. Ondersma, Chairman and
                                 Chief Executive Officer

                        POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. Ondersma and Larry D. Fredricks or any one of them his or her true and lawful attorneys-in-fact and agents with full power of substitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on January 8, 1996, by the following persons in the capacities indicated.


/s/ David M. Ondersma                      /s/ Larry D. Fredricks
David M. Ondersma, Director,               Larry D. Fredricks, Executive Vice
  Chairman, and                              President and Chief Financial
  Chief Executive Officer                    Officer (Principal Financial
  (Principal Executive Officer)              and Accounting Officer)


                                             /s/ Donald W. Maine
Roger A. Andersen, Director                  Donald W. Maine, Director


/s/ Merle J. Prins
Merle J. Prins, Director                     James H. Bloem, Director


                                             /s/ Robert J. Kapenga
Meriam B. Leeke, Director                    Robert J. Kapenga, Director


/s/ Jack H. Miller                           /s/ David M. Cassard
Jack H. Miller, Director                     David M. Cassard, Director


/s/ John W. Spoelhof
John W. Spoelhof, Director                   Doyle A. Hayes, Director

/s/ Stephen A. Stream
Stephen A. Stream, Director

       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We do hereby consent to the incorporation by reference in the Prospectus/ Proxy Statement constituting a part of this Registration Statement (Form S-4) of First Michigan Bank Corporation of our report dated January 12, 1995 relating to the consolidated financial statements of First Michigan Bank Corporation and its subsidiaries appearing in the Corporation's 1994 Annual Report to Stockholders and, by incorporation by reference, in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1994.

We also consent to the reference to us under the caption "Experts" in the Prospectus/Proxy Statement.


BDO SEIDMAN, LLP


/s/ BDO SEIDMAN, LLP







Grand Rapids, Michigan
January 8, 1996

            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     We do hereby consent to the use in this Registration Statement (Form S-4) of First Michigan Bank Corporation and related Prospectus/Proxy Statement of our report dated January 18, 1995 on the consolidated balance sheets of Arcadia Financial Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994, contained therein.

We also consent to the reference to us under the caption "Experts" in the Prospectus/Proxy Statement.


BDO SEIDMAN, LLP



/s/ BDO SEIDMAN, LLP






Grand Rapids, Michigan
January       , 1996

                              EXHIBIT INDEX

     The following exhibits are filed as a part of the Registration Statement:

                                                                        Page

2 Agreement and Plan of Merger between First Michigan Bank Corporation, and Arcadia Financial Corporation dated December 22, 1995, as set forth in full in Appendix A to the Prospectus/Proxy Statement which is part of this Registration Statement.

5         Opinion of Varnum, Riddering, Schmidt & Howlett LLP.

8 Opinion of Varnum, Riddering, Schmidt & Howlett LLP regarding tax matters applicable to the Merger.

10 Form of Management Continuity Agreement entered into between Registrant and certain executive officers of the Registrant.

11        Computation of Earnings Per Share.

21        Subsidiaries of Registrant

23(a)     Consent of BDO Seidman, LLP included on page S-4 hereof.

23(b)     Consent of BDO Seidman, LLP included on page S-5 hereof.

23(c) Consents of Varnum, Riddering, Schmidt & Howlett LLP - included in Exhibit 5 and Exhibit 8.

24        Power of Attorney - included as a part of the signature page.

99(a)     Letter to Shareholders of Arcadia Financial Corporation.

99(b)     Form of proxy for Arcadia Financial Corporation.


     The following exhibits, indexed according to the applicable assigned number, were previously filed by the Registrant and are incorporated by reference in this Form S-4 Registration Statement:

Exhibit
Number                                         Original Filing Form and Date

3  (a)  Section 7 of Article VIII of           Exhibit 3 of Form S-4 Registra-
        the Articles of Incorporation of       tion Statement File No. 33-87996.
        Registrant as added to Article VIII
        by amendment approved by a vote of
        shareholders on April 13, 1994.

   (b)  Article III of the Articles of         Exhibit (3) of Form 10-K for the
        Incorporation of the Registrant        year ended December 31, 1991.
        as amended, approved by a vote of
        shareholders on April 16, 1991.

   (c)  Article VI of the Articles of          Exhibit 3(a) of Form 10-K for the
        Incorporation of the Registrant        year ended December 31, 1988.
        as amended, approved by a vote of
        the shareholders on April 12, 1988.

   (d)  Articles of Incorporation of          Exhibit 3(a) of Form 10-K for the
        the Registrant except for amend-      year ended December 31, 1987.
        ments to the Articles of
        Incorporation referenced above.

   (e)  Bylaws of the Registrant              Exhibit 3(b) of Form 10-K for the
                                              year ended December 31, 1987.

4 Instruments defining the rights of security holders, including indentures:

   (a)  Automatic Dividend Reinvestment       Exhibit 4(a) of Form S-3, dated
        and Stock Purchase Plan               February 13, 1985, File #2-95898.
        of the Registrant.

   (b)  Shareholder Protection Rights         Exhibit 1 of Form 8-A Registering
        Agreement, dated as of                Junior Preferred Stock Purchase
        October 11,1990                       Rights - Effective November 8,
                                              1990.

10  Material Contracts:

   (a)  First Michigan Bank Corporation       Exhibit 10(d) of Form 10-K for
        Employee Benefit Trust,               the year ended December 31, 1980.
        dated August 14, 1980.

   (b)  First Michigan Bank Corporation       Exhibit 10(e) of Form 10-K for
        Bonus Plan, effective                 the year ended December 31, 1980.
        January 1, 1981.

   (c)  Senior Management Bonus Plan of       Exhibit 10(f) of Form 10-K for
        First Michigan Bank, Zeeland,         the year ended December 31, 1980.
        effective January 1, 1980 as
        revised December 16, 1980.


   (d)  First Michigan Bank Corporation       Exhibit 10 of Form 10-K for the
        1981 Stock Option Plan as             year ended December 31, 1981.
        amended and restated March 19, 1982.

   (e)  First Michigan Bank Corporation       Appendix A of the definitive
        1987 Stock Option Plan,               Proxy Statement, dated on
        approved by the Registrant's Board    March 20, 1987.
        of Directors March 12, 1987,
        approved by the shareholders and
        effective April 14, 1987.

   (f)  Deferred Compensation, Deferred       Appendix A of the Definitive
        Stock and Current Stock Purchase      Proxy Statement dated
        Plan for Non-Employee Directors.      dated March 9, 1995.

13 Annual Report to security holders, Form 10-Q or quarterly report to security holders.

   (a)  Annual Report of Registrant
        on Form 10-K for the year
        ended December 31, 1994.

   (b)  Quarterly Report of Registrant on
        Form 10-Q for the quarter
        ended March 31, 1995.

   (c)  Quarterly Report of Registrant on
        Form 10-Q for the quarter
        ended June 30, 1995.

   (d)  Quarterly Report of Registrant on
        Form 10-Q for the quarter
        ended September 30, 1995.

                            EXHIBIT 5


       OPINION OF VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

                         January 9, 1996


First Michigan Bank Corporation
One Financial Plaza
10717 Adams Street
Holland, Michigan 49423

Gentlemen:

     With respect to the Registration Statement on Form S-4 (the "Registration Statement") to be filed by First Michigan Bank Corporation, a Michigan corporation (the "Company") with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 653,850 shares of common stock, par value $1.00 per share, to be issued in exchange for shares of the common stock, par value $1.00 per share, of Arcadia Financial Corporation, a Michigan corporation ("AFC") under the terms and conditions and upon the consummation of the Agreement and Plan of Merger (the "Merger"), and as described in the Prospectus/Proxy Statement included in the Registration Statement, we have examined such documents and questions of law as we consider necessary or appropriate for the purpose of giving this opinion.

     On the basis of such examination, we advise you that, in our opinion, the shares of common stock of the Company, in an amount up to 653,850 shares, covered by the Registration Statement, to be delivered to the shareholders of AFC at the time the Merger is consummated will be, when delivered to such shareholders pursuant to the Agreement and Plan of Merger (Appendix A to the Prospectus/Proxy Statement), duly and legally authorized, issued and outstanding, and will be fully paid and nonassessable, subject, in certain cases, to limitations on the right to transfer such shares as provided in the undertakings referenced in Section 4.3 of the Agreement and Plan of Merger.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and the reference to our firm under the caption "Legal Matters" in the Prospectus/Proxy Statement forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission relating thereto.

                              Very truly yours,

                     VARNUM, RIDDERING, SCHMIDT & HOWLETT


               /s/VARNUM, RIDDERING, SCHMIDT & HOWLETTLLP

                            EXHIBIT 8


       OPINION OF VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP
          REGARDING TAX MATTERS APPLICABLE TO THE MERGER

                         January 9, 1996




Board of Directors
Arcadia Financial Corporation
251 East Michigan Avenue
Kalamazoo, MI 49007-6414

Board of Directors
First Michigan Bank Corporation
One Financial Plaza
10717 Adams Street
Holland, MI 49423

          Re:  Tax Opinion Concerning Reorganization/I.R.C. Section 368(a)(1)(A)

Gentlemen:

     This letter sets forth our opinion as to certain federal income tax consequences of a statutory merger, described below, wherein Arcadia Financial Corporation ("AFC") would be merged with and into First Michigan Bank Corporation ("FMBC") in exchange for stock of FMBC. Our opinion as to these tax consequences is based on the facts, representations, assumptions and conditions stated below.

Background

     A.   FMBC

     FMBC is a bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHCA"), having authorized capital consisting of 1,000,000 shares of preferred stock, without par value, of which no shares have been issued, and 24,000,000 shares of common stock, par value $1.00 per share, of which 18,187,411 shares were issued and outstanding as of September 30, 1995. (All subsequent references to FMBC's shares or stock refer only to its common stock, as no preferred shares have been issued). FMBC has more than 8,000 shareholders of record, and its stock is traded in the national over-the-counter market. FMBC owns all or substantially all of the outstanding stock of the subsidiaries described in its Annual Report on Form 10-K for the year ended December 31, 1994, plus Superior Financial Corporation. FMBC does not currently own, directly or indirectly, nor has it directly or indirectly owned in the preceding five years, any of the stock of AFC.

     B.   AFC

     AFC is a bank holding company registered under the BHCA, having authorized capital consisting of 1,000,000 shares of common stock, $1.00 par value per share, of which 371,004 shares are issued and outstanding. No other class of AFC stock is authorized or outstanding. AFC's common stock is held of record by 164 shareholders. AFC does not own, directly or indirectly, nor has it so owned in the preceding five years, any of the stock of FMBC. AFC owns all the issued and outstanding shares of Arcadia Bank & Trust Company ("Bank"), a Michigan banking corporation.

Transactions and Assumptions

     1. AFC and FMBC have entered into an Agreement and Plan of Merger, dated December 22, 1995 (the "Definitive Agreement"), providing for the merger of AFC with and into FMBC.

     2. FMBC, the surviving corporation in the merger, will acquire all of the assets and assume all of the liabilities of AFC. After the merger, all of the issued and outstanding stock of the Bank will be owned by FMBC.

     3. On the effective date of the merger, each share of the capital stock of AFC shall, ipso facto and without any action on the part of the holder thereof, become and be converted into the right to receive FMBC common stock as provided in the Definitive Agreement.

     4. In connection with the conversion of AFC common stock into FMBC common stock, no certificate evidencing fractional shares of FMBC common stock will be issued, and no right to vote or receive any dividends or other rights of a shareholder will attach to any fraction of a share of FMBC common stock resulting from the conversion. In lieu thereof, AFC shareholders who otherwise are entitled to receive a fraction of a share of FMBC common stock will be paid cash, rounded to the nearest penny, based upon the per share conversion value specified in the Definitive Agreement.

     5. No dissenters' rights will be exercisable with respect to the transaction.

Representations

     In addition to the above, the following representations have been made:

          (a) The fair market value of FMBC stock to be received by each AFC shareholder in the transaction will, in each instance, be approximately equal to the fair market value of AFC stock surrendered in exchange therefor.

          (b) There is no plan or intention by the shareholders of AFC who own more than one percent of AFC's stock, and the management of FMBC and AFC know of no plan or intention on the part of the remaining AFC shareholders, to sell, exchange or otherwise dispose of FMBC stock to be received in the transaction that will reduce the AFC's shareholders' holdings of FMBC stock to a number of shares having, in the aggregate, a value at the time of the transaction of less than 50 percent of the total value of the formerly outstanding stock of AFC as of the same date. For purposes of this representation, shares of AFC stock exchanged for cash in lieu of fractional shares of FMBC stock will be treated as outstanding AFC stock on the date of the transaction. Moreover, shares of AFC stock and shares of FMBC stock held by AFC shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

          (c) FMBC will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by AFC immediately prior to the transaction. For purposes of this representation, amounts paid by AFC to shareholders who receive cash, AFC assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by AFC immediately before the transaction will be included as assets held by AFC immediately prior to the transaction.

          (d) Following the transaction, the Bank will not issue additional shares of its stock that would result in FMBC losing control of the Bank within the meaning of section 368(c)(1) of the Code.

          (e) FMBC has no plan or intention to redeem or otherwise reacquire any of its stock issued in the transaction.

          (f) FMBC has no plan or intention to liquidate the Bank, to sell or otherwise dispose of the stock of the Bank, to merge the Bank with and into another corporation, or to cause the Bank to sell or otherwise dispose of any of the assets of AFC acquired in the transaction, except for dispositions made in the ordinary course of its business.

          (g) The liabilities, if any, of AFC assumed by FMB and the liabilities to which the transferred assets of AFC are subject were incurred by AFC in the ordinary course of its business and are associated with the assets to be transferred.

          (h) Following the transaction, FMBC will continue the historic business of AFC or use a significant portion of AFC's business assets in a business.

          (i) FMBC and AFC and shareholders of AFC will pay their respective expenses, if any, incurred in connection with the transaction.

          (j) There is and will be no intercorporate indebtedness between FMBC and AFC that was or will be issued, acquired or settled at a discount.

          (k) No two parties to the transaction are, or at the time of the transaction will be, investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

          (l) AFC is not under the jurisdiction of a court in a Title 11, or similar, case within the meaning of section 368(a)(3)(A) of the Code.

          (m) The fair market value of the assets of AFC to be transferred to FMBC exceeds, and on the day of the proposed transaction will exceed, the sum of all AFC liabilities to be assumed by FMBC, plus the amount of liabilities, if any, to which the assets to be transferred are subject.

          (n) No Bank stock will be issued to any party other than FMBC in connection with the transaction.

          (o) None of the compensation received by any shareholder-employees of AFC will be separate consideration for, or allocable to, any of their shares of AFC stock, and the compensation paid to them will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms-length for similar services. None of FMBC's shares received by any shareholder-employee of AFC will be separate consideration for, or allocable to, any employment agreement compensation owed to such shareholder-employee.

          (p) FMBC does not own, directly or indirectly, nor has it owned, directly or indirectly, in the past five years, any AFC stock.

          (q) The merger of AFC with and into FMBC, and the exchange of FMBC stock for AFC stock are to be effected for the purposes stated below.

          (r) The payment of cash in lieu of fractional shares of FMBC stock is solely for the purpose of avoiding the expense and inconvenience to FMBC of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in
     the transaction to AFC shareholders   instead of issuing fractional
     shares of FMBC stock will not exceed one-tenth of one percent of the total consideration that will be issued in the transaction to AFC shareholders in exchange for their shares of AFC stock. The fractional share interests of each AFC shareholder will be aggregated, and no AFC shareholder will receive cash in an amount equal to or greater than the value of one full share of FMBC stock.

          (s) No dividends will be paid by AFC before the consummation of the transaction, other than periodic dividends, consistent in amount and in effect with prior dividend distributions.

          (t) In the transaction, shares of AFC stock representing control of AFC, as defined in section 368(c)(1) of the Code, will be exchanged solely for voting stock of FMBC. For purposes of this representation, shares of AFC stock exchanged for cash with FMBC will be treated as outstanding AFC stock on the date of the transaction.

          (u) AFC has, and on the date of the proposed transaction will have, no outstanding warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire any stock in AFC that would affect FMBC's acquisition or retention of control of AFC as defined in section 368(c)(1) of the Code.

Business Purpose

     It has been represented that the boards of directors of AFC and FMBC believe that the merger will strengthen FMBC and the Bank, and their subsidiaries and affiliates, in enabling them to expand and meet the competition of other banks. The proposed transaction is expected to improve the marketing and branching activities of FMBC and its subsidiaries and affiliates, and to provide the Bank access to a broader range of capital sources and greater possibilities for growth in both banking and nonbanking activities.

Opinion

     Based on our understanding of the facts, and on the representations and assumptions stated herein, it is our opinion that the following tax consequences will arise with respect to the transaction:

          1. The merger of FMBC and AFC and the acquisition by FMBC of substantially all of the assets of AFC in exchange for the stock of FMBC and the assumption by FMBC of the liabilities of AFC will qualify as a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and FMBC and AFC will each be a "party to a reorganization" within the meaning of section 368(b).

          2. The basis of the assets of AFC acquired by FMBC will be, in each case, the same as the basis of such assets in the hands of AFC immediately before the transaction. I.R.C. Section 362(b).

          3. The holding period of AFC's assets in the hands of FMBC will, in each case, include the holding period during which such assets were held by AFC immediately before the merger. I.R.C. Section 1223(2).

          4. No gain or loss will be recognized by FMBC upon the receipt by FMBC of substantially all of the assets of AFC in exchange for FMBC shares. I.R.C. Section 1032.

          5. No gain or loss will be recognized by AFC upon the transfer of substantially all of its assets to FMBC in exchange for FMBC shares. I.R.C. Section 357(a), 361(a).

          6. The basis of FMBC common stock to be received by each of the AFC shareholders will be the same in each instance as the basis of AFC common stock surrendered in exchange therefor. I.R.C. Section 358(a)(1).

          7. The holding period of FMBC shares received by AFC shareholders will in each instance include the holding period for AFC shares surrendered in exchange therefor, provided that AFC shares surrendered were held as capital assets in each instance in the hands of AFC shareholders on the date of the consummation of the merger. I.R.C. Section 1223(1).

          8. No gain or loss will be recognized by the AFC shareholders upon the receipt of FMBC stock in exchange for their AFC shares. I.R.C.
     Section 354(a)(1).

          9. No gain or loss will be recognized by FMBC upon receipt of the AFC stock in exchange for FMBC stock. I.R.C. Section 1032(a).

     Our opinion is based upon the facts as they have been represented to us or determined by us as of this date. If any of the facts, representations, or assumptions on which this opinion is based is determined to be untrue or incorrect from the inception, our opinion may be adversely affected. While we have no reason to believe that the facts, representations and assumptions stated herein are untrue or inaccurate, we express no opinion as to the accuracy of the facts, representations, and assumptions stated herein.

     Our opinion is based upon existing law and currently applicable Treasury regulations and also on administrative and judicial interpretations of the law and regulations. Administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures and judicial decisions are subject to change either prospectively or retroactively.

     Our opinion is limited to the specific issues addressed above and is not intended to address any other issues. We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed by First Michigan Bank Corporation with the Securities and Exchange Commission for the purpose of registering securities under the Securities Act of 1933, as amended.

                              Respectfully submitted,

                         VARNUM, RIDDERING, SCHMIDT & HOWLETTLLP


                    /s/VARNUM, RIDDERING, SCHMIDT & HOWLETTLLP

                            EXHIBIT 10


      FORM OF MANAGEMENT CONTINUITY AGREEMENT ENTERED INTO
 BETWEEN REGISTRANT AND CERTAIN EXECUTIVE OFFICERS OF THE REGISTRANT

FORM A

                 MANAGEMENT CONTINUITY AGREEMENT


     THIS IS AN AGREEMENT between FIRST MICHIGAN BANK CORPORATION (the "Corporation"), whose principal offices are located at One Financial Plaza, 10717 Adams Street, Holland, MI 49423, and
(the "Executive"), who resides at                                       ,
dated                                                   .

                            RECITALS

     The Executive is a key executive officer of the Corporation whose continued dedication, availability, advice and counsel to the Corporation is deemed important to the Board of Directors of the Corporation ("Board"), the Corporation and its shareholders. The services of the Executive, his experience and knowledge of the affairs of the Corporation and his reputation and contacts in the industry are extremely valuable to the Corporation. The Corporation wishes to attract and retain such well-qualified executives, and it is in the best interests of the Corporation and of the Executive to secure the continued services of the Executive notwithstanding any change in control of the Corporation. The Corporation considers the establishment and maintenance of a sound and vital management to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of this Corporation and its shareholders. Accordingly, the Board has approved this Agreement with the Executive and authorized its execution and delivery on behalf of the Corporation.

                            AGREEMENT

     1. Term of Agreement. This Agreement will begin on the date entered above (the "Commencement Date") and will continue in effect through the third anniversary of the Commencement Date. However, on the third anniversary of the Commencement Date, andon each third anniversary date thereafter, the term of this Agreement will be extended automatically for three (3) additional years unless, not later than six (6) months prior to such anniversary date, the Corporation gives written notice to the Executive that it has elected not to extend this Agreement. In addition, if a Change of Control occurs during the term of this Agreement, this Agreement will continue in effect for at least thirty-six (36) months beyond the end of the month in which any Change of Control occurs.

     2. Definitions. The following defined terms shall have the meanings set forth below, for purposes of this Agreement:

          (a) Change of Control. "Change of Control" means an occurrence of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the inclusiveness of the definition in the preceding sentence, a Change of Control of the Corporation shall be deemed to have occurred if:

               (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstand-ing securities; or

               (ii) At any time a majority of the Board of Directors of the Corporation is comprised of other than Continuing Directors (for purposes of this paragraph, the term Continuing Director means a director who was either (A) first elected or appointed as a Director prior to the date of this Agreement; or
          (B) subsequently elected or appointed as a director if such director was nominated or appointed by at least a majority of the then Continuing Directors); or

               (iii)     Any of the following occur:

                    (A)  Any merger or consolidation of the
               Corporation, other than a merger or consolidation in which the voting securities of the Corporation immedi-ately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) fifty-one percent (51%) or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity;

                    (B)  Any sale, exchange, lease, mortgage,
               pledge, transfer, or other disposition (in a single trans-action or a series of related transactions) of all or substantially all of the assets of the Corporation which shall include, without limitation, the sale of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of the Corporation on a consolidated basis;

                    (C)  Any liquidation or dissolution of the
               Corporation;

                    (D) Any reorganization, reverse stock split, or recapitalization of the Corporation which would result in a Change of Control; or

                    (E)  Any transaction or series of related
               transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing.

          (b) Disability. "Disability" means that, as a result of Executive's incapacity due to physical or mental illness, the Executive shall have been found to be eligible for the receipt of benefits under the Corporation's long term disability plan.

          (c) Cause. "Cause" means (i) the willful commission by the Executive of a criminal or other act that causes or will probably cause substantial economic damage to the Corporation or a Subsidiary or substantial injury to the business reputation of the Corporation or a Subsidiary; (ii) the commission by the Executive of an act of fraud in the performance of such Executive's duties on behalf of the Corporation or a Subsidiary; (iii) the continuing willful failure of the Executive to perform the duties of such Executive to the Corporation or a Subsidiary (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Executive by the Nominating and Salary Committee of the Board; or (iv) the order of a federal or state bank regulatory agency or a court of competent jurisdiction requiring the termination of the Executive's employment.
     For purposes of this subparagraph, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation or a Subsidiary.

          (d) Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any one or more of the following without the Executive's express written consent:

               (i) The assignment to Executive of duties which are materially different from or inconsistent with the duties, responsibilities, and status of Executive's position at any time during the six (6) month period prior to the Change of Control of the Corporation, or which result in a significant reduction in Executive's authority and responsibility as a senior executive of the Corporation;

               (ii) A reduction by the Corporation in Executive's base salary or salary grade as of the day prior to the Change of Control, or the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of the Corporation, or reduction of Executive's most
                 recent incentive bonus potential prior to the Change of
          Control under the Corporation's Management Bonus Plan, or any successor plan;

               (iii) The Corporation requiring Executive to be based at a location in excess of forty (40) miles from the location where Executive is currently based, or in the event of any relocation of the Executive with the Executive's express written consent, the failure of the Corporation or a Subsidiary to pay (or reimburse the Executive for) all reasonable moving expenses by the Executive relating to a change of principal residence in connection with such relocation and to indemnify the Executive against any loss realized in the sale of the Executive's principal residence in connection with any such change of residence, all to the effect that the Executive shall incur no loss on an after tax basis;

               (iv) The failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement, as contem-plated in Paragraph 6 hereof;

               (v) Any termination by the Corporation of Executive's employment that is not effected pursuant to a Notice of Termination;

               (vi) Any termination of Executive's employment, reduction in Executive's compensation or benefits, or adverse change in Executive's location or duties, if such termination, reduction or adverse change (aa) occurs within six (6) months before a Change of Control, (bb) is in contemplation of such Change in Control, and (cc) is taken to avoid the effect of this Agreement should such action occur after such Change in Control;

               (vii) The failure of the Corporation to provide the Executive with substantially the same fringe benefits (including, without limitation, Benefit Restoration Plan, health care, insurance, stock options and paid vacations) that were provided to him immediately prior to the Change in Control, or with a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to such Change in Control, is substantially comparable in all material respects to such fringe benefits taken as a whole.

          The existence of Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute a waiver of Executive's rights with respect to any circumstance constituting Good Reason under this Agreement.

          (e) Notice of Termination. "Notice of Termination" means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated. The Executive shall not be entitled to give a Notice of Termination that the Executive is terminating employment for Good Reason more than six (6) months following the occurrence of the event alleged to constitute Good Reason, except with respect to an event which occurred before the Change of Control, in which case the Notice of Termination must be given within six (6) months following the Change of Control.

          Any termination by the Corporation for Cause or due to Executive's Disability, or by Executive for Good Reason shall be communicated by Notice of Termination to the other party.

          (f) Retirement. "Retirement" means having reached normal retirement age as defined in the Corporation's noncontributory pension plan or taking early retirement in accordance with the terms of the Corporation's noncontributory pension plan.

          (g) Subsidiary. "Subsidiary" means a corporation with at least eighty percent (80%) of its outstanding capital stock owned by the Corporation.

     3. Eligibility for Severance Benefits. Subject to Paragraph 5, the Executive shall receive the Severance Benefits described in Paragraph 4 if the Executive's employment isterminated during the term of this Agreement, and

          (a) The termination occurs within thirty-six (36) months after a Change of Control, unless the termination is (i) because of Executive's death or Disability, (ii) by the Corporation for Cause, or (iii) by the Executive other than for Good Reason; or

          (b) The Corporation terminates the employment within six (6) months before a Change of Control, in contemplation of such Change of Control, and to avoid the effect of this Agreement should such action occur after such Change of Control.

     4. Severance Benefits. Subject to Paragraph 5, the Executive shall receive the following Severance Benefits (in addition to accrued compensation and vested benefits) if eligible under Paragraph 3:

          (a) A lump sum cash amount equal to Executive's annual base salary at the highest annual rate in effect during the twelve (12) month period immediately prior to the Change of Control or, if greater, at the rate in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required), multiplied by 3;

          (b) One hundred percent (100%) of Executive's incentive bonus potential under the Corporation's Management Bonus Plan in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required) or, if greater, the average bonus paid to Executive over the preceding three (3) year period, multiplied by 3;

          (c) For a three (3) year period after the date the employment is terminated, the Corporation will arrange to provide to Executive at the Corporation's expense, with:

               (i) Health care coverage equal to that in effect for Executive prior to the termination (or, if more favorable to Executive, that furnished generally to salaried employees of the Corporation), including, but not limited to, hospital, surgical, medical, dental, prescription and dependent coverages. Upon the expiration of the health care benefits required to be provided pursuant to this subparagraph 4(c), the Executive shall be entitled to the continuation of such benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act. Health care benefits otherwise receivable by Executive pursuant to this subparagraph 4(c) shall be reduced to the extent comparable benefits are actually received by Executive from a subsequent employer during the three (3) year period following the date the employment is terminated and any such benefits actually received by Executive shall be reported to the Corporation;

               (ii) Life and accidental death and dismemberment insurance coverage (including supplemental coverage purchase opportunity and double indemnity for accidental death) equal (including policy terms) to that in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required) or, if more favorable to Executive, equal to that in effect at the date the Change of Control occurs; and

               (iii) Disability insurance coverage (including policy terms) equal to that in effect at the time Notice of Termination is given (or on the date employment is terminated if no Notice
                 of Termination is required) or, if more favorable to
          Executive, equal to that in effect immediately prior to the Change of Control; provided, however, that no income replacement benefits will be payable under such disability policy with regard to the three (3) year period following a termination of employment provided that the payments payable under subparagraphs 4(a) and (b) above have been made;

          (d) The Executive will be entitled to receive retirement benefits as provided herein, so that the total retirement benefits the Executive receives from the Corporation will approximate the total retirement benefits the Executive would have received under all retirement plans (which shall not include severance plans) and other employment contracts of the Corporation in which the Executive participates were the Executive fully vested under such retirement plans and entitled to all benefits payable under such other employment contracts and had the Executive continued in the employ of the Corporation for thirty-six (36) months following the date of his termination or until his retirement, if earlier (provided that such additional period shall be inclusive of and shall not be in addition to any period of service credited under any severance plan of the Corporation). The benefits specified in this subparagraph will include all ancillary benefits, such as early retirement and survivor rights and benefits available at retirement. The amount payable to the Executive or his beneficiaries under this subparagraph shall equal the excess of (1) the benefits that would be paid to the Executive or his beneficiaries, under all retirement plans and other employment contracts of the Corporation in which the Executive participates if (A) the Executive were fully vested under such plans and entitled to all benefits payable under such other employment contracts, (B) the thirty-six (36) month period (or the period until his Retirement, if less) following the date of his termination were added to his credited service under such plans and contracts, (C) the terms of such plans were those most favorable to the Executive which were in effect at any time during the period commencing prior to the Change of Control and ending on the date of Notice of Termination (or on the date employment is terminated if no Notice of Termination is required), and (D) the Executive's highest average annual compensation as defined under such retirement plans and other employment contracts were calculated as if the Executive had been employed by the Corporation for a thirty-six (36) month period (or the period until his Retirement, if earlier) following the date of his termination and had the Executive's compensation during such period been equal to the Executive's compensation used to calculate his benefit under subparagraphs 4(a) and 4(b); over (2) the benefits that are payable to the Executive or his beneficiaries under all retirement plans and other employment contracts of the Corporation in which the Executive participates. These Special Retirement Benefits are to be provided on an unfunded basis, are not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code and shall be payable solely from the general assets of the Corporation.

     These Special Retirement Benefits shall be payable at the time and in the manner provided in the applicable retirement plans and other employment contracts to which they relate;

          (e) The Corporation shall pay all fees for outplacement services for the Executive up to a maximum equal to fifteen percent (15%) of the Executive's base salary used to calculate his benefit under subparagraph 4(a) plus provide a travel expense account of up to $5000 to reimburse job search travel;

          (f) In computing and determining Severance Benefits under subparagraphs 4(a), (b), (c), (d) and (e) above, a decrease in Executive's salary, incentive bonus potential, or insurance benefits shall be disregarded if such decrease occurs within six (6) months before a Change of Control, is in contemplation of such Change of Control, and is taken to avoid the effect of this Agreement should such action be taken after such Change of Control; in such event, the salary, incentive bonus potential, and/or insurance benefits used to determine Severance Benefits shall be that in effect immediately before the decrease that is disregarded pursuant to this subparagraph 4(f);

          (g) Executive shall not be required to mitigate the amount of any payment provided for in this Paragraph 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Paragraph 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the date the employment is terminated, or otherwise, with the exception of a reduction in health insurance coverage as provided in subparagraph 4(c)(i).

          The payments provided in subparagraphs 4(a) and (b) above shall be made not later than thirty (30) business days following the date the employment terminates.

     5. Tax Gross-Up. If any payments or other benefit paid or provided under Paragraph 4 or the acceleration of stock option vesting or the payment or distribution of consideration in satisfaction of any share appreciation rights are subject to excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, the Corporation shall pay to the Executive such additional compensation as is necessary (after taking into account all Federal, state and local income taxes payable by the Executive as a result of the receipt of such compensation) to place the Executive in the same after-tax position he would have been in had no such excise tax (or any interest or penalties thereon) been paid or incurred. The Corporation shall pay such additional compensation at the time when the Corporation withholds such excise tax from any payments to the Executive. The calculation of the tax gross-up shall be approved by the Corporation's independent certified public accounting firm engaged by the Corporation immediately prior to the Change in Control.

     6. Successors; Binding Agreements. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Executive's rights and benefits under this Agreement may not be assigned, except that if Executive dies while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the beneficiaries designated by the Executive to receive benefits under this Agreement in a writing on file with the Corporation at the time of the Executive's death or, if there is no such beneficiary, to Executive's estate. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation (or of any division or Subsidiary thereof employing Executive) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Corporation in the same amount and on the same terms to which Executive would be entitled hereunder if Executive terminated the employment for Good Reason following a Change of Control.

     7. Withholding of Taxes. The Corporation may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as required by law.

     8. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addressees set forth on the first page of this Agreement, or at such other addresses as the parties may designate in writing.

     9. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board of Directors of the Corporation. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Michigan.

     10. Employment Rights. This Agreement shall not confer upon Executive any right to continue in the employ of the Corporation or its subsidiaries and shall not in any way affect the right of the Corporation or its subsidiaries to dismiss or otherwise terminate Executive's employment at any time with or without cause.

     11. No Vested Interest. Neither Executive nor Executive's beneficiary shall have any right, title, or interest in any benefit under this Agreement prior to the occurrence of the right to the payment thereof, or in any property of the Corporation or its subsidiaries or affiliates.

     12. Prior Agreements. This Agreement contains the understanding between the parties hereto with respect to Severance Benefits in connection with a Change of Control of the Corporation and supersedes any such prior agreement between the Corporation (or any predecessor of the Corporation) and Executive. If there is any discrepancy or conflict between this Agreement and any plan, policy, or program of the Corporation regarding any term or condition of Severance Benefits in connection with a Change of Control of the Corporation, the language of this Agreement shall govern.

     13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     15. Arbitration. The sole and exclusive method for resolving any dispute arising out of this Agreement shall be arbitration in accordance with this paragraph. Except as provided otherwise in this paragraph, arbitration pursuant to this paragraph shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within fifteen (15) days after either party demands arbitration, the Corporation and the Executive shall each appoint an arbitrator. Within fifteen (15) additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within said fifteen (15) day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Ottawa County, Michigan, within ninety (90) days after the appointment of the third arbitrator. The fees and expenses of the arbitrator, and any American Arbitration Association fees, shall be paid by the Corporation. Both the Corporation and the Executive may be represented by counsel and may present testimony and other evidence at the hearing. Within ninety (90) days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall be final and binding on the parties, and shall be enforceable in accordance with law. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The Executive shall be entitled to seek specific performances of his rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.
The Corporation will reimburse Executive for all reasonable attorney fees incurred by Executive as the result of any arbitration with regard to any issue under this Agreement (or any judicial proceeding to compel or to enforce such arbitration); (i) which is initiated by Executive if the Corporation is found in such proceeding to have violated this Agreement substantially as alleged by Executive; or (ii) which is initiated by the Corporation, unless Executive is found in such proceeding to have violated this Agreement substantially as alleged by the Corporation.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year written above.

                              CORPORATION:

                              FIRST MICHIGAN BANK CORPORATION


                              By

                                  Its:  Chairman of the Nominating and
                                     Salary Committee



                              EXECUTIVE:

FORM B

                 MANAGEMENT CONTINUITY AGREEMENT


     THIS IS AN AGREEMENT between FIRST MICHIGAN BANK CORPORATION
(the "Corporation"), whose principal offices are located at One Financial Plaza, 10717 Adams Street, Holland, MI 49423, and
(the "Executive"), who resides at                                   ,
dated                                                   .

                            RECITALS

     The Executive is a key executive officer of the Corporation whose continued dedication, availability, advice and counsel to the Corporation is deemed important to the Board of Directors of the Corporation ("Board"), the Corporation and its shareholders. The services of the Executive, his experience and knowledge of the affairs of the Corporation and his reputation and contacts in the industry are extremely valuable to the Corporation. The Corporation wishes to attract and retain such well-qualified executives, and it is in the best interests of the Corporation and of the Executive to secure the continued services of the Executive notwithstanding any change in control of the Corporation. The Corporation considers the establishment and maintenance of a sound and vital management to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of this Corporation and its shareholders. Accordingly, the Board has approved this Agreement with the Executive and authorized its execution and delivery on behalf of the Corporation.

                            AGREEMENT

     1. Term of Agreement. This Agreement will begin on the date entered above (the "Commencement Date") and will continue in effect through the third anniversary of the Commencement Date. However, on the third anniversary of the Commencement Date, and on each third anniversary date thereafter, the term of this Agreement will be extended automatically for three (3) additional years unless, not later than six (6) months prior to such anniversary date, the Corporation gives written notice to the Executive that it has elected not to extend this Agreement. In addition, if a Change of Control occurs during the term of this Agreement, this Agreement will continue in effect for at least thirty-six (36) months beyond the end of the month in which any Change of Control occurs.

     2. Definitions. The following defined terms shall have the meanings set forth below, for purposes of this Agreement:

          (a) Change of Control. "Change of Control" means an occurrence of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the inclusiveness of the definition in the preceding sentence, a Change of Control of the Corporation shall be deemed to have occurred if:

               (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstand-ing securities; or

               (ii) At any time a majority of the Board of Directors of the Corporation is comprised of other than Continuing Directors (for purposes of this paragraph, the term Continuing Director means a director who was either (A) first elected or appointed as a Director prior to the date of this Agreement; or
          (B) subsequently elected or appointed as a director if such director was nominated or appointed by at least a majority of the then Continuing Directors); or

               (iii)     Any of the following occur:

                    (A)  Any merger or consolidation of the
               Corporation, other than a merger or consolidation in which the voting securities of the Corporation immedi-ately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) fifty-one percent (51%) or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity;

                    (B)  Any sale, exchange, lease, mortgage,
               pledge, transfer, or other disposition (in a single trans-action or a series of related transactions) of all or substantially all of the assets of the Corporation which shall include, without limitation, the sale of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of the Corporation on a consolidated basis;

                    (C)  Any liquidation or dissolution of the
               Corporation;

                    (D) Any reorganization, reverse stock split, or recapitalization of the Corporation which would result in a Change of Control; or

                    (E)  Any transaction or series of related
               transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing.

          (b) Disability. "Disability" means that, as a result of Executive's incapacity due to physical or mental illness, the Executive shall have been found to be eligible for the receipt of benefits under the Corporation's long term disability plan.

          (c) Cause. "Cause" means (i) the willful commission by the Executive of a criminal or other act that causes or will probably cause substantial economic damage to the Corporation or a Subsidiary or substantial injury to the business reputation of the Corporation or a Subsidiary; (ii) the commission by the Executive of an act of fraud in the performance of such Executive's duties on behalf of the Corporation or a Subsidiary; (iii) the continuing willful failure of the Executive to perform the duties of such Executive to the Corporation or a Subsidiary (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Executive by the Nominating and Salary Committee of the Board; or
     (iv) the order of a federal or state bank regulatory agency or a court of competent jurisdiction requiring the termination of the Executive's employment. For purposes of this subparagraph, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation or a Subsidiary.

          (d) Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any one or more of the following without the Executive's express written consent:

               (i) The assignment to Executive of duties which are materially different from or inconsistent with the duties, responsibilities, and status of Executive's position at any time during the six (6) month period prior to the Change of Control of the Corporation, or which result in a significant reduction in Executive's authority and responsibility as a senior executive of the Corporation;

               (ii) A reduction by the Corporation in Executive's base salary or salary grade as of the day prior to the Change of Control, or the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of the Corporation, or reduction of Executive's most
                 recent incentive bonus potential prior to the Change of
          Control under the Corporation's Management Bonus Plan, or any successor plan;

               (iii) The Corporation requiring Executive to be based at a location in excess of forty (40) miles from the location where Executive is currently based, or in the event of any relocation of the Executive with the Executive's express written consent, the failure of the Corporation or a Subsidiary to pay (or reimburse the Executive for) all reasonable moving expenses by the Executive relating to a change of principal residence in connection with such relocation and to indemnify the Executive against any loss realized in the sale of the Executive's principal residence in connection with any such change of residence, all to the effect that the Executive shall incur no loss on an after tax basis;

               (iv) The failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement, as contem-plated in Paragraph 6 hereof;

               (v) Any termination by the Corporation of Executive's employment that is not effected pursuant to a Notice of Termination;

               (vi) Any termination of Executive's employment, reduction in Executive's compensation or benefits, or adverse change in Executive's location or duties, if such termination, reduction or adverse change (aa) occurs within six (6) months before a Change of Control, (bb) is in contemplation of such Change in Control, and (cc) is taken to avoid the effect of this Agreement should such action occur after such Change in Control;

               (vii) The failure of the Corporation to provide the Executive with substantially the same fringe benefits (including, without limitation, Benefit Restoration Plan, health care, insurance, stock options and paid vacations) that were provided to him immediately prior to the Change in Control, or with a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to such Change in Control, is substantially comparable in all material respects to such fringe benefits taken as a whole.

          The existence of Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute a waiver of Executive's rights with respect to any circumstance constituting Good Reason under this Agreement.

          (e) Notice of Termination. "Notice of Termination" means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated. The Executive shall not be entitled to give a Notice of Termination that the Executive is terminating employment for Good Reason more than six (6) months following the occurrence of the event alleged to constitute Good Reason, except with respect to an event which occurred before the Change of Control, in which case the Notice of Termination must be given within six (6) months following the Change of Control.

          Any termination by the Corporation for Cause or due to Executive's Disability, or by Executive for Good Reason shall be communicated by Notice of Termination to the other party.

          (f) Retirement. "Retirement" means having reached normal retirement age as defined in the Corporation's noncontributory pension plan or taking early retirement in accordance with the terms of the Corporation's noncontributory pension plan.

          (g) Subsidiary. "Subsidiary" means a corporation with at least eighty percent (80%) of its outstanding capital stock owned by the Corporation.

     3. Eligibility for Severance Benefits. Subject to Paragraph 5, the Executive shall receive the Severance Benefits described in Paragraph 4 if the Executive's employment is terminated during the term of this Agreement, and

          (a) The termination occurs within thirty-six (36) months after a Change of Control, unless the termination is (i) because of Executive's death or Disability, (ii) by the Corporation for Cause, or (iii) by the Executive other than for Good Reason; or

          (b) The Corporation terminates the employment within six (6) months before a Change of Control, in contemplation of such Change of Control, and to avoid the effect of this Agreement should such action occur after such Change of Control.

     4. Severance Benefits. Subject to Paragraph 5, the Executive shall receive the following Severance Benefits (in addition to accrued compensation and vested benefits) if eligible under Paragraph 3:

          (a) A lump sum cash amount equal to Executive's annual base salary at the highest annual rate in effect during the twelve (12) month period immediately prior to the Change of Control or, if greater, at the rate in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required), multiplied by 2;

          (b) One hundred percent (100%) of Executive's incentive bonus potential under the Corporation's Management Bonus Plan in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required) or, if greater, the average bonus paid to Executive over the preceding three (3) year period, multiplied by 2;

          (c) For a two (2) year period after the date the employment is terminated, the Corporation will arrange to provide to Executive at the Corporation's expense, with:

               (i) Health care coverage equal to that in effect for Executive prior to the termination (or, if more favorable to Executive, that furnished generally to salaried employees of the Corporation), including, but not limited to, hospital, surgical, medical, dental, prescription and dependent coverages. Upon the expiration of the health care benefits required to be provided pursuant to this subparagraph 4(c), the Executive shall be entitled to the continuation of such benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act. Health care benefits otherwise receivable by Executive pursuant to this subparagraph 4(c) shall be reduced to the extent comparable benefits are actually received by Executive from a subsequent employer during the two (2) year period following the date the employment is terminated and any such benefits actually received by Executive shall be reported to the Corporation;

               (ii) Life and accidental death and dismemberment insurance coverage (including supplemental coverage purchase opportunity and double indemnity for accidental death) equal (including policy terms) to that in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required) or, if more favorable to Executive, equal to that in effect at the date the Change of Control occurs; and

               (iii) Disability insurance coverage (including policy terms) equal to that in effect at the time Notice of Termination is given (or on the date employment is terminated if no Notice of Termination is required) or, if more favorable to Executive, equal to that in effect immediately prior to the Change of Control; provided, however, that no income replacement benefits will be payable under such disability policy with regard to the two (2) year period following a termination of employment provided that the payments payable under subparagraphs 4(a) and (b) above have been made;

          (d) The Executive will be entitled to receive retirement benefits as provided herein, so that the total retirement benefits the Executive receives from the Corporation will approximate the total retirement benefits the Executive would have received under all retirement plans (which shall not include severance plans) and other employment contracts of the Corporation in which the Executive participates were the Executive fully vested under such retirement plans and entitled to all benefits payable under such other employment contracts and had the Executive continued in the employ of the Corporation for twenty-four (24) months following the date of his termination or until his retirement, if earlier (provided that such additional period shall be inclusive of and shall not be in addition to any period of service credited under any severance plan of the Corporation). The benefits specified in this subparagraph will include all ancillary benefits, such as early retirement and survivor rights and benefits available at retirement. The amount payable to the Executive or his beneficiaries under this subparagraph shall equal the excess of (1) the benefits that would be paid to the Executive or his beneficiaries, under all retirement plans and other employment contracts of the Corporation in which the Executive participates if (A) the Executive were fully vested under such plans and entitled to all benefits payable under such other employment contracts, (B) the twenty-four (24) month period (or the period until his Retirement, if less) following the date of his termination were added to his credited service under such plans and contracts, (C) the terms of such plans were those most favorable to the Executive which were in effect at any time during the period commencing prior to the Change of Control and ending on the date of Notice of Termination (or on the date employment is terminated if no Notice of Termination is required), and (D) the Executive's highest average annual compensation as defined under such retirement plans and other employment contracts were calculated as if the Executive had been employed by the Corporation for a twenty-four (24) month period (or the period until his Retirement, if earlier) following the date of his termination and had the Executive's compensation during such period been equal to the Executive's compensation used to calculate his benefit under subparagraphs 4(a) and 4(b); over (2) the benefits that are payable to the Executive or his beneficiaries under all retirement plans and other employment contracts of the Corporation in which the Executive participates. These Special Retirement Benefits are to be provided on an unfunded basis, are not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code and shall be payable solely from the general assets of the Corporation.

     These Special Retirement Benefits shall be payable at the time and in the manner provided in the applicable retirement plans and other employment contracts to which they relate;

          (e) The Corporation shall pay all fees for outplacement services for the Executive up to a maximum equal to fifteen percent (15%) of the Executive's base salary used to calculate his benefit under subparagraph 4(a) plus provide a travel expense account of up to $5000 to reimburse job search travel;

          (f) In computing and determining Severance Benefits under subparagraphs 4(a), (b), (c), (d) and (e) above, a decrease in Executive's salary, incentive bonus potential, or insurance benefits shall be disregarded if such decrease occurs within six (6) months before a Change of Control, is in contemplation of such Change of Control, and is taken to avoid the effect of this Agreement should such action be taken after such Change of Control; in such event, the salary, incentive bonus potential, and/or insurance benefits used to determine Severance Benefits shall be that in effect immediately before the decrease that is disregarded pursuant to this subparagraph 4(f);

          (g) Executive shall not be required to mitigate the amount of any payment provided for in this Paragraph 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Paragraph 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the date the employment is terminated, or otherwise, with the exception of a reduction in health insurance coverage as provided in subparagraph 4(c)(i).

          The payments provided in subparagraphs 4(a) and (b) above shall be made not later than thirty (30) business days following the date the employment terminates.

     5. Tax Gross-Up. If any payments or other benefit paid or provided under Paragraph 4 or the acceleration of stock option vesting or the payment or distribution of consideration in satisfaction of any share appreciation rights are subject to excise tax pursuant to Section 4999 of the Internal Revenue
Code of 1986, as amended, the Corporation shall pay to the Executive such additional compensation as is necessary (after taking into account all Federal, state and local income taxes payable by the Executive as a result of the receipt of such compensation) to place the Executive in the same after-tax position he would have been in had no such excise tax (or any interest or penalties thereon) been paid or incurred. The Corporation shall pay such additional compensation at the time when the Corporation withholds such excise tax from any payments to the Executive. The calculation of the tax gross-up shall be approved by the Corporation's independent certified public accounting firm engaged by the Corporation immediately prior to the Change in Control.

     6. Successors; Binding Agreements. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Executive's rights and benefits under this Agreement may not be assigned, except that if Executive dies while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the beneficiaries designated by the Executive to receive benefits under this Agreement in a writing on file with the Corporation at the time of the Executive's death or, if there is no such beneficiary, to Executive's estate. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation (or of any division or Subsidiary thereof employing Executive) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Corporation in the same amount and on the same terms to which Executive would be entitled hereunder if Executive terminated the employment for Good Reason following a Change of Control.

     7. Withholding of Taxes. The Corporation may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as required by law.

     8. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addressees set forth on the first page of this Agreement, or at such other addresses as the parties may designate in writing.

     9. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board of Directors of the Corporation. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Michigan.

     10. Employment Rights. This Agreement shall not confer upon Executive any right to continue in the employ of the Corporation or its subsidiaries and shall not in any way affect the right of the Corporation or its subsidiaries to dismiss or otherwise terminate Executive's employment at any time with or without cause.

     11. No Vested Interest. Neither Executive nor Executive's beneficiary shall have any right, title, or interest in any benefit under this Agreement prior to the occurrence of the right to the payment thereof, or in any property of the Corporation or its subsidiaries or affiliates.

     12. Prior Agreements. This Agreement contains the understanding between the parties hereto with respect to Severance Benefits in connection with a Change of Control of the Corporation and supersedes any such prior agreement between the Corporation (or any predecessor of the Corporation) and Executive. If there is any discrepancy or conflict between this Agreement and any plan, policy, or program of the Corporation regarding any term or condition of Severance Benefits in connection with a Change of Control of the Corporation, the language of this Agreement shall govern.

     13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     15. Arbitration. The sole and exclusive method for resolving any dispute arising out of this Agreement shall be arbitration in accordance with this paragraph. Except as provided otherwise in this paragraph, arbitration pursuant to this paragraph shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within fifteen (15) days after either party demands arbitration, the Corporation and the Executive shall each appoint an arbitrator. Within fifteen (15) additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within said fifteen (15) day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Ottawa County, Michigan, within ninety (90) days after the appointment of the third arbitrator. The fees and expenses of the arbitrator, and any American Arbitration Association fees, shall be paid by the Corporation. Both the Corporation and the Executive may be represented by counsel and may present testimony and other evidence at the hearing.
Within ninety (90) days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall be final and binding on the parties, and shall be enforceable in accordance with law. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The Executive shall be entitled to seek specific performances of his rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.
The Corporation will reimburse Executive for all reasonable attorney fees incurred by Executive as the result of any arbitration with regard to any issue under this Agreement (or any judicial proceeding to compel or to enforce such arbitration); (i) which is initiated by Executive if the Corporation is found in such proceeding to have violated this Agreement substantially as alleged by Executive; or (ii) which is initiated by the Corporation, unless Executive is found in such proceeding to have violated this Agreement substantially as alleged by the Corporation.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year written above.

                              CORPORATION:

                              FIRST MICHIGAN BANK CORPORATION


                              By

                                  Its:  Chairman of the Nominating and
                                     Salary Committee



                              EXECUTIVE:

                         EXHIBIT 11


     COMPUTATION OF EARNINGS PER SHARE


COMPUTATION OF EARNINGS PER SHARE:


The following table presents certain information in respect to the computation of earnings per share data on a primary and fully diluted basis. The information should be read in conjunction with the historical consolidated financial statements of FMBC and notes thereto incorporated by reference in this Prospectus/Proxy Statement.

FIRST MICHIGAN BANK CORPORATION
(in thousands, except per share data)
                                         Nine Months
                              --------------Ended---------------
                                9/30/95                9/30/94
PRIMARY

AVERAGE SHARES (a)
 Average number of
  common stock shares
  outstanding                   18,166.5               18,229.5

 Net Effect--Exercise of
  stock options
  outstanding (using
  treasury stock method
  and aveverage stock
  market price)                    235.6                 228.7

    Total Average Shares        18,402.1              18,458.2

EARNINGS
 Income from Continuing
  Operations                    $ 26,042              $ 23,961
 Extradordinary income                 0                     0

     NET INCOME                 $ 26,042              $ 23,961

EARNINGS PER SHARE
 Income from Continuing
  Operations                      $ 1.42                $ 1.30
 Net Income                         1.42                  1.30


FULLY-DILUTED

AVERAGE SHARES (a)
 Average number of common
  stock shares outstanding      18,166.5              18,229.5

 Net Effect--Exercise of
  stock options
  outstanding (using
  treasury stock method
  and higher of either
  ending of average
  stock market price)              235.6                228.7

    Total Average Shares        18,402.1             18,458.2

EARNINGS
 Income from Continuing
  Operations                    $ 26,042             $ 23,961
 Extraordinary income                  0                    0

    NET INCOME                  $ 26,042             $ 23,961

EARNINGS PER SHARE
 Income from continuing
  Operations                      $ 1.42               $ 1.30
 Net Income                         1.42                 1.30

FIRST MICHIGAN BANK CORPORATION
(in thousands, except per share data)
                             ----------Year Ended December 31,---------------
                              1994      1993       1992      1991       1990
PRIMARY

AVERAGE SHARES   (a)
  Average number of common
    stock shares outstanding  18,208.1  18,297.6   18,345.1  17,751.2   16,911.0

  Net Effect--Exercise of stock
   options outstanding (using
   treasury stock method and
   average stock market price).  225.6     204.5      162.1     113.0       61.0

    Total Average Shares      18,433.7  18,502.1   18,507.2  17,864.2   16,972.0

EARNINGS
  Income from Continuing
    Operations                 $32,380   $29,477   $25,676    $21,395    $18,973
  Extraordinary income               0         0         0          0          0

     NET INCOME                $32,380   $29,477   $25,676    $21,395    $18,973

EARNINGS PER SHARE
  Income from Continuing
    Operations                  $ 1.76    $ 1.59    $ 1.39     $ 1.20     $ 1.12
  Net income                    $ 1.76    $ 1.59    $ 1.39     $ 1.20     $ 1.12



FULLY-DILUTED

AVERAGE SHARES   (a)
  Average number of common
    stock shares
     outstanding             18,208.1   18,297.6   18,345.1  17,751.2   16,911.0

  Net Effect--Exercise of stock
   options outstanding (using
   treasury stock method and
   higher of either ending of
   average stock market
   price).                      225.6      204.5     162.1     113.0       61.0

      Total Average Shares   18,433.7   18,502.1  18,507.2  17,864.2    16,972.0

EARNINGS
  Income from Continuing
    Operations               $ 32,380  $ 29,477   $ 25,676  $ 21,395   $ 18,973
  Extraordinary income              0         0          0         0          0

     NET INCOME              $ 32,380  $ 29,477   $ 25,676  $ 21,395    $ 18,973

EARNINGS PER SHARE
  Income from Continuing
    Operations                 $ 1.76    $ 1.59     $ 1.39    $ 1.20     $ 1.12
  Net income                   $ 1.76    $ 1.59     $ 1.39    $ 1.20     $ 1.12



(a) The number of shares used in the computations has been adjusted to give retroactive effect to the stock dividends and splits paid by FMBC in each year and to reflect the acquisitions of FMB-Old State Bank on June 20, 1994 and Superior Financial Corporation on March 10, 1995 as poolings-of-interest.


            COMPUTATION OF EARNINGS PER SHARE (continued)

The following table presents certain information in respect to the computation of earnings per share data on a primary basis. This information should be read in conjunction with the historical financial statements of AFC and notes thereto included elsewhere in this Prospectus/Proxy Statement.

ARCADIA FINANCIAL CORPORATION

(in thousand, except per share data)
                                                Nine Months
                                        -----------Ended--------------
                                     9/30/95                  9/30/94
AVERAGE SHARES
 Average number of common
  stock shares outstanding           371.004                  362.004

    Total Average Shares             371.004                  362.004

EARNINGS
 Income from Continuing
  Operations                        $1,025.0                $  711.6
 Extraordinary income                      0                       0
    NET INCOME                      $1,025.0                $  711.6

EARNINGS PER SHARE
 Income from Continuing
  Operations                         $  2.76                 $  1.97
 Net Income                          $  2.76                 $  1.97

(in thousands, except per share data)
                                  -----------Year Ended December 31,----------
                               1994      1993      1992      1991     1990
AVERAGE SHARES
  Average number of common
    stock shares outstanding   362.029   362.004   362.004   362.004   362.004

      Total Average Shares     362.029   362.004   362.004   362.004   362.004


EARNINGS
  Income from Continuing
    Operations               $1,347.0    $ 535.0   $ 355.0   $ 194.0   $  95.0
  Extraordinary income              0          0      66.0      88.0      31.0

     NET INCOME              $1,347.0    $ 535.0   $ 421.0   $ 282.0   $ 126.0

EARNINGS PER SHARE
  Income from Continuing
    Operations               $   3.72    $  1.48   $  0.98   $  0.54   $   0.26
  Net income                 $   3.72    $  1.48   $  1.16   $  0.78   $   0.35



COMPUTATION OF EARNINGS PER SHARE (continued)

The following table presents certain unaudited pro forma combined information in respect to the computation of the earnings per share data on a primary and fully diluted basis. This information should be read in conjunction with the historical and pro forma financial statements and notes thereto included elsewhere or incorporated by reference in this Prospectus/Proxy Statement.
The pro forma information gives effect to the Merger as if the Merger had occurred at the beginning of the period presented, and has been prepared on the assumption that the Merger will be accounted for using the pooling of interests method of accounting.

PRO FORMA COMBINED

(in thousands, except per share data)
                                             Nine Months
                                        --------Ended-----------
                                     9/30/95               9/30/94
PRIMARY

AVERAGE SHARES
 Average number of common
  stock shares outstanding           18,820.4               18,826.1

 Net Effect--Exercise of
  stock options outstanding
  (using treasury stock
  method and average stock
  market price)                         235.6                  228.7

     Total Average Shares            19,056.0               19,054.8

EARNINGS
 Income from Continuing
  Operations                          $27,067                $24,673
 Extraordinary income                       0                      0

    NET INCOME                        $27,067                $24,673

EARNINGS PER SHARE
 Income from Continuing
  Operations                           $ 1.42                 $ 1.29
 Net income                              1.42                   1.29

FULLY-DILUTED

AVERAGE SHARES
Average number of common
 stock shares outstanding           18,820.4                18,826.1

Net Effect--Exercise of
 stock options oustanding
 (using treasury stock
 method and higher of
 either ending or
 average stock market
 price)                                235.6                   228.7

    Total Average Shares            19,056.0                19,054.8

EARNINGS
Income from Continuing
 Operations                         $ 27,067                $ 24,673
Extraordinary income                       0                       0

   NET INCOME                       $ 27,067                $ 24,673

EARNINGS PER SHARE
Income from Continuing
 Operations                           $ 1.42                  $ 1.29
Net income                              1.42                    1.29


PRO FORMA COMBINED
(in thousands, except per share data)
         ------------------Year Ended December 31,--------------------
                            1994       1993       1992       1991       1990
PRIMARY

AVERAGE SHARES
  Average number of
    common stock
    shares outstanding      18,804.7   18,894.2   18,941.7   18,347.8   17,507.6

  Net Effect--Exercise
    of stock options
    outstanding (using
    treasury stock method
    and average stock market
    price)                     225.6      204.5     162.1      113.0        61.0

      Total Average Shares  19,030.3   19,098.7  19,103.8   18,460.8    17,568.6

EARNINGS
  Income from Continuing
    Operations              $ 33,727   $ 30,012  $ 26,031   $ 21,589    $ 19,068
  Extraordinary income             0          0        66         88          31

     NET INCOME             $ 33,727   $ 30,012  $ 26,097   $ 21,677    $ 19,099

EARNINGS PER SHARE
  Income from Continuing
    Operations                $ 1.77     $ 1.57    $ 1.36    $ 1.17      $ 1.09
  Net income                  $ 1.77     $ 1.57    $ 1.37    $ 1.17      $ 1.09



FULLY-DILUTED

AVERAGE SHARES
  Average number of common
    stock shares
    outstanding            18,804.7   18,894.2   18,941.7  18,347.8     17,807.6

  Net Effect--Exercise
   of stock options outstanding
   (using treasury stock
   method and higher of
   either ending or
   average stock market
   price)                     225.6     204.5      162.1      113.0        61.0

      Total Average Shares 19,030.3  19,098.7   19,103.8   18,460.8     17,568.6

EARNINGS
  Income from Continuing
    Operations             $ 33,727  $ 30,012   $ 26,031   $ 21,589   $ 19,068
  Extraordinary income            0         0         66         88         31

     NET INCOME            $ 33,727  $ 30,012   $ 26,097   $ 21,677    $ 19,099

EARNINGS PER SHARE
  Income from Continuing
    Operations               $ 1.77    $ 1.57     $ 1.36     $ 1.17      $ 1.09
  Net income                 $ 1.77    $ 1.57     $ 1.37     $ 1.17      $ 1.09


COMPUTATION OF EARNINGS PER SHARE (continued)

The following table presents certain unaudited pro forma combined information in respect to the computation of the earnings per share data on a primary and fully diluted basis. This information should be read in conjunction with the historical and pro forma financial statements and notes thereto included elsewhere or incorporated by reference in this Prospectus/Proxy Statement.
The pro forma information gives effect to the Merger as if the Merger had occurred at the beginning of the period presented, and has been prepared on the assumption that the Merger will be accounted for using the pooling of interests method of accounting.

EQUIVALENT PRO FORMA COMBINED
(in thousands, except per share data)
                                                  Nine Months
                                            ---------Ended---------
                                         9/30/95               9/30/94
PRIMARY

INCOME FROM CONTINUING OPERATIONS
 Pro Forma Combined                      $   1.42               $  1.29

 Exchange Ratio                          x  1.648                 1.648

 Equivalent Pro Forma Combined           $   2.34                  2.13

NET INCOME
 Pro Forma Combined                          1.42                  1.29

 Exchange Ratio                          x  1.648                 1.648

Equivalent Pro Forma Combined                2.34                  2.34

FULLY-DILUTED

INCOME FROM CONTINUING OPERATIONS
 Pro Forma Combined                          1.42                  1.29

 Exchange Ratio                          x  1.648              x  1.648

 Equivalent Pro Forma Combined               2.34                  2.13

NET INCOME
 Pro Forma Combined                          1.42                  1.29

 Exchange Ratio                          x  1.648              x  1.648

Equivalent Pro forma Combined                2.34                  2.13

EQUIVALENT PRO FORM COMBINED
(in thousands, except per share data)
                                  --------Year Ended December 31,--------------
                             1994        1993        1992        1991      1990
PRIMARY

INCOME FROM CONTINUING
  OPERATIONS
  Pro Forma Combined         $ 1.77     $ 1.57     $ 1.36     $ 1.17      $ 1.09


  Exchange Ratio           x  1.648      1.648      1.648      1.648       1.648

  Equivalent Pro Forma
    Combined                $  2.92     $ 2.59     $ 2.24     $ 1.93      $ 1.80

NET INCOME
  Pro Forma Combined        $  1.77     $ 1.57     $ 1.37     $ 1.17      $ 1.09


  Exchange Ratio           x  1.648      1.648      1.648      1.648       1.648

  Equivalent Pro Forma
    Combined                $  2.92     $ 2.59     $ 2.26     $ 1.93      $ 1.80



FULLY-DILUTED

INCOME FROM CONTINUING
  OPERATIONS
  Pro Forma Combined        $  1.77     $ 1.57     $ 1.36     $ 1.17      $ 1.09

  Exchange Ratio          x   1.648      1.648      1.648      1.648       1.648

  Equivalent Pro Forma
    Combined               $  2.92      $ 2.59     $ 2.24     $ 1.93      $ 1.80

NET INCOME
  Pro Forma Combined       $  1.77      $ 1.57     $ 1.37     $ 1.17      $ 1.09

  Exchange Ratio          x  1.648       1.648      1.648      1.648       1.648

  Equivalent Pro Forma
    Combined               $  2.92      $ 2.59     $ 2.26     $ 1.93      $ 1.80

                            EXHIBIT 21


                    SUBSIDIARIES OF REGISTRANT

         SUBSIDIARIES OF FIRST MICHIGAN BANK CORPORATION


FMB-First Michigan Bank
Zeeland, Michigan
100% Owned

FMB-First Michigan Bank-Grand Rapids
Grand Rapids, Michigan
100% Owned

FMB-Community Bank
Dowagiac, Michigan
100% Owned

FMB-Lumberman's Bank
Muskegon, Michigan
100% Owned

FMB-Oceana Bank
Hart, Michigan
100% Owned

FMB-State Savings Bank
Lowell, Michigan
100% Owned

FMB-Reed City Bank
Reed City, Michigan
100% Owned

FMB-Commercial Bank
Greenville, Michigan
100% Owned

FMB-Security Bank
Manistee, Michigan
100% Owned

FMB-Maynard Allen Bank
Portland, Michigan
100% Owned

FMB-Northwestern Bank
East Jordan, Michigan
100% Owned

FMB-Old State Bank
Fremont, Michigan
100% Owned

Superior Financial Corporation
Sault Ste. Marie, Michigan
100% Owned

FMB-Trust
Holland, Michigan
100% Owned

First Michigan Life Insurance Company
Holland, Michigan
100% Owned

FMB Investment Services, Inc.
Holland, Michigan
100% Owned

                          EXHIBIT 99(a)


                    LETTER TO SHAREHOLDERS OF
                  ARCADIA FINANCIAL CORPORATION

            [Arcadia Financial Corporation Letterhead]




                                       , 1996



Dear Shareholder:

     You are invited to attend a special meeting of shareholders of Arcadia Financial Corporation, to be held on March 6, 1996 at the Kalamazoo Country Club, 1609 Whites Road, Kalamazoo, Michigan, beginning at 4:30 p.m., local time. The purpose of the meeting is to consider, and take action upon, a proposal to approve the Agreement and Plan of Merger between Arcadia Financial Corporation and First Michigan Bank Corporation, whereby Arcadia Financial Corporation will be merged into First Michigan Bank Corporation and Arcadia Bank & Trust Company will become a wholly-owned subsidiary of First Michigan Bank Corporation.

     A Prospectus/Proxy Statement is enclosed, which provides additional information about the proposal. Under the terms of the proposal, each share of Arcadia Financial Corporation would be exchanged for 1.648 shares of First Michigan Bank Corporation, with any fractional shares paid in cash. Please review the enclosed Prospectus/Proxy Statement for additional information regarding the proposal, as well as information regarding First Michigan Bank Corporation.

     Assuming the proposal is approved, this will be the last official meeting of the Arcadia Financial shareholders. A reception will be held immediately following the meeting, and I have asked senior management of First Michigan Bank Corporation to join us so that you might have a chance to meet and talk with them. After doing so, I'm sure you will join your Board and management in their enthusiasm for the future of our bank as part of FMB.

     Whether or not you are attending the meeting, please mark, sign, and return the enclosed proxy promptly in the accompanying postage-prepaid envelope, to help assure that we will have the necessary quorum for the conduct of business. Please also include the attendance slip that is enclosed.

     If you have any questions, comments, or concerns, please don't hesitate to contact any member of the Board of Directors or myself.

                              Very truly yours,




                              Ronald J. Bieke
                              President

                          EXHIBIT 99(b)


                        FORM OF PROXY FOR
                  ARCADIA FINANCIAL CORPORATION

                              PROXY

                  ARCADIA FINANCIAL CORPORATION

                 SPECIAL MEETING OF SHAREHOLDERS
                                        , 1996



     The undersigned acknowledges receipt of notice of a Special Meeting of
Shareholders of Arcadia Financial Corporation to be held on           , 1996,
and a Prospectus/Proxy Statement dated            ,1996, and hereby appoints
Ronald J. Bieke and Lawrence B. Fitch, or either of them, attorneys and proxies of the undersigned, each with full power of substitution, to vote all shares of the undersigned in Arcadia Financial Corporation at the Special
Meeting of its Shareholders to be held on                 , 1996, and at any
adjournment thereof.


1.   FOR       AGAINST   ABSTAIN         Approval of the Agreement and Plan of
     [ ]         [ ]       [ ]           Merger dated December 22, 1995, between
                                         Arcadia Financial Corporation and First
                                         Michigan Bank Corporation contained
                                         and described in the Prospectus/Proxy
                                         Statement dated        , 1996.  (Your
                                         Board of Directors recommends a vote
                                         "FOR" this proposal.)

2. As said proxies in their discretion may determine upon all other matters that properly may be presented at the meeting.


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND PLAN OF MERGER. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.


     Please sign exactly as your name(s) appear(s) below. Joint owners should each sign this Proxy personally. Executors, administrators, trustees and persons signing for corporations or partnerships should so indicate.


                              Dated:                               , 1996










               THIS PROXY IS SOLICITED BY THE BOARD
          OF DIRECTORS OF ARCADIA FINANCIAL CORPORATION